Exhibit 10.2

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

by and among

NEW ENTERPRISE STONE & LIME CO., INC.,

THE FINANCIAL INSTITUTIONS identified herein as Lenders, and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as the Issuing Bank, a Lender, the Swing Lender and the Agent

Dated as of January 11, 2008

MANUFACTURERS AND TRADERS TRUST COMPANY and

NATIONAL CITY BANK, as Co-Lead Arrangers

NATIONAL CITY BANK, as Syndication Agent

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 11, 2008 (as amended, modified, or supplemented from time to time, this “Agreement”), is made by and among MANUFACTURERS AND TRADERS TRUST COMPANY (“M&T”), individually, as Agent, Co-Lead Arranger, Issuing Bank, Swing Lender and a Lender, NATIONAL CITY BANK (“National City”) as Co-Lead Arranger, Syndication Agent and a Lender, the LENDERS (as defined below), and NEW ENTERPRISE STONE & LIME CO., INC., a Delaware corporation (the “Borrower”).  M&T and National City, in their capacities as lenders, and any other financial institutions including Funds (as defined below) which may become parties to this Agreement from time to time, are collectively referred to as the “Lenders” and individually as a “Lender.”  M&T, when acting in its capacity as administrative agent for the Lenders and the Issuing Bank, or any successor or assign that assumes that position pursuant to the terms of this Agreement, is hereinafter referred to as the “Agent.”  M&T and National City, when acting in their capacity as Co-Lead Arrangers are herein referred to as the “Co-Lead Arrangers”.  Certain capitalized terms used in this Agreement are defined in Article 9 (Definitions).

Background of Agreement

                The Borrower, directly and through its Subsidiaries, has been engaged in the business of a vertically integrated construction materials supplier and highway contractor.  The Borrower, the Co-Lead Arrangers and certain Lenders entered into a Credit Agreement, dated as of July 30, 2004 (the “Original Credit Agreement”), which agreement was amended pursuant to the First Amendment dated as of September 20, 2005 and the Second Amendment dated as of June 5, 2006, and which was amended and restated pursuant to that certain Amended and Restated Credit Agreement, dated as of July 27, 2007 (as so amended and restated, the “Existing Credit Agreement”).

                The Borrower now wishes to acquire certain equity and assets of Stabler Companies, Inc. (as more particularly described below, the “Stabler Acquisition”).  The Borrower has requested that the Lenders further amend and restate the Existing Credit Agreement to refinance the Existing Credit Agreement, to finance, in part, the Stabler Acquisition, to finance capital expenditures, to provide for ongoing working capital needs and for general corporate purposes including Permitted Acquisitions.  The Lenders are willing to so amend the Existing Credit Agreement, on the terms and subject to the conditions specified herein and to maintain senior secured first lien credit facilities in an aggregate amount equal to $450,000,000, consisting of (i) a revolving credit facility in a maximum principal amount not to exceed at any time $110,000,000, with a $12,000,000 standby letter of credit subfacility and a $12,500,000 sublimit for a swing line facility, (ii) a term loan A in an aggregate principal amount equal to $200,000,000 and (iii) a term loan B in an aggregate amount equal to $140,000,000 all on the terms and conditions specified below.

                Concurrently, the Borrower expects to enter into a $85,000,000 term loan facility (as more fully described below, the “Second Lien Facility”), which will be secured on a second priority basis (junior to the security interest in favor of the Lenders hereunder) by substantially the same collateral as is contemplated by this Agreement.  The Second Lien Facility will finance, in part, the Stabler Acquisition.

                The Subsidiaries of the Borrower will derive substantial benefits from the credit facilities provided herein.  The Borrower may, among other things, use proceeds of the Loans hereunder to make capital contributions in, and extend credit to, its Subsidiaries.  Such access to capital provided to the Subsidiaries through this financing is on terms that are more advantageous to the Subsidiaries than such Subsidiaries could obtain if they accessed capital independently.  Accordingly, the credit facilities provided for in this Agreement are to be guaranteed by the Borrower’s Subsidiaries and secured by the equity of the Borrower’s Subsidiaries as well as by the material assets of the Borrower and its Subsidiaries.

                NOW, THEREFORE, with the intent to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE LOANS

1.1           Revolving Credit Loans and RC Commitment.

1.1.1  Commitment to Make RC Loans.  Subject to and upon the terms and conditions set forth in this Agreement, the RC Lenders shall make advances to the Borrower until the RC Maturity Date in an aggregate principal amount outstanding at any one time not to exceed $110,000,000 (as the same may be reduced pursuant to the terms of this Agreement, the “RC Commitment”); provided, however, that (a) the aggregate amount of the RC Commitment available for borrowing at any time shall not exceed the Available RC Commitment at such time; (b) the amount and percentage of the RC Commitment and the Available RC Commitment which each RC Lender is obligated to lend shall not exceed at any time the amount or percentage set forth in the RC Lender Addendum of such RC Lender; and (c) the RC Lenders shall not be obligated to make any RC Loans during any 30-day Clean-down Period of any fiscal year as described in Subsection 1.5.3 (Repayment during Clean-Down Period) if, after giving effect to such Loans, the Available RC Commitment would be less than $60,000,000 or such other amount as is contemplated by Subsection 1.5.3 (Repayment During Clean-Down Period).  The RC Commitment of any RC Lender is sometimes referred to herein as such Lender’s RC Commitment.  Within the limits set forth above, the Borrower may borrow under this Section 1.1, repay or prepay such advances, and reborrow under this Section 1.1.  The amounts loaned to the Borrower pursuant to the revolving credit facility described in this Section 1.1 are referred to as the “RC Loans.”

1.1.2  Available RC Commitment.  “Available RC Commitment” shall mean at any time an amount equal to the lesser of (a) and (b) where (a) is equal to the initial RC Commitment, as the same is reduced by:

(i)            voluntary reductions in the RC Commitment pursuant to Subsection 1.1.3 (Voluntary Commitment Reductions);

(ii)           the face amount of any outstanding Letters of Credit (to the extent such face amount is undrawn) and any Unreimbursed Drawings (if any) relating to Letters of Credit; and

(iii)          the aggregate principal amount of any outstanding Swing Loans and RC Loans; and

(b) is equal to the amount of the Borrowing Base at such time plus the Seasonal Cushion, if any, at such time, as the same is reduced by:

(i)            the face amount of any outstanding Letters of Credit (to the extent such face amount is undrawn) and any Unreimbursed Drawings (if any) relating to Letters of Credit; and

(ii)           the aggregate principal amount of any outstanding Swing Loans and RC Loans.

1.1.3  Voluntary Commitment Reductions.  The Borrower shall have the right at any time and from time to time upon five Business Days’ prior written notice to the Agent to permanently reduce (on a pro rata basis among the RC Lenders) or terminate the RC Commitment.  Any partial reductions shall be in minimum amounts of One Million Dollars ($1,000,000) or in whole multiples of Five Hundred Thousand Dollars ($500,000) in excess thereof.

1.1.4  Determination of Borrowing Base.  The amount of the Borrowing Base shall be the amount specified on the most recently delivered Borrowing Base Certificate, absent manifest error.  Notwithstanding anything to the contrary contained herein, if a Borrowing Base Certificate is not delivered at the time specified in Subsection 5.1.7 (Borrowing Base Certificates), the Borrower shall not be entitled to request RC Loans until such time as the Borrowing Base Certificate is so delivered.

1.2           [RESERVED]

1.3           Swing Loans.

1.3.1  Swing Loan Advances.  Upon the terms and subject to the conditions of this Agreement, the Swing Lender may (but is not obligated to) make, from time to time, from and including the Closing Date to but excluding the RC Maturity Date, one or more Loans (“Swing Loans”) to the Borrower, in an aggregate outstanding principal amount not exceeding at any time $12,500,000, provided, however, that no Swing Loan shall be made at any time in an amount in excess of the Available RC Commitment at such time.

1.3.2  Terms of Swing Loan Borrowings.  The Borrower shall give the Swing Lender notice (which shall be irrevocable) of a request for a Swing Loan no later than 12:00 noon (Philadelphia, PA time) on the day such Loan is requested; if such notice is received later than 12:00 noon (Philadelphia, PA time), then the request shall be deemed to be a request for a Swing Loan to be made on the next Business Day.  Each Swing Loan shall bear interest at the Base Rate plus the Applicable Margin.  The Borrower shall repay all principal (together with all accrued interest) on each Swing Loan no later than 3:00 p.m. (Philadelphia, PA time) on the earliest of (a) the date that is five (5) Business Days after the date that such Loan is made, (b) the date that demand is made therefor by the Swing Lender, and (c) the RC Maturity Date.

1.3.3  Participation by RC Lenders.  Upon demand made to the RC Lenders by the Swing Lender, which demand may be made before or after an Event of Default or Default, and before or after the maturity date of the subject Swing Loans, but subject to the provisions of Subsection 1.3.5 (Certain Limitations), each RC Lender shall promptly, irrevocably, and unconditionally purchase from the Swing Lender, without recourse or warranty, an undivided interest and participation in the Swing Loans then outstanding.

Each RC Lender shall effect such purchase by paying to the Swing Lender in immediately available funds, without reduction or deduction of any kind, including reductions or deductions for set-off, recoupment or counterclaim, an amount equal to such RC Lender’s pro rata share of the principal amount of all Swing Loans then outstanding.  Each RC Lender’s pro rata share of the Swing Loans shall be based on the amount of such RC Lender’s pro rata share of the total RC Commitment.  Thereafter, the RC Lenders’ respective interests in such Swing Loans, and the remaining interest of the Swing Lender in such Swing Loans, shall in all respects be treated as RC Loans under this Agreement, except that such Swing Loans shall be due and payable by the Borrower on the dates referred to in Subsection 1.3.2 (Terms of Swing Loan Borrowings).

If any RC Lender does not pay any amount which it is required to pay pursuant to this Subsection 1.3.3 promptly upon the Swing Lender’s demand therefor, (a) the Swing Lender shall be entitled to recover such amount on demand from such RC Lender, together with interest thereon, at the Federal Funds Rate for the first three Business Days, and thereafter at the Base Rate, for each day from the date of such demand, if made prior to 2:00 p.m. (Philadelphia, PA time) on any Business Day, or, if made at any later time, from the next Business Day following the date of such demand, until the date such amount is paid in full to the Swing Lender by such RC Lender and (b) the Swing Lender shall be entitled to all interest payable by the Borrower on such amount until the date on which such amount is received by the Swing Lender from such RC Lender.  Moreover, any RC Lender that shall fail to make available the required amount shall not be entitled to vote on or consent to or approve any matter under this Agreement and the other Loan Documents until such amount with interest is paid in full to the Swing Lender.  Without limiting any obligations of any RC Lender pursuant to this Subsection 1.3.3, if any RC Lender does not pay such corresponding amount promptly upon the Swing Lender’s demand therefor, the Swing Lender shall notify the Borrower and the Borrower shall promptly repay such corresponding amount to the Swing Lender together with accrued interest thereon at the applicable rate on such Swing Loans.

1.3.4  No Set-off, Etc.  Subject only to the limitations set forth in Subsection 1.3.5 (Certain Limitations), the obligations of each RC Lender to make available to the Swing Lender the amounts set forth in Subsection 1.3.3 (Participation by RC Lenders) shall be absolute, unconditional and irrevocable under any and all circumstances, shall be without reduction for any set-off or counterclaim of any nature whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to qualification or exception and shall be made in accordance with the terms of this Agreement.

1.3.5  Certain Limitations.  No RC Lender shall be obligated to purchase a participation in any Swing Loan pursuant to Subsection 1.3.3 (Participation by RC Lenders), if such RC Lender proves that (a) the conditions set forth in Subsections 3.2.1 (No Default) or 3.2.3 (Representations and Warranties) were not satisfied at the time such Swing Loan was made (unless such condition was waived in accordance with the terms of this Agreement) and (b) such RC Lender had notified the Swing Lender in a writing received by the Swing Lender at least one Business Day prior to the time that it made such Swing Loan that the Swing Lender was not authorized to make such Swing Loan because such conditions were not satisfied and stating with specificity the reason therefor.

1.4           Borrowing Notice.

Except as otherwise provided in Subsection 1.12.4 (LIBOR Election), each RC Loan shall be in the minimum amount of One Million Dollars ($1,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess of such minimum amount.  Each Swing Loan shall be in a minimum amount of Two Hundred Thousand Dollars ($200,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of such minimum amount.  To effect a funding, the Borrower shall give the Agent written notice in the form attached to this Agreement as Exhibit B specifying the type, amount and date of each intended borrowing and the manner in which the same shall be disbursed, which notice:

(a)           in the case of RC Loans that are Base Rate Loans, shall be given no later than 2:00 p.m. (Philadelphia, PA time) at least one Business Day prior to the date of such borrowing,

(b)           in the case of RC Loans that are LIBOR Loans, shall be given no later than 2:00 p.m. (Philadelphia, PA time) at least three London Business Days prior to the date of such borrowing and shall specify the Interest Period with respect to such borrowing, and

(c)           in the case of Swing Loans, shall be given no later than 12:00 noon (Philadelphia, PA time) on the date of such borrowing.

Notwithstanding the foregoing, the Agent shall not be liable for acting upon (but is not obligated to act upon) telephone notice by the Borrower whether or not written notice is received; provided nothing in this sentence shall relieve the Borrower from providing written notice as provided by this Section.

Except in the case of Swing Loans, the Agent in turn shall give prompt written or telephonic (promptly confirmed in writing) notice to each Lender of its pro rata share of the borrowing, the type of Loan, the interest rate option selected and the scheduled date of the funding.  After receipt of such notice, each Lender shall make such arrangements as are necessary to assure that its share of the funding shall be immediately available (in Dollars) to the Agent no later than 12:00 noon (Philadelphia, PA time), on the date on which the funding is to occur.  After receipt of the funds, the Agent, subject to the satisfaction of the conditions precedent set forth in Section 3.2 (Requirements for Each Loan/Letter of Credit), shall disburse the amount of such funding in accordance with instructions in the Borrower’s borrowing notice.

The Agent and Lenders shall not be obligated to comply with a borrowing notice if there shall then exist an Event of Default or a Default regardless of whether the Lenders have determined to exercise their remedies arising upon the occurrence of such Event of Default or Default.

1.5           Repayments of RC Loans and Swing Loans.

1.5.1  Repayments in Connection with Fluctuations in Borrowing Base.  At any time that the amount of the Borrowing Base is reduced as evidenced by the most recently delivered Borrowing Base Certificate, and the effect of such reduction is to cause the aggregate principal amount of any outstanding RC Loans and Swing Loans plus the aggregate face amount of any outstanding Letters of Credit (to the extent such face amount is undrawn) and any Unreimbursed Drawings (if any) relating to Letters of Credit to exceed the amount of the Borrowing Base, as so reduced, then the Borrower shall concurrently prepay the RC Loans and/or Swing Loans and/or reimburse the Issuing Bank for any Unreimbursed Drawings in an amount equal to such excess amount.  If all such Loans are prepaid and all Unreimbursed Drawings are reimbursed, and if after giving effect to such prepayment and reimbursement, the aggregate face amount of any outstanding Letters of Credit (to the extent such face amount is undrawn) exceeds the Available RC Commitment, the Borrower shall provide cash collateral in accordance with Subsection 2.1.9 (Cash Collateral Account) in an amount equal to the excess.

1.5.2  Repayment in Connection with Commitment Reductions.  Upon the effective date of each reduction in the RC Commitment, the Borrower shall be required to repay the principal amount of the RC Loans and/or Swing Loans and/or reimburse the Issuing Bank for any Unreimbursed Drawings, to the extent, if any, that (a) the aggregate principal amount of any RC Loans and Swing Loans then outstanding plus the aggregate face amount of Letters of Credit then outstanding (to the extent such face amount is undrawn) plus any Unreimbursed Drawings (if any), exceeds (b) the amount of the RC Commitment as so reduced.  If all such Loans are prepaid and all Unreimbursed Drawings are reimbursed and if after giving effect to such prepayment and reimbursement, the aggregate face amount of any outstanding Letters of Credit (to the extent such face amount is undrawn) exceeds the Available RC Commitment, the Borrower shall provide cash collateral in accordance with Subsection 2.1.9 (Cash Collateral Account) in an amount equal to the excess.

1.5.3  Repayment during Clean-down Period.  The Borrower hereby covenants and agrees that for a period of thirty (30) consecutive days during the fourth fiscal quarter of each fiscal year of the Borrower prior to the RC Maturity Date (a “Clean-down Period”) the sum of the aggregate principal amount of any outstanding RC Loans and Swing Loans, the aggregate outstanding amount of any Unreimbursed Drawings and the aggregate face amount of any outstanding Letters of Credit (to the extent such face amount is undrawn) shall not exceed $50,000,000.  It shall repay so much of the RC Loans and/or Swing Loans and/or reimburse the Issuing Bank for any Unreimbursed Drawings as is necessary to be in compliance with the provisions of this Subsection 1.5.3.

1.5.4  Repayment at Maturity.  All principal (together with all accrued interest and fees) on RC Loans and Swing Loans is due and payable on the RC Maturity Date, unless it is due earlier in accordance with other terms of this Agreement.

1.5.5  Repayment in Connection with Certain Events.  The Borrower shall repay so much of the RC Loans and/or Swing Loans as is required by Section 1.7 (Mandatory Prepayments).

1.5.6  Voluntary Prepayment.  The Borrower shall be permitted to prepay the RC Loans and Swing Loans at any time without penalty or premium except as otherwise provided in Subsection 1.12.5 (Breakage).  In connection with each voluntary prepayment of RC Loans:

(a)           The Borrower shall provide the Agent with notice of its intention to prepay (which notice shall specify the proposed date and principal amount of prepayment and the type or types of Loan(s) being prepaid),

(i)            no later than 11:00 a.m. (Philadelphia, PA time) on the date of prepayment in the case of Base Rate Loans, and

(ii)           no later than 11:00 a.m. (Philadelphia, PA time) three Business Days prior to the date of prepayment in the case of LIBOR Loans.

(b)           Each prepayment of principal of a RC Loan shall be in a minimum amount equal to One Million Dollars ($1,000,000) or integral multiples of Five Hundred Thousand Dollars ($500,000) in excess of such minimum amount.

1.6           Term Loans.

1.6.1  Commitment for Term Loans.  Upon the terms and conditions set forth in this Agreement, including without limitation satisfaction of the conditions precedent contained in Article 3 (Conditions to Effectiveness and Fundings and Issuance of Letters of Credit) hereof, (a) each Term Loan A Lender agrees to make advances (collectively, the “Term Loan A”) to Borrower on the Closing Date in an aggregate principal amount of Two Hundred Million Dollars ($200,000,000.00) (“Term Loan A Commitment”), provided, however, that the amount and percentage of the Term Loan A Commitment that any Term Loan A Lender is obligated to lend shall not exceed the amount or percentage set forth in the Term Loan A Lender Addendum of such Term Loan A Lender, and (b) each Term Loan B Lender agrees to make advances (collectively, the “Term Loan B”) to Borrower on the Closing Date in an aggregate principal amount of One Hundred and Forty Million Dollars ($140,000,000.00) (“Term Loan B Commitment”); provided, however, that the amount and percentage of the Term Loan B Commitment that any Term Loan B Lender is obligated to lend shall not exceed the amount or percentage set forth in the Term Loan B Lender Addendum of such Term Loan B Lender.  The Term Loan A Commitment of any Term Loan A Lender is sometimes referred to herein as such Lender’s Term Loan A Commitment and the Term Loan B Commitment for any Term Loan B Lender is sometimes referred to herein as such Lender’s Term Loan B Commitment.  The Borrower shall not be permitted to reborrow any amount of the Term Loans once repaid.

1.6.2  Repayment of Term Loans.

(a)           Term Loan A.  The principal of the Term Loan A shall be due and payable in quarterly installments on each Quarterly Payment Date of each year commencing on May 31, 2008, and ending on the Term Loan A Maturity Date, in each case in an amount equal to the amount specified below (subject to adjustment in the event of any unscheduled prepayments), such that the Term Loan A will be repaid in full on or before the Term Loan A Maturity Date:

Repayment Dates	Quarterly Percentage of Repayment	Quarterly Amount of Repayment (Assuming No Unscheduled Repayments)

5/31/08; 8/31/08; 11/30/08; 2/28/09;	1.25%	$2,500,000

5/31/09; 8/31/09; 11/30/09; 2/28/10;	1.25%	$2,500,000

5/31/10; 8/31/10; 11/30/10; 2/28/11;	1.25%	$2,500,000

5/31/11; 8/31/11; 11/30/11; 2/29/12;	1.75%	$3,500,000

5/31/12; 8/31/12; 11/30/12; 2/28/13;	2.00%	$4,000,000

5/31/13; 8/31/13; 11/30/13;	2.50%	$5,000,000

Term Loan A Maturity Date	62.5%	$125,000,000

All amounts of principal, interest and fees relating to the Term Loan A not due and payable before the Term Loan A Maturity Date are due and payable on that date.

(b)           Term Loan B.  The principal of the Term Loan B shall be due and payable in quarterly installments on each Quarterly Payment Date of each year commencing on May 31, 2008, and ending on the Term Loan B Maturity Date, in each case in an amount equal to the amount specified below (subject to adjustment in the event of any unscheduled prepayments), such that the Term Loan B will be repaid in full on or before the Term Loan B Maturity Date:

Repayment Dates	Quarterly Percentage of Repayment	Quarterly Amount of Repayment (Assuming No Unscheduled Repayments)

5/31/08; 8/31/08; 11/30/08; 2/28/09;	0.25%	$350,000

5/31/09; 8/31/09; 11/30/09; 2/28/10;	0.25%	$350,000

5/31/10; 8/31/10; 11/30/10; 2/28/11;	0.25%	$350,000

5/31/11; 8/31/11; 11/30/11; 2/29/12;	0.25%	$350,000

5/31/12; 8/31/12; 11/30/12; 2/28/13;	0.25%	$350,000

5/31/13; 8/31/13; 11/30/13;	0.25%	$350,000

Term Loan B Maturity Date	94.25%	$131,950,000

All amounts of principal, interest and fees relating to the Term Loan B not due and payable before the Term Loan B Maturity Date are due and payable on that date.

1.6.3  Voluntary Prepayments of Term Loans.  The Borrower may at any time and from time to time upon at least five Business Days’ prior written notice to the Agent prepay the Term Loans in whole or in part in a minimum amount equal to One Million Dollars ($1,000,000) or in incremental amounts equal to One Million Dollars ($1,000,000) in excess of such minimum amount, without penalty or premium except as provided in Subsection 1.12.5 (Breakage).  Such prepayments referred to in this Subsection 1.6.3 shall be applied in accordance with Subsection 1.8.1 (Relationship of Voluntary and Mandatory Prepayments to Scheduled Payments); provided, that prepayments made to Term Loan B Lenders shall be subject to the provisions of Subsection 1.7.5 (Term Loan B Opt-Out) below.  At any time that the Borrower makes a prepayment of principal, it shall pay accrued interest on the amount so prepaid.

1.7           Mandatory Prepayments.  The amount of the credit facilities under this Agreement shall reduce at the times and in the amounts specified below and such prepayments shall first be applied to the Term Loans, subject to the terms of Subsection 1.7.5 (Term B Opt-Out) below, in accordance with Subsection 1.8.1 (Relationship of Voluntary and Mandatory Prepayments to Scheduled Payments).  After the Term Loans are repaid in full, the reductions shall serve to reduce the RC Loans and Swing Line Loans but without any reduction in the RC Commitment.  Nothing in this Section 1.7 shall be construed to constitute the Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.7.1  Issuance of Debt or Equity.  At any time that the Borrower or any of its Subsidiaries shall issue any equity or incur any Indebtedness (exclusive of (i) equity issued to, or Indebtedness payable to, the Borrower or any of its Subsidiaries, (ii) Indebtedness permitted under clauses (b) through (j) of Subsection 7.1.1 (Indebtedness - In General), (iii) equity issued in connection with employee stock option plans in effect on the date of this Agreement, and (iv) equity issued to members of the Detwiler Family so long as no Default or Event of Default then exists or is caused thereby), the Borrower shall prepay, on the date of such issuance or incurrence thereof, such amount of the Loans as is equal to one hundred percent (100%) of the Net Proceeds of such equity or Indebtedness.

1.7.2  Excess Cash Flow.  On or prior to the date when annual financial statements are required to be delivered pursuant to Subsection 5.1.3 (Delivery of Annual Financial Statements; Accountants’ Certification) for each fiscal year (the “subject fiscal year”) of the Borrower, commencing with the fiscal year ending February 28, 2009, and until the Loans are repaid in full, the Borrower shall deliver to the Agent, a written statement calculating the Excess Cash Flow for the subject fiscal year, and no later than the September 30 immediately following delivery of such written statement, shall pay to the Agent, for the ratable account of the Lenders, an amount equal to the Applicable Recapture Rate (as defined below) multiplied by such Excess Cash Flow.  Each such written statement shall be signed by an authorized officer on behalf of the Borrower and shall be in form and substance reasonably satisfactory to the Agent.  The term “Applicable Recapture Rate” shall mean the following:

If the Total Leverage Ratio is:	Then the Applicable Recapture Rate is:

Greater than or equal to 4.0:1.0	75%

Greater than or equal to 3.5:1.0 But less than 4.0:1.0	50%

Less than 3.5:1.0	0%

1.7.3  Material Recovery Event.  In the event the Borrower or any of its Subsidiaries (or the Agent as loss payee or assignee) receives property or casualty insurance proceeds and/or a condemnation or similar payment, and such Person does not, in fact, use the Net Proceeds of such insurance or payments to repair the applicable property or replace it with similar property within one hundred eighty (180) days from the date of receipt thereof, the

Borrower shall pay to the Agent, for the ratable benefit of the Lenders, one hundred percent (100%) of the Net Proceeds of such insurance or payments as a prepayment of the Loans; provided, however, that, if the Borrower or any of its Subsidiaries commences repair of the applicable property within such 180-day period and diligently pursues completion of such repairs, such 180-day period shall be extended up to an additional ninety (90) days and, with the written consent of the Agent prior to the expiration of such 90-day period, such additional amount of time as may be necessary to pursue completion of such repairs.  Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Agent, all such proceeds and payments received by the Borrower or any of its Subsidiaries shall be applied to make prepayments of the Loans, such prepayments to be made within three (3) Business Days after such Person’s receipt of such proceeds and payments.

1.7.4  Certain Asset Dispositions.  At any time that the Borrower or any of its Subsidiaries sells, transfers or otherwise disposes of any of its assets or property (other than dispositions permitted under clauses (a), (b), (c), (e), (g) and (h) of Subsection 7.7.2 (Sales and Other Dispositions)) and the Net Proceeds of such disposition exceeds $1,000,000, Borrower shall promptly prepay such amount of the Loans as is equal to the Net Proceeds of such disposition.  If any proceeds are received in a form other than cash and subsequently converted into cash, then such proceeds shall be treated as Net Proceeds for purposes of this Subsection 1.7.4 at such time as they are converted into cash.  Notwithstanding the foregoing, so long as no Event of Default or Default is then existing, and the Borrower promptly notifies the Agent of its intent to do so at the time of receipt of Net Proceeds otherwise required to prepay the Loans as set forth above, the Borrower may use such Net Proceeds to reinvest in the business of the Borrower or any Subsidiary in a manner not prohibited by the terms of this Agreement so long as such reinvestment is consummated within two hundred seventy (270) days after receipt of the Net Proceeds.  If the Borrower does not so notify the Agent, it shall prepay the Loans within five (5) Business Days of receipt of the Net Proceeds.  If the Borrower does so notify the Agent, but the Borrower fails to reinvest such Net Proceeds into the business of the Borrower or any Subsidiary within said 270-day period, then the Borrower shall prepay the Loans on the earlier of the date when the Borrower elects not to reinvest the Net Proceeds of such disposition or the date that is two hundred seventy (270) days after the date of receipt of the Net Proceeds.  Nothing in this Subsection 1.7.4 shall be construed to permit dispositions otherwise prohibited this Agreement.

1.7.5.  Term Loan B Opt-Out.  With respect to any prepayment of the Term Loan B prior to the Term Loan B Maturity Date, any Term Loan B Lender, at its option, may elect not to accept such prepayment.  Upon the applicable date set forth in this Subsection 1.7.5 for any such prepayment of the Term Loan B, the Borrower shall notify the Agent of the amount that is available to prepay the Term Loan B (the “Prepayment Amount”).  Promptly after the receipt of such notice, the Agent shall provide written notice (the “First Offer”) to the Term Loan B Lenders of the Prepayment Amount.  Any Lender declining such prepayment (a “Term Loan B Opt-Out Lender”) shall give written notice thereof to the Agent, not later than 11:00 a.m. two (2) Business Days after the date of such notice from the Agent (or such shorter time as the Agent may specify).  If there are any Term Loan B Opt-Out Lenders then on such date, the Agent shall provide written notice (the “Second Offer”) to the Term Loan B Lenders other than the Term Loan B Opt-Out Lenders (such Lenders being the “Accepting Lenders”) of the additional amount available (due to such Term Loan B Opt-Out Lenders declining such prepayment) to prepay the Term Loan B owing to such Accepting Lenders.  Any Term Loan B Lender declining prepayment of such additional amount pursuant to such Second Offer shall give written notice thereof to the Agent, not later than 11:00 a.m. one (1) Business Day after the date of such notice of Second Offer (or such shorter time as the Agent may specify).  In the event that any or all of the Prepayment Amount is payable by the Borrower prior to the date when it is distributed to the Accepting Lenders pursuant to this Subsection 1.7.5, unless the Agent otherwise agrees in its sole discretion, such sums shall be held in an interest-bearing account with the Agent until it is to be paid over in accordance with this Subsection 1.7.5; in that event interest on the Loans shall continue to accrue but Borrower shall be entitled to any interest payable on the cash collateral account.  Amounts remaining after the allocation of accepted amounts with respect to the First Offer and the Second Offer to Accepting Lenders shall be applied ratably to the Term Loan A Lenders in respect of any outstanding Term Loan A Loans, and the amounts remaining, if any, shall be retained by the Borrower; provided, however, that notwithstanding the foregoing provisions of this Subsection 1.7.5, the Term Loan B Lenders must accept any prepayment made pursuant to this Subsection 1.7.5 on any date on which the Term Loan B is to be paid in full (or but for this Subsection 1.7.5 would be paid in full) or on any date on which the Term Loan A has been or is concurrently therewith being paid in full.

1.8           Relationship among Mandatory and Other Prepayments and Commitment Reductions and Interest Rate Protection Agreements.

1.8.1  Relationship of Voluntary and Mandatory Prepayments to Scheduled Payments of Term Loans.  Any voluntary prepayments of Term Loans pursuant to Subsection 1.6.3 (Voluntary Prepayments of Term Loans) or mandatory prepayments pursuant to Section 1.7 (Mandatory Prepayments) shall be applied pro rata against the scheduled payments set forth in Subsection 1.6.2 (Repayment of Term Loans).

1.8.2  Relationship of Commitment Reductions and Prepayments to Interest Rate Protection Agreements.  Any prepayments of the Loans (scheduled, mandatory or voluntary) and reductions to the RC Commitment (voluntary and mandatory) shall not affect the Borrower’s obligation to continue making payments under any Interest Rate Protection Agreement with any Swap Party, which obligations shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Interest Rate Protection Agreement.

1.9           Lenders’ Obligations Several.

Each Lender is severally bound by this Agreement, but there shall be no joint obligation of the Lenders under this Agreement.  The failure of any Lender to make any share of the Loans or fulfill any obligations respecting Letters of Credit to be made or fulfilled by it on the date specified for the Loans or such obligations shall not relieve any other Lender of its obligation to make its share of the Loans or fulfill other obligations on such date, but neither any Lender nor the Agent shall be responsible for the failure of any other Lender to make a share of the Loans or fulfill other obligations to be made or fulfilled by such other Lender.

1.10         Notes.

Upon the request of any RC Lender, the aggregate principal amount of each RC Lender’s share of the RC Commitment and RC Loans shall be evidenced by a note to be issued by the Borrower to each RC Lender in substantially the form attached to this Agreement as Exhibit A-1 (with appropriate completion of the name of the applicable RC Lender and the amount of the Loan).  Upon the request of any Term Loan A Lender, the aggregate amount of such Term Loan A Lender’s share of the Term Loan A Commitment shall be evidenced by a note to be issued by the Borrower to such Term Loan A Lender in substantially the form attached to this Agreement as Exhibit A-2 (with the appropriate completion of the name of the applicable Term Loan A Lender and the amount of the Loan).  Upon the request of any Term Loan B Lender, the aggregate amount of such Term Loan B Lender’s share of the Term Loan B Commitment shall be evidenced by a note to be issued by the Borrower to such Term Loan B Lender in substantially the form attached to this Agreement as Exhibit A-3 (with the appropriate completion of the name of the applicable Term Loan B Lender and the amount of the Loan).  Upon the request of the Swing Lender, the Swing Loans and commitment therefor shall be evidenced by a note to be issued by the Borrower to the Swing Lender in substantially the form attached to this Agreement as Exhibit A-4 (with appropriate completion of the name of the Swing Lender and the amount of the Loan).

1.11         Fees to Lenders.

1.11.1  Commitment Fees.  The Borrower shall pay to the Agent, for the account of the RC Lenders, quarterly in arrears on each Quarterly Payment Date a commitment fee (the “Commitment Fee”) (calculated on the basis of a 360-day year for the actual days elapsed) equal to the Applicable Commitment Fee Rate multiplied by the average daily Commitment Fee Base for the preceding quarter.  The term “Applicable Commitment Fee Rate” when used with respect to the average daily Commitment Fee Base shall mean the following:

If the Total Leverage Ratio is:	Then the Annual Applicable Commitment Fee Rate is:

> 4.00 : 1:00	0.500%

> 3.00 < 4.00 : 1.00	0.375%

> 2.50 < 3.00 : 1.00	0.250%

< 2.50 : 1.00	0.175%

1.11.2  Letter of Credit Fees.  The Borrower shall pay to the Agent for the account of the Issuing Bank and/or RC Lenders, as applicable, such letter of credit fees as are described in Article 2 (Letters of Credit).

1.11.3  Other Fees.  The Borrower shall pay such other fees, if any, as the Borrower has otherwise agreed in writing to pay to the Co-Lead Arrangers, the Agent, the Issuing Bank, and/or the Lenders.

1.12         Interest.

1.12.1  Rates.  The Loans (other than Swing Loans) shall bear interest at the Borrower’s option (subject to the limitation and conditions set forth in this Section 1.12) at the Base Rate plus the Applicable Margin or at the Adjusted LIBOR plus the Applicable Margin.  Swing Loans shall bear interest at the Base Rate plus the Applicable Margin.  Interest on Base Rate Loans shall be payable quarterly on each Quarterly Payment Date.  Interest on LIBOR Loans shall be payable on the last day of each Interest Period, provided that if the Interest Period is six Months or longer, interest shall be payable on the ninetieth day of the Interest Period, every ninetieth day thereafter until the end of the Interest Period and on the last day of the Interest Period.  All computations of interest shall be made on the basis of a 360-day year for LIBOR Loans or for Base Rate Loans that are based on the federal funds rate and on the basis of a 365-day year for all other Base Rate Loans and the actual number of days elapsed.  Changes in the rate of interest resulting from changes in the Base Rate shall take place immediately without notice or demand of any kind.

1.12.2  Applicable Margin.  Except as set forth in Subsection 1.12.3 (Adjustments to Commitment Fee Rate and Applicable Margin), the term “Applicable Margin” shall mean the following:

(a)           when used with respect to RC Loans and Term Loan A:

If the Total Leverage Ratio is:	Then the Adjusted LIBOR Applicable Margin is:	Then the Base Rate Applicable Margin is:

> 4.50 : 1:00	3.00%	1.00%

> 4.00 < 4.50 : 1.00	2.75%	0.75%

> 3.50 < 4.00 : 1.00	2.50%	0.50%

> 3.00 < 3.50 : 1.00	2.25%	0.25%

> 2.50 < 3.00 : 1.00	2.00%	0.00%

< 2.50 : 1.00	1.75%	0.00%

(b)           when used with respect to Swing Loans, the margin specified in clause (a) above for Base Rate Loans; and

(c)           when used with respect to Term Loan B:

If the Total Leverage Ratio is:	Then the Adjusted LIBOR Applicable Margin is:	Then the Base Rate Applicable Margin is:

> 4.50 : 1:00	3.50%	1.50%

> 4.00 < 4.50 : 1.00	3.25%	1.25%

< 4.00 : 1.00	3.00%	1.00%

1.12.3  Adjustments to Commitment Fee Rate and Applicable Margin.

(a)           Notwithstanding the provisions of Subsections 1.11.1 (Commitment Fees), 1.12.1 (Rates) and 1.12.2 (Applicable Margin) above, with respect to commitment fees and interest accrued before the Closing Date but unpaid (if any), the amounts payable shall be as specified in the Existing Credit Agreement.

(b)           Notwithstanding the provisions of Subsection 1.12.2 (Applicable Margin) and 1.11.1 (Commitment Fees) above, with respect to interest and Commitment Fees accruing prior to the date that is five Business Days after the date that the Compliance Certificate for the period ending May 31, 2008 is delivered pursuant to Subsection 5.1.4 (Delivery of Officer’s Compliance Certificates), the Applicable Margin shall be the highest rate specified in Subsection 1.12.2 for the applicable type of loan and the Commitment Fee Rate shall be the highest rate specified in Subsection 1.11.1 without regard for the Total Leverage Ratio.  Thereafter, the Applicable Margin and Commitment Fee Rate shall be adjusted five Business Days after the delivery of the Officer’s Compliance Certificate delivered pursuant to Subsection 5.1.4 (Delivery of Officer’s Compliance Certificates), provided, however, at any time that the Borrower shall have not delivered such certificate at the time specified in Subsection 5.1.4 (Delivery of Officer’s Compliance Certificates), until such time as such certificate is so delivered to the Agent, the Applicable Margin shall be the maximum amount for the applicable type of Loan set forth in Subsection 1.12.2 hereof without regard for the Total Leverage Ratio.  The foregoing shall not limit any rights of the Lenders to receipt of the Default Rate, if applicable.

1.12.4  LIBOR Election.

(a)           Unless otherwise elected by the Borrower, all Loans shall be Base Rate Loans.  The Borrower may, upon at least three London Business Days’ prior written notice to the Agent in the form attached to this Agreement as Exhibit C, and subject to and upon the terms and conditions set forth in this Agreement, elect to borrow money that will bear interest based on Adjusted LIBOR plus the Applicable Margin or to convert a portion of the Loans to bear interest based on Adjusted LIBOR plus the Applicable Margin.  Any such election may be made with respect to a principal amount designated in such notice and equal to at least One Million Dollars ($1,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess of such minimum, for the period next ensuing, which period (“Interest Period”) shall equal one, two, three, or six Months as designated by the Borrower in its notice.

(b)           The Borrower may not convert any outstanding Loans to LIBOR Loans if at the time of such conversion there shall exist a Default or an Event of Default.

(c)           If an interest rate based on Adjusted LIBOR plus the Applicable Margin is elected, such interest rate shall remain in effect for the Interest Period selected and such interest rate shall not otherwise be converted to another interest rate prior to the expiration of the Interest Period except as otherwise required by this Subsection 1.12.4.  If an Interest Period for any LIBOR Loan would otherwise commence on a day which is not a London Business Day, such Interest Period shall commence on the next London Business Day.

(d)           Each LIBOR Loan shall, on the last day of the applicable Interest Period, automatically convert into a Base Rate Loan unless, at least three Business Days prior thereto, the Agent has received a notice in the form attached hereto as Exhibit C that the Borrower has elected to continue such Loan as a LIBOR Loan.

(e)           The Borrower may not elect an interest rate based on Adjusted LIBOR if such election would require the Agent to administer a combination of elective rates of interest based on Adjusted LIBOR and/or a combination of Interest Periods that exceed an aggregate of eight at any one time.

(f)            If an Interest Period would otherwise end on a day which is not a London Business Day, such Interest Period shall be extended to the next London Business Day, unless such next London Business Day shall fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding London Business Day; provided, however, that, in the event an Interest Period is extended to the next London Business Day in a month, the succeeding Interest Period will end on the day it would have ended had the preceding Interest Period not been so extended (e.g., if the preceding period is extended to the 16th because the 15th is not a London Business Day, the succeeding period will end on the 15th as long as it is a London Business Day).

(g)           No Interest Period may be elected that would end later than the RC Maturity Date (for RC Loans), the Term Loan A Maturity Date or the Term Loan B Maturity Date, as applicable.

1.12.5  Breakage.  In the event that the Borrower makes a prepayment (whether voluntary or mandatory) of any LIBOR Loans on a day other than the last day of the applicable Interest Period, or fails to borrow a LIBOR Loan, or fails to convert a Loan to a LIBOR Loan on the date specified in the applicable notice, the Borrower will pay to the Agent, upon demand, for the account of the affected Lenders, any cost, loss or expense incurred as a result thereof.  Each affected Lender shall certify the amount of such cost, loss or expense to the Borrower, which certification and statement shall be conclusive in the absence of manifest error.  In the event of a mandatory prepayment of any LIBOR Loan pursuant to Section 1.7 (Mandatory Prepayments), so long as no Default or Event of Default shall then exist or be caused thereby (other than the Default or Event of Default that would otherwise result from failure to make the payment on the date specified in said Section 1.7), at the request of the Borrower, the Agent shall hold the proceeds of such prepayment in escrow until the end of the applicable Interest Period if such prepayment would result in a breakage fee under this Section 1.12.5.

1.12.6  Default Rate.  Anything in this Agreement to the contrary notwithstanding, upon the occurrence of an Event of Default (whether or not the Agent has accelerated payment of the Notes) and until such Event of Default has been waived in accordance herewith, the Borrower’s right to select interest at a LIBOR Rate option shall cease and the unpaid principal of the Loans shall bear interest at the then applicable rate plus two percent (2.00%) (the “Default Rate”).

1.12.7  Source of Funds.  Although each Lender may elect to purchase in the London Inter-Bank Eurocurrency Market one or more Eurodollar Deposits in order to fund or maintain its funding of LIBOR Loans hereunder, it is acknowledged that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid and any other amounts owing under this Agreement in connection with such election, and each Lender shall be entitled to fund and maintain its funding of all or any part of that portion of the principal amount of the Loans in any manner it sees fit.  Nonetheless, all such determinations shall be made as if each Lender had actually funded and maintained its LIBOR Loans through the purchase of Eurodollar Deposits.

1.12.8  Interest Due with Certain Repayments and Prepayments.  Accrued interest on repayments and prepayments of any Loans shall be due and payable as provided in Section 1.12.1 (Rates), except accrued interest on the following repayments and prepayments shall be due and payable at the time of such repayments and prepayments:

(a)           all repayments and prepayments of Swing Loans;

(b)           all repayments and prepayments of RC Loans on the RC Maturity Date (whether such date is the originally contemplated RC Maturity Date or an earlier date on which the RC Commitment is terminated);

(c)           all repayments and prepayments of the Term Loan A on the Term Loan A Maturity Date or on such earlier date as the Term Loan A is repaid in full; and

(d)           all repayments and prepayments of the Term Loan B on the Term Loan B Maturity Date or on such earlier date as the Term Loan B is repaid in full,

it being understood that this Subsection 1.12.8 does not interfere with the obligation of the Borrower pursuant to Subsection 1.12.5 (Breakage) with respect to any such repayment or prepayment.

1.13         Increased Costs; Unavailability.

1.13.1  Increased Costs Generally.  If any Change in Law shall:

(a)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR) or the Issuing Bank;

(b)           subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 1.17 (Taxes) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(c)           impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

1.13.2  Capital Requirements.  If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

1.13.3  Certificates for Reimbursement.  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Subsections 1.13.1 (Increased Costs Generally) or 1.13.2 (Capital Requirements) and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

1.13.4  Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 1.13 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the

Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 1.13 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

1.13.5  Inability to Determine LIBOR.  In the event that the Agent or the Majority Lenders shall have determined that for any reason it has become impossible or impracticable to determine the Adjusted LIBOR (or the Adjusted LIBOR for any specified Interest Periods), the Agent shall promptly give notice of such determination to the Borrower.  In that case, no part of the Loans shall thereafter be available at the Adjusted LIBOR (or at the Adjusted LIBOR for the specified Interest Period) until the Agent determines that the circumstances described above cease to exist.

1.13.6  Laws Affecting LIBOR Availability.  If it shall become unlawful or impossible for any Lender (or any of its lending offices) to make or maintain LIBOR Loans (or LIBOR Loans of a specified duration) due to (a) the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, or (b) compliance by any Lender (or any of its lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, such Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice thereof to the Borrower and the other Lenders.  Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make such LIBOR Loans (or LIBOR Loans of the specified duration) and the right of the Borrower to convert any Loan or continue any Loan as such shall be suspended and thereafter the Borrower may select only Base Rate Loans (or LIBOR Loans of other durations) hereunder, and (ii) if any Lender may not lawfully continue to maintain a Loan as a LIBOR Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan.

1.14         Purpose.

The proceeds of the Loans shall be used by the Borrower:  (a) to refinance the Existing Credit Agreement, (b) to finance, in part, the Stabler Acquisition, (c) to finance capital expenditures, (d) to provide for ongoing working capital and (e) for general corporate purposes including Permitted Acquisitions.

1.15         Mechanics of Payments:  Borrower Payments.

1.15.1  Manner of Making Payments.  All payments on account of principal of and interest on the Loans, the Commitment Fee, and all other amounts otherwise payable to the Lenders under this Agreement (other than payments in respect of Swing Loans which shall be made directly to the Swing Lender) shall be made to the Agent.  All payments shall be made by the Borrower to the Agent, in Dollars in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.  Unless otherwise specified, all payments by the Borrower shall be made by 11:00 a.m. (Philadelphia, PA time) on the due date for such payment, specifying the amount and date of payment, re:  New Enterprise Stone & Lime Co., Inc., by wire transfer in accordance with the instructions on the signature page to this Agreement or by the Agent debiting any account of the Borrower with the Agent.  The failure by the Borrower to make a payment by 11:00 a.m. (Philadelphia, PA time) shall not constitute an Event of Default if such payment is made on the due date; however, any payment made after such time on such due date shall be deemed made on the next Business Day for the purpose of interest and reimbursement calculations.

1.15.2  Payments by Borrower; Presumptions by Agent.  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Bank (such payment being a “Borrower Required Payment”) that the Borrower will not make the Borrower Required Payment, the Agent may assume that the Borrower has made the Borrower Required Payment on such date in accordance herewith and may, in reliance upon such assumption (but shall not be required to), distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such Borrower Required Payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

1.15.3  Disbursements from Agent to Lenders.  The Agent shall promptly remit to each Lender its pro rata share of payments received pursuant to Subsection 1.15.1 (Manner of Making Payments) in immediately available funds, except that all reimbursement payments in respect of losses, out-of-pocket expenses, funding losses or like matters shall be retained by the Agent or remitted to the Lenders according to their respective appropriate entitlement to such reimbursement.  Unless otherwise provided in this Agreement or the other Loan Documents, payments from the Borrower shall be applied first to fees, then to interest (to the extent then payable), then to principal of Base Rate Loans, and then to principal of LIBOR Loans (and among such LIBOR Loans, first to those with the earliest expiring Interest Periods).

1.15.4  Authorization to Deduct Funds and Make Loans in Satisfaction of Obligations.  At any time that the Borrower is required to make a payment of principal, interest, reimbursement obligations in respect of Letters of Credit, fees, costs, expenses or other amounts pursuant to the terms of this Agreement or the other Loan Documents and, in any case, fails to do so, in addition to other rights and remedies of the Agent and Lenders hereunder, under the other Loan Documents and at Law, the Borrower hereby authorizes the Agent and the Lenders (at their option, after receipt of notice from the Agent to do so) to cause the aforesaid payments to be made, first by drawing under the RC Commitment, and then (if there is no availability under the RC Commitment) by deducting funds from the balance of any of the Borrower’s accounts maintained with the Agent and the Lenders or by making additional loans (and any such loans shall be subject to interest at the Default Rate and shall be part of the Obligations secured by all of the security interests granted pursuant to the Loan Documents); provided, however, that notwithstanding the making by the Lenders of any of the aforesaid payments as set forth in this sentence, the failure of the Borrower to make any of the aforesaid payments when due shall constitute an Event of Default.  The Agent and the Lenders may cause payments to be made pursuant to this Subsection 1.15.4, in their sole discretion, regardless of the existence of an Event of Default and whether or not the aggregate amount of the outstanding Loans, after giving effect to such payments, exceeds the amount of the Commitments.  Notwithstanding the foregoing, the Lenders shall have no obligation to make any additional loans to the Borrower pursuant to this Subsection 1.15.4.

1.15.5  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that

(a)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b)           the provisions of this Subsection 1.15.5 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Subsection 1.15.5 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

1.15.6  Payments Due on Non-Business Days.  Subject to Subsection 1.12.4 (LIBOR Election) as to payments with respect to Adjusted LIBOR, if any payment under the Loan Documents becomes due on a day that is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

1.16         Mechanics of Payments: Lender Payments.

1.16.1  Funding by Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Lender prior to 12:00 noon (Philadelphia, PA time) on the date on which it is scheduled to fund to the Agent any amount payable by a Lender under this Agreement (such payment being a “Lender Required Payment”) that such Lender will not make available to the Agent its Lender Required Payment, the Agent may assume that such Lender has made its Lender Required Payment available on such date in accordance with Section 1.4 (Borrowing Notice) and may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its Lender Required Payment to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the Base Rate.  If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its Lender Required Payment to the Agent, then the amount so paid shall constitute such Lender’s Loan included in the applicable borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its Lender Required Payment to the Agent.  Any Lender that fails to make a Lender Required Payment upon receipt of notice therefor shall not be entitled to vote on any matters that it otherwise would be entitled to vote on under this Agreement until it makes such payment.

1.16.2  Special Purpose Funding Vehicle.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPFV”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (a) nothing herein shall constitute a commitment by any SPFV to fund any Loan, and (b) if a SPFV elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof.  The funding of a Loan by a SPFV hereunder shall utilize the RC Commitment of the Granting Lender to the same extent, and as if, such Loan were funded by such Granting Lender.  Each party hereto hereby agrees that no SPFV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment.  Notwithstanding anything to the contrary contained in this Agreement, any SPFV may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper, dealer or provider of any surety or guarantee to such SPFV.  This Subsection 1.16.2 may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by a SPFV at the time of such amendment.  No SPFV shall be entitled to any indemnities or additional costs or other amounts referred to in Section 1.13 (Increased Costs; Unavailability) or breakage pursuant to Subsection 1.12.5 (Breakage) or similar payments except to the extent it shares in payments made to the Granting Lender pursuant to entitlements of the Granting Lender hereunder.

1.17         Taxes.

1.17.1  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.17) the Agent, each Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

1.17.2  Payment of Other Taxes by the Borrower.  Without limiting the provisions of Subsection 1.17.1 (Payments Free of Taxes), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

1.17.3  Indemnification by the Borrower.  The Borrower shall indemnify the Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 1.17) paid by the Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

1.17.4  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

1.17.5  Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, because the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(a)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(b)           duly completed copies of Internal Revenue Service Form W-8ECI,

(c)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(d)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

1.17.6  Treatment of Certain Refunds.  If the Agent, a Lender or the Issuing Bank has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 1.17, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 1.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or the Issuing Bank in the event the Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

1.17.7  Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 1.17 shall survive the payment in full of the Obligations and the termination of the Commitments.

1.18         Designation of a Different Lending Office; Replacement of Lenders.

1.18.1  Designation of a Different Lending Office.  If any Lender requests compensation under Section 1.13 (Increased Costs; Unavailability), or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 1.17 (Taxes), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 1.13 (Increased Costs; Unavailability) or Section 1.17 (Taxes), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

1.18.2  Replacement of Lenders.  If any Lender requests compensation under Section 1.13 (Increased Costs; Unavailability), or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 1.17 (Taxes), or if any Lender defaults in its obligation to fund Loans hereunder or if any Lender does not approve an amendment to this Agreement or any other Loan Document which is approved by the Majority Lenders and which is required to also be approved by such Lender to be effective pursuant to Section 11.4 (Amendments, Waivers and Consents), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5 (Successors and Assigns), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that,

(a)           the Borrower or assignee shall have paid to the Agent the assignment fee specified in Section 11.5 (Successors and Assigns),

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Subsection 1.12.5 (Breakage)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(c)           in the case of any such assignment resulting from a claim for compensation under Section 1.13 (Increased Costs; Unavailability) or payments required to be made pursuant to Section 1.17 (Taxes), such assignment will result in a reduction in such compensation or payments thereafter, and

(d)           such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 2

LETTERS OF CREDIT

2.1           Letters of Credit.

2.1.1  Commitment to Issue Letters of Credit.  Subject to the requirements set forth below, the Borrower may use a portion of the RC Commitment, which portion shall not exceed $12,000,000 (the “Letter of Credit Sublimit”) for the purpose of causing the Issuing Bank to issue standby Letters of Credit for the account of the Borrower, provided that (a) the Borrower executes and delivers a letter of credit application and reimbursement agreement in a form acceptable to the Issuing Bank and complies with any conditions to the issuance of such Letter of Credit (including the payment of any applicable fees) set forth therein; (b) the Issuing Bank approves the form of such Letter of Credit; (c) such Letter of Credit bears an expiration date not later than the earlier of (i) one year after the date of issuance (or in the sole discretion of the Issuing Bank provides that such Letter of Credit will automatically renew for additional periods of one year subject to the Issuing Bank’s right to elect to terminate the Letter of Credit at the original expiration date or any subsequent expiration date upon prior written notice of a duration acceptable to the Issuing Bank) and (ii) 30 days prior to the RC Maturity Date; (d) the Issuing Bank receives a request for issuance three Business Days prior to the date of issuance (unless the Issuing Bank, in its sole and absolute discretion, agrees to shorter notice in any instance); (e) the purpose of such Letter of Credit shall be acceptable to the Issuing Bank; and (f) the conditions set forth in Section 3.2 (Requirements for Each Loan/Letter of Credit) are fulfilled to the satisfaction of the Issuing Bank as of the date of the issuance of such Letter of Credit.  Each letter of credit referenced on Schedule 2.1.1 hereto shall be deemed to be a Letter of Credit issued under this Section 2.1.1(1).

2.1.2  Reimbursement Obligations.  The Borrower is absolutely, unconditionally and irrevocably obligated to reimburse the Issuing Bank for all amounts drawn under each Letter of Credit.  If any draft is presented under a Letter of Credit, the payment of which is required to be made at any time on or before the RC Maturity Date, then payment by the Issuing Bank of such draft shall constitute an RC Loan (which is a Base Rate Loan) hereunder and interest shall accrue from the date the Issuing Bank makes payment on such draft under such Letter of Credit provided, however, if there is not then an Available RC Commitment in an amount at least equal to the amount of the draw, Borrower shall immediately reimburse the Issuing Bank for any payments made by the Issuing Bank.  If any draft is presented under a Letter of Credit, the payment of which is required to be made after the RC Maturity Date or at the time when an Event of Default or Default shall have occurred and then be continuing, then the Borrower shall immediately pay to the Issuing Bank, in immediately available funds, the full amount of such draft together with interest thereon at a rate per annum then in effect for RC Loans which are Base Rate Loans from the date on which the Issuing Bank makes such payment of such draft until the date it receives full reimbursement for such payment from the Borrower.  The Borrower

(1)  Include all letters of credit for NESL and Stabler issued by M&T, including where Rock Solid is the beneficiary (but excluding the “Stabler Letters of Credit” as defined herein).

further agrees that the Issuing Bank may reimburse itself for such drawing at any time when there is no Available RC Commitment from the balance in any other account of the Borrower maintained with the Issuing Bank.

2.1.3  Limitation on Amount.  The Issuing Bank shall not be obligated or permitted under this Section 2.1 to issue any Letter of Credit for the account of the Borrower to the extent that the sum of (a) the amount that would be available to be drawn under the proposed Letter of Credit plus (b) the sum of all amounts available to be drawn under outstanding Letters of Credit plus (c) any Unreimbursed Drawings would exceed the lesser of (i) the Letter of Credit Sublimit and (ii) the excess of the RC Credit Limit over the aggregate principal amount of the RC Loans and Swing Loans then outstanding.

2.1.4  Obligations Absolute.  The Borrower’s obligations under this Section 2.1 (including any obligations to repay draws under Letters of Credit issued hereunder) shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Bank, the Agent, any Lender or any beneficiary of a Letter of Credit.  The Borrower further agrees that the Issuing Bank, the Agent and the Lenders shall not be responsible for, and the Borrower’s reimbursement obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee.  The Issuing Bank, the Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  Any action taken or omitted by the Issuing Bank under or in connection with each Letter of Credit and the related drafts and documents shall be binding upon the Borrower and shall not result in any liability on the part of the Issuing Bank.

2.1.5  Reliance by Issuing Bank.  The Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and believed by it to have been signed, sent or made by the proper Person(s) and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank and the Agent.

2.1.6  Fees.  The Borrower shall pay to the Agent, for the account of the RC Lenders, a fee equal to the product of (a) the Applicable Margin for RC Loans bearing interest at a rate based on Adjusted LIBOR multiplied by (b) the face amount of each outstanding Letter of Credit (to the extent such face amount is undrawn) (the “Letter of Credit Fees”).  In addition, the Borrower shall pay to the Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum of the face amount of all outstanding Letters of Credit (to the extent such face amount is undrawn) (a “Fronting Fee”).  All Letter of Credit Fees and Fronting Fees shall be payable quarterly in arrears on each Quarterly Payment Date based on the number of days during each quarter that a Letter of Credit is outstanding during such quarter (calculated on the basis of a 360-day year).  The Borrower shall also pay to the Issuing Bank all of the Issuing Bank’s standard fees and charges for the opening, amendment, modification, presentation or cancellation of a Letter of Credit and otherwise in respect of a Letter of Credit and shall execute all of the Issuing Bank’s standard agreements in connection with the issuance of the Letter of Credit.

2.1.7  Participation by RC Lenders.

(a)           Effective immediately upon the issuance of each Letter of Credit and without further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have granted to each RC Lender, and each RC Lender shall be deemed to have irrevocably purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of each RC Lender’s percentage of the RC Commitment.  Further, each Lender acknowledges and agrees that it shall be absolutely liable, to the extent of its percentage of the RC Commitment, to fund on demand or reimburse the Issuing Bank on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit to the extent that such amount is not immediately reimbursed by the Borrower.

(b)           In furtherance of the provisions of the preceding paragraph (a), the Issuing Bank shall notify the Agent promptly upon receipt of notice of an intended draw under a Letter of Credit.  The Agent shall give written, telecopied or telegraphic notice to each of the other RC Lenders of its pro rata share of such draw and the scheduled date thereof.  After receipt of such notice, and whether or not an Event of Default or Default then exists, each RC Lender shall make available to the Agent such Lender’s share of such draw in immediately available funds (in Dollars) to the Agent no later than 12:00 noon (Philadelphia, PA time) on the date specified in the Agent’s notice.  The failure of the Issuing Bank or the Agent to give timely notice pursuant to this Subsection 2.1.7 shall not affect the right of the Issuing Bank to reimbursement from the RC Lenders.  Any amount paid by the Agent and RC Lenders pursuant to a draw made under a Letter of Credit shall constitute an RC Loan and shall be repaid pursuant to the provisions respecting RC Loans, provided that if an Event of Default or Default exists at the time of a draw, the Borrower shall immediately reimburse the amount of such draw to the Agent for the benefit of the RC Lenders.

2.1.8  Standard of Conduct.  The Issuing Bank shall be entitled to administer each Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances, and shall be entitled to use its discretion in taking or refraining from taking any action in connection herewith as if it were the sole party involved.  Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit shall not create for the Issuing Bank any resulting liability to any other Lender except for that which arises out of the Issuing Bank’s gross negligence or willful misconduct.

2.1.9  Cash Collateral Account.  In the event that (a) the excess of (i) the amount of the RC Credit Limit over (ii) the aggregate principal amount of RC Loans and Swing Loans then outstanding is less than (b) the aggregate face amount of any outstanding Letters of Credit (to the extent such face amount is undrawn) and the aggregate amount of any Unreimbursed Drawings for any reason (whether because the RC Commitment has been reduced or terminated or otherwise), the Borrower shall forthwith pay to the Agent an amount equal to the excess of the amount described in clause (b) above over the amount described in clause (a) above.  Such amount shall be applied first, against any Unreimbursed Drawings and second, against the unpaid principal amount of any RC Loans then outstanding, and the remainder shall be maintained by the Agent in an interest bearing cash collateral account in the name of and for the benefit of the Agent and the Lenders to secure the repayment of Borrower’s obligation to reimburse the Lenders for drafts drawn or that may be drawn under outstanding Letters of Credit until the earlier of (1) such time as all outstanding Letters of Credit have expired or been cancelled and (2) the excess of the amount described in clause (b) above over the amount described in clause (a) above no longer exists.

2.1.10  Obligations Secured.  The obligations of the Borrower to the Issuing Bank, the Agent and the Lenders in respect of Letters of Credit shall be guaranteed pursuant to the Loan Documents and shall be secured by the Collateral.

ARTICLE 3

CONDITIONS TO EFFECTIVENESS AND FUNDINGS
AND ISSUANCE OF LETTERS OF CREDIT

3.1           Conditions to Effectiveness.

This Agreement shall be effective upon satisfaction of the following conditions on or before January 11, 2008 (the date of such fulfillment being the “Closing Date”).

3.1.1  Execution of this Agreement.  This Agreement shall have been duly executed by the Borrower, each Lender, the Issuing Bank and the Agent.

3.1.2 Notes.  The Borrower shall have delivered a duly executed Second Amended and Restated RC Note, Term Loan A Note and Term Loan B Note (collectively, the “Notes,” and each, a “Note”) to each of the applicable Lenders that requests such a Note.

3.1.3  Second Amended and Restated Security Agreement.  The Borrower and each Subsidiary of the Borrower shall have executed and delivered to the Agent a Second Amended and Restated Security Agreement (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Security Agreement”) in substantially the form attached to this Agreement as Exhibit D, together with (a) such Uniform Commercial Code financing statements as are necessary to perfect the security interests created by such Security Agreement, (b) a landlord waiver for the Borrower’s corporate office in New Enterprise, Pennsylvania, and Stabler’s corporate office in Harrisburg, Pennsylvania, (c) such account control agreements, if any, as are required by Section 7.29 (Primary Operating Accounts), and (d) a power of attorney duly executed by the Borrower and each Subsidiary of the Borrower in substantially the form attached as Annex B to the Security Agreement.

3.1.4 Second Amended and Restated Guaranty and Suretyship Agreement.  Each Subsidiary of the Borrower shall have executed and delivered to the Agent a Second Amended and Restated Guaranty and Suretyship Agreement (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Subsidiary Suretyship”) in substantially the form attached to this Agreement as Exhibit E.

3.1.5 Second Amended and Restated Negative Pledge and Pledge Agreement.

(a)           The Management Shareholders shall own directly all of the Capital Stock of the Borrower specified as being owned by them on Schedule 4.1.2 hereto and shall have executed and delivered to the Agent a Second Amended and Restated Negative Pledge Agreement (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Negative Pledge”) in substantially the form attached to this Agreement as Exhibit F-1.

(b)           The Borrower and each of its Subsidiaries shall own directly all of the Capital Stock and other equity of the Subsidiaries specified as being owned by it on Schedule 4.1.2 hereto and the Borrower and each of its Subsidiaries shall have executed and delivered to the Agent a Second Amended and Restated Pledge Agreement (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Pledge Agreement”) in substantially the form attached to this Agreement as Exhibit F-2, together with the stock and other certificates and assignment powers (duly executed in blank and undated) required thereby.

3.1.6  Due Diligence.  The Co-Lead Arrangers and the Lenders shall have completed all legal, business and other due diligence with respect to the Borrower and its Subsidiaries, including, without limitation, all such due diligence relating to ERISA, labor and environmental matters, in form, substance and scope, and with results, reasonably satisfactory to the Co-Lead Arrangers and the Lenders; provided, that obtaining the appraisals and the engineering reports for Stabler and Subsidiaries shall not be a condition to Closing so long as the process of obtaining them has been commenced and, in that case, such requirements shall instead be covenants subject to Section 7.31 (Post Closing Covenants).

3.1.7  Amended and Restated Intellectual Property Collateral Agreement.  The Borrower and each of its Subsidiaries shall have executed and delivered to the Agent such agreements (each as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, an “Intellectual Property Collateral Agreement”), in substantially the form attached to this Agreement as Exhibit O, together with such other notices for recording in the United States Patent and Trademark Office or the United States Copyright Office and such Uniform Commercial Code financing statements as are necessary or as otherwise reasonably requested by the Agent to perfect and maintain the security interests created by the Security Agreement in any Intellectual Property.

3.1.8  Mortgages.

(a)           With respect to the Material Real Property owned by the Borrower or any Subsidiary in the Commonwealth of Pennsylvania that was mortgaged in favor of the Lenders under the Existing Credit Agreement (as amended, modified and supplemented from time to time in accordance with the terms hereof and thereof, the “Existing PA Mortgages”), the Borrower shall cause the necessary modifications, if any, reasonably requested by the Co-Lead

Arrangers to be made to the Existing PA Mortgages for each parcel of Material Real Property to secure the Secured Obligations.

(b)           With respect to any Material Real Property owned by the Borrower or any Subsidiary in the State of New York, the mortgages under the Existing Credit Agreement shall be terminated and the Borrower shall cause to be delivered to the Agent new fee mortgages in substantially the form attached to this Agreement as Exhibit G-1 (together with any other mortgages respecting real estate in the State of New York, delivered hereunder from time to time, in each case, as amended, modified and supplemented from time to time in accordance with the terms hereof and thereof, the “NY Mortgages”), in each case, in form appropriate for recording in the relevant jurisdiction, securing the Term Loans.

(c)           With respect to any Material Real Property owned by Borrower or any of its Subsidiaries that has not previously been mortgaged in favor of the Lenders pursuant to the Existing Credit Agreement, including, but not limited to, Material Real Property owned by Stabler or any of its Subsidiaries, the Borrower and each applicable Subsidiary shall have executed and delivered to the Agent mortgages encumbering the Borrower’s fee interest in and to such Material Real Property (as amended, modified and supplemented from time to time in accordance with the terms hereof and thereof, and together with the Existing PA Mortgages, NY Mortgages and any other fee mortgages delivered pursuant to this Agreement at any time, the “Fee Mortgages”) in substantially the form attached to this Agreement as Exhibit G-2 (for Pennsylvania properties) or Exhibit G-3 (for Illinois properties), as applicable, for each parcel of Material Real Property owned by such Person, in each case, in form appropriate for recording in the relevant jurisdiction, securing (except as provided in paragraph (b)) above, the Secured Obligations, and together with such Uniform Commercial Code financing statements as are necessary to perfect the security interests created thereby, in each case in form appropriate for recording in the relevant jurisdiction.

(d)           With respect to any Material Real Property leased by Borrower or any of its Subsidiaries, including Material Real Property leased by Stabler or any of its Subsidiaries, the Borrower and each applicable Subsidiary shall have executed and delivered to the Agent leasehold mortgages encumbering the Borrower’s leasehold interest in and to such Material Real Property (as amended, modified and supplemented from time to time in accordance with the terms herewith and thereof, and together with any other leasehold mortgages delivered pursuant to this Agreement at any time, the “Leasehold Mortgages” and, together with the Fee Mortgages, the “Mortgages”) in substantially the form attached to this Agreement as Exhibit H for each parcel of Material Real Property leased by such Person, securing the Secured Obligations, in each case, in form appropriate for recording in the relevant jurisdiction and,

(i)  if applicable, a memorandum of lease or other document reflecting the leasehold estate in form appropriate for recording in the relevant jurisdiction and,

(ii) a fully-executed Recognition and Estoppel Agreement (the “Recognition and Estoppel Agreement”) from each landlord, in form and substance reasonably satisfactory to the Co-Lead Arrangers, provided, however, that except for the leases with respect to the quarries located in Ormrod, Pennsylvania and

Kutztown, Pennsylvania as to which Recognition and Estoppel Agreements shall be delivered on or prior to the Closing Date, the Borrower shall use commercially reasonable efforts to obtain such Recognition and Estoppel Agreements and,

(iii) in the case of leaseholds where a fee mortgagee is of record prior to the lease or memorandum of lease, a subordination, non-disturbance and attornment agreement, in form and substance reasonably satisfactory to the Co-Lead Arrangers, to be executed by the fee mortgagee of any such leased Material Real Property, and

(iv) in the case of the lease relating to the quarry located in Kutztown, Pennsylvania, the consent of Maxatawny Township.

3.1.9  Real Estate Due Diligence.  The Borrower and each of its Subsidiaries shall have caused to be delivered to the Agent such title commitments and insurance policies, flood certifications, consents, lease agreements, and other instruments, agreements, documents and certificates as may be reasonably requested by the Co-Lead Arrangers in connection with the Material Real Property, all in form and substance reasonably satisfactory to the Lenders.  Without limiting the generality of the foregoing, the Agent shall have received policies of title insurance, insuring each of the Mortgages as a first priority Lien upon the premises to which it relates, with title insurance companies acceptable to the Co-Lead Arrangers. Borrower shall also cause to be paid all necessary recording taxes and fees.

3.1.10  Second Amended and Restated Environmental Indemnity Agreement.  The Borrower and each of its Subsidiaries shall have executed and delivered to the Agent a Second Amended and Restated Environmental Indemnity Agreement (as amended, modified and supplemented from time to time in accordance with the terms hereof and thereof, and together with any other environmental indemnity agreements delivered pursuant to this Agreement at any time, the “Environmental Indemnity Agreements”) in substantially the form annexed to this Agreement as Exhibit I.

3.1.11  Bonding Arrangements.  The Borrower shall have delivered copies of all Bonding Arrangements relating to itself or any of Subsidiaries, and if the same provide for any Liens (a) such liens shall be Surety Liens and (b) the Borrower shall have delivered intercreditor agreements of the type referred to in the definition of Surety Liens; provided, that (x) with respect to the Bonding Arrangements between the Borrower or any Subsidiary, on the one hand, and the CNA Parties, on the other hand, so long as there shall be no UCC financing statements filed in connection therewith, in lieu of the requirements set forth above, the Borrower shall, within 30 days of the Closing Date, (i) deliver the intercreditor agreement of the type referred to in the definition of Surety Liens or (ii) replace CNA Parties with a Permitted Bonding Company, and (y) with respect to the Bonding Arrangements between the Borrower or any Subsidiary, on the one hand, and the US Fidelity Parties, on the other hand, so long as there shall be no UCC financing statements filed in connection therewith, in lieu of the requirements set forth above, the Borrower shall, within 30 days of the Closing Date, (i) deliver the intercreditor agreement of the type referred to in the definition of Surety Liens or (ii) replace US Fidelity Parties with a Permitted Bonding Company.

3.1.12  Payment of Fees and Costs.  The Borrower shall have paid all of the fees required to be paid to the Co-Lead Arrangers and the other Lenders on the Closing Date and all other fees, costs, expenses and other amounts due and payable under this Agreement and the other documents contemplated herein, including, without limitation, the reasonable fees and expenses of counsel for the Agent and Co-Lead Arrangers in connection with the negotiation, preparation, execution, and delivery of this Agreement and the other documents contemplated herein.

3.1.13  Second Lien Credit Facility.  The Second Lien Credit Facility (a) shall be (i) in form and substance satisfactory to the Lenders and (ii) in a principal amount approximately equal to $85,000,000 and (b) the conditions precedent to funding thereof shall have been satisfied or waived.

3.1.14  Financial Statements; Projections.

(a)           The Lenders shall have received (i) an audited Consolidated balance sheet, statement of income and changes in retained earnings and statement of cash flows of the Borrower and its Subsidiaries (other than Stabler and its Subsidiaries) for the fiscal year ended February 28, 2007, certified (without qualification or exception) by KPMG LLP or other nationally recognized independent public accountants selected by the Borrower and acceptable to the Co-Lead Arrangers, all in form and substance satisfactory to the Co-Lead Arrangers; and (ii) an audited Consolidated balance sheet, statement of income and changes in retained earnings and statement of cash flows of Stabler and its Subsidiaries for the fiscal year ended April 30, 2007, certified (without qualification or exception) by Brown Schultz Sheridan & Fritz or other nationally recognized independent public accountants selected by the Borrower and acceptable to the Co-Lead Arrangers, all in form and substance satisfactory to the Co-Lead Arrangers.

(b)           The Lenders shall have received a final set of operating projections for the Borrower and its Subsidiaries for the fiscal year ending on February 29, 2008 through the fiscal year ending on February 28, 2014 , which shall be in reasonable detail, shall be based on the closing capital structure of the Borrower and its Subsidiaries, shall reflect the consummation of the transactions contemplated by this Agreement and shall otherwise be in form and substance satisfactory to the Co-Lead Arrangers.

(c)           The Lenders shall have received a quality of earnings report from KPMG LLP or other nationally recognized independent public accountants selected by the Borrower and acceptable to the Co-Lead Arrangers, with respect to Stabler and its Subsidiaries for the 12 month period ended April 30, 2006 and for the 12 month period ended April 30, 2007, all in form and substance satisfactory to the Co-Lead Arrangers.

3.1.15  Intercreditor Agreement.  The Borrower shall have executed and delivered to the Agent an Intercreditor Agreement among the Agent, Second Lien Administrative Agent, and the Borrower (as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Intercreditor Agreement”) in substantially the form attached to this Agreement as Exhibit J.

3.1.16  Consents and Approvals .  All corporate, governmental and judicial consents, approvals and waivers and other third party consents, approvals and waivers necessary in connection with this Agreement and the Loans or other related transactions, shall have been obtained and, if applicable, become final and nonappealable, and shall remain in full force and effect, without the imposition of any conditions that are not acceptable to the Lenders.

3.1.17  Material Litigation.  Except as set forth on Schedule 4.7, there shall be no litigation or proceeding pending or overtly threatened against the Borrower or any of its Subsidiaries which could reasonably be expected to result in liability in excess of $1,000,000 or, if not for money damages, which could reasonably be expected to result in a Material Adverse Change.

3.1.18  Material Adverse Change.  No material adverse change in the Borrower and its Subsidiaries taken as a whole shall have occurred since February 28, 2007.

3.1.19  Material Adverse Environmental Condition.  No material adverse environmental condition shall exist with respect to any properties owned, leased or occupied by the Borrower or any of its Subsidiaries.

3.1.20  Opinion of Counsel.  The Agent shall have received the following favorable opinions of counsel, each addressed to the Agent, the Issuing Bank and the Lenders and dated as of the Closing Date, in form and content satisfactory to the Agent, the Issuing Bank and the Lenders:

(a)           Pepper Hamilton LLP, counsel to the Borrower, its Subsidiaries and the other Loan Parties, as to the transactions contemplated hereby and as is customary for a transaction of this kind;

(b)           Wildman, Harold, Allen & Dixon, special local counsel to Work Area Protection Corp., as to the due organization of Work Area Protection Corp. and the Material Real Property located in the State of Illinois; and

(c)           Hodgson Russ LLP, special local counsel to the Borrowers, as to the Material Real Property located in the State of New York.

3.1.21  Officer’s Certificate.  There shall have been delivered to each Lender an Officer’s Certificate, dated as of the Closing Date, (a) demonstrating pro forma compliance with the financial covenants set forth in Article 6 (Financial Covenants), and (b) certifying as to (i) the truth of the representations and warranties contained in this Agreement or otherwise made in writing in connection herewith and (ii) the absence of any Default and Event of Default.

3.1.22  Good Standing.  The Agent shall have received (a) good standing certificates of a recent date for each of the Borrower and its Subsidiaries, evidencing its good standing under the laws of the state of its incorporation or formation and (b) good standing certificates of a recent date for each of the Borrower and its Subsidiaries, evidencing its good standing under the laws of the states in which failure to qualify to do business could reasonably be expected to result in a Material Adverse Change.

3.1.23  Lien Searches.  The Borrower shall have delivered to the Agent results of lien searches (including, without limitation, Uniform Commercial Code, tax and judgment lien searches) of a recent date, in scope and substance satisfactory to the Agent, together with United States Patent and Trademark Office and United States Copyright Office searches of a recent date, in each case, with respect to the Borrower and each of its Subsidiaries, showing no Liens except Permitted Liens.

3.1.24  Insurance.  The Co-Lead Arrangers shall have received evidence of the Insurance required by Section 7.14 (Insurance), together with the lender loss payee and additional insured clauses and endorsements required thereby.

3.1.25  Repayment of Existing Indebtedness.  Substantially simultaneously with the making of the initial Loans on the Closing Date, Borrower shall have repaid (a) all obligations under or arising out of the Existing Credit Agreement and (b) all Indebtedness assumed in connection with the Stabler Acquisition other than the Stabler Indebtedness.

3.1.26  Stabler Acquisition Documentation.   The Borrower shall provide, and the Lenders shall receive and satisfactorily review, all of the documentation related to the Stabler Acquisition, including, but not limited to, the Stabler Purchase and Sale Agreement.

3.1.27  Stabler Purchase and Sale Agreement Conditions.  The conditions set forth in the Stabler Purchase and Sale Agreement shall have been satisfied.

3.1.28  Stabler Acquisition Consideration.  The total consideration paid by the Borrower pursuant to the Stabler Acquisition shall not exceed $325,000,000 plus or minus post-closing working capital or similar adjustments as provided in the Stabler Purchase and Sale Agreement and Borrower shall not assume more than $18,600,000 in Indebtedness (excluding permitted intercompany Indebtedness) as a result of the Stabler Acquisition, all of which is Indebtedness (other than the Stabler indebtedness) that shall be repaid on the Closing Date.

3.1.29  Patriot Act.  The Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested by the Agent.

3.1.30 Corporate Proceedings.  All corporate, partnership and other legal proceedings of the Loan Parties and all instruments in connection with the transactions contemplated by this Agreement and other Loan Documents (including, without limitation, certified Organizational Documents, resolutions and incumbency certificates) shall be satisfactory in form and substance to the Co-Lead Arrangers and their counsel, and the Co-Lead Arrangers and their counsel shall have received all information and copies of all documents and records of all corporate, partnership and other legal proceedings which the Co-Lead Arrangers or their counsel has requested, such documents where appropriate to be certified by proper corporate, partnership, governmental or other authorities.

3.1.31  Sources and Uses.  The Co-Lead Arrangers shall have received a reasonably detailed statement describing the sources and uses of funds in connection with the

Loans to be made on the Closing Date, the Stabler Acquisition and the other transactions contemplated hereby and thereby.

3.1.32  Collateral Agency Agreement.  The Borrower and Buffalo Crushed Stone, Inc. shall have executed and delivered to the Agent a Collateral Agency Agreement among the Agent, the Second Lien Administrative Agent, the Borrower, Buffalo Crushed Stone, Inc. and each other party thereto (as amended, restated, modified or supplements from time to time, the “Collateral Agency Agreement”) in form and substance satisfactory to the Agent.

3.1.33Other Requirements.  The Agent shall have received such additional information, documents and material as the Agent may reasonably request.

3.1.34  Lender Addenda.  This Agreement amends and restates in its entirety the Existing Credit Agreement.  Each Lender that is to become a party to this Agreement on the date hereof shall do so by delivering to the Agent a Lender Addendum duly executed by such Lender, Borrower and the Agent.  Upon receipt of such Lender Addendum, M&T shall be deemed to have assigned to the Lender executing such Lender Addendum all of its rights and obligations under this Agreement with respect to that portion of the Loans set forth in the Lender Addendum.

3.2           Requirements for Each Loan/Letter of Credit.

The Lenders shall not be required to make any Loans to the Borrower (including, without limitation, the initial Loan) and the Issuing Bank shall not be required to issue any Letters of Credit (including, without limitation, the initial Letter of Credit) unless each of the following conditions are fulfilled to the satisfaction of the Agent or the Issuing Bank, as applicable.

3.2.1  No Default.  There shall not, either prior to or after giving effect to each such funding or Letter of Credit, exist a Default or Event of Default.

3.2.2  Borrowing Notice/Request for Letter of Credit.  The Agent shall have timely received a borrowing notice pursuant to Section 1.4 (Borrowing Notice) or request for a Letter of Credit pursuant to Subsection 2.1.1 (Commitment to Issue Letters of Credit) and all accompanying documentation required thereby.

3.2.3  Representations and Warranties.  The representations and warranties of the Borrower and the other Loan Parties made in the Loan Documents shall be true and correct in all material respects as of the date of each such Loan or Letter of Credit (both immediately prior to and after giving effect to such Loan or Letter of Credit) as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all materials respects at and as of such earlier date).

3.2.4  Method of Certifying Certain Conditions.  The request for, and acceptance of, each Loan and each Letter of Credit by the Borrower shall be deemed a representation and warranty by the Borrower that the conditions specified in Subsections 3.2.1 (No Default), and 3.2.3 (Representations and Warranties) have been satisfied.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce the Issuing Bank and the Lenders to enter into this Agreement and to make the Loans and other extensions of credit contemplated by this Agreement, the Borrower hereby makes the following representations and warranties (which are unaffected by any investigation of the Agent, the Issuing Bank or any Lender):

4.1           Status.

4.1.1  Organization and Qualification.  Each of the Borrower and its Material Subsidiaries is a duly organized and validly existing corporation, partnership or limited liability company, as applicable, and each is in good standing under the laws of its state of formation.  Each of the Borrower and its corporate Material Subsidiaries has perpetual corporate existence, and each of the Borrower and its Material Subsidiaries has the corporate, partnership or limited liability company, as applicable, power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage.  Neither the Borrower nor any of its Subsidiaries has failed to qualify to do business in any state or jurisdiction where the failure to so qualify could result in a Material Adverse Change.  As of the Closing Date, the states of formation of the Borrower and its Subsidiaries as well as the states where such Persons are qualified to do business as a foreign corporation, partnership, or limited liability company, as applicable, are listed on Schedule 4.1.1.

4.1.2  Stock Ownership.  As of the Closing Date, the Borrower does not have any Subsidiaries and does not operate all or any portion of its business through any other Persons, other than as disclosed on Schedule 4.1.2.  Schedule 4.1.2 also correctly lists as to the Borrower and each of its Subsidiaries on the date of this Agreement:

(a)           its name,

(b)           the jurisdiction of its incorporation or formation and the organizational number issued by such jurisdiction, if any,

(c)           the classes of Capital Stock issued by the Borrower and each of its Subsidiaries and the principal characteristics of each such class, and

(d)           the names of each of the equity holders and the number and percentage of the issued and outstanding shares or other equity interests of each class (and certificate numbers by which such shares or other equity interests are designated, if applicable) owned by each of such holders.

As of the Closing Date, all the outstanding shares of Capital Stock of the Borrower and each of its Subsidiaries are validly issued, fully paid and nonassessable, and all such shares and other equity interests indicated on Schedule 4.1.2 as owned by the Borrower or the Persons indicated on Schedule 4.1.2 are so owned beneficially and of record by such Person, free and clear of any Lien, except for Liens created pursuant to the Loan Documents.  Schedule 4.1.2 also correctly lists as of the Closing Date as to the Borrower and each of its Subsidiaries any options, warrants or other securities issued by the Borrower or any Subsidiary of the Borrower and the identity of each holder of any such option, warrant or other security.  Except as set forth on Schedule 4.1.2, as of the Closing Date, there are no preemptive rights, offers, options, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of the Borrower or any of its Subsidiaries (including, without limitation, the Capital Stock of the Borrower or any of its Subsidiaries) or obligating the Borrower, any of its Subsidiaries or any other Person to purchase or redeem any such equity interests or other securities pursuant to the Organizational Documents or any agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them may be bound.

4.1.3  Excluded Subsidiaries.  As of the Closing Date, (a) South Woodbury has substantially no assets other than the premises subject to the Headquarters Lease and the Roaring Spring Lease and conducts no business other than as landlord under the Headquarters Lease and the Roaring Spring Lease, (b) NESL II has substantially no assets other than 100% of the general partnership interests of South Woodbury and conducts no business other than as general partner of South Woodbury, (c) BCS LLC has substantially no assets, (d) Borrower or its Subsidiaries own 100% of the Capital Stock of Rock Solid Insurance, (e) State Aggregates has substantially no assets and conducts no business and (f) Stabler Construction Company has substantially no assets and conducts no business.

4.2           Power and Authority; Enforceability.

Each Loan Party has the corporate, partnership or other similar power to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party, and each such Person has taken all necessary corporate, partnership or other similar action (including, without limitation, any consent of stockholders or partners required by Law or by their respective Organizational Documents) to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  The Loan Documents, when executed and delivered by each Loan Party which is a party thereto, constitute or will constitute the authorized, valid and legally binding obligations of such Person enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3           No Violation of Agreements; Absence of Conflicts.

The execution and delivery of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and compliance with the terms and provisions of the Loan Documents, will not:

(a)           require any consent or approval, governmental or otherwise, not already obtained (including any consent or approval arising out of any ownership interests in Rock Solid Insurance held by the Borrower or its Subsidiaries),

(b)           violate any Law or judgment respecting the Borrower or any of its Subsidiaries,

(c)           conflict with, result in a breach of, or constitute a default under, the Organizational Documents of the Borrower or any of its Subsidiaries, or result in a material breach of, or constitute a material default under, any material indenture, agreement, license or other instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or their respective properties may be bound, or

(d)           result in, or require the creation or imposition of, any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of its Subsidiaries.

No consent or approval, governmental or otherwise (other than usual and customary court approvals required in connection with a foreclosure action, bankruptcy sale or similar remedial process), not already obtained, is necessary for the exercise of remedies under the Mortgages except as set forth on Schedule 4.3 hereto.

4.4           Recording, Enforceability and Consent.

Assuming the due recording of the UCC-1 financing statements, the Mortgages and the Intellectual Property Collateral Agreements delivered in connection herewith, no consent, approval or authorization of any Person, or recording, filing, registration, notice or other similar action with or to any Person, is required in order to insure the legality, validity, binding effect or enforceability of any of the Loan Documents as against all Persons, except such consents, approvals, authorizations and actions as are identified on Schedule 4.4 hereto, all of which have been obtained and remain in effect.  No material consent, approval or authorization of any Person  (other than any such consents, approvals and authorization in respect of Intellectual Property or constituting Governmental Licenses which are the subject of Section 4.9 (Licenses; Intellectual Property)) that has not been obtained is required for the continued conduct by the Borrower or any of its Subsidiaries of their respective businesses as presently conducted or as presently proposed to be conducted.

4.5           Lines of Business.

The Borrower and its Subsidiaries are engaged only in Permitted Businesses.

4.6           Security Interest in Collateral.

(a)           The Borrower has delivered, or caused to be delivered, to the Agent all UCC-1 financing statements in recordable form that may be necessary to perfect the security interests granted pursuant to the Loan Documents to the extent that such security interests may be perfected by filing.  Except to the extent the same are not required to be delivered pursuant to the Loan Documents, the Borrower has delivered, or caused to be delivered, to the Agent all instruments, documents, certificates and investment property (i) that may be necessary to perfect the security interests granted pursuant to the Loan Documents (to the extent such security interests may only be perfected by delivery) and (ii) to the extent that delivery of the same provides perfection that is superior to filing.  Upon the filing of such UCC-1 financing statements in the offices specified thereon, the recordation of the Intellectual Property Collateral Agreement with respect to copyrights and copyright applications in the United States

Copyright Office, and the execution and delivery of deposit account control agreements satisfying the requirements of Section 9-104(a)(2) of the Uniform Commercial Code to the extent required under Section 7.29 (Primary Operating Accounts) (each of which deposit account control agreements have been entered into and delivered to the Agent), no further action, including, without limitation, any filing or recording of any document or the obtaining of any consent, is necessary in order to establish, perfect and maintain the Agent’s security interests (which security interests are subject to no prior Liens other than Permitted Liens) in the personal property (including fixtures and Intellectual Property) and equity of the Borrower and its Subsidiaries (for the benefit of the Secured Parties) purported to be created by the Pledge Agreement and the Security Agreement, subject to the Permitted Perfection Limitations and except for the periodic filing of continuation statements with respect to such UCC-1 financing statements.

(b)           The Existing PA Mortgages create first priority perfected Liens on the real property owned by the Borrower and its Subsidiaries purported to be encumbered thereby, subject to no prior Liens other than Permitted Liens, and no further action, including, without limitation, the filing or recording of any document, is necessary to maintain such first priority perfected Liens.

(c)           The other Mortgages, when duly filed in the offices referred to thereon, will create first priority perfected Liens on the real property owned or on the leasehold interest in the real property leased by the Borrower and its Subsidiaries purported to be encumbered thereby, subject to no prior Liens other than Permitted Liens, and no further action, including, without limitation, the filing or recording of any document, is necessary to maintain such first priority perfected Liens.

(d)           Schedule 4.6 hereto shows, as of the Closing Date, (i) each location where the Borrower or any of its Subsidiaries has any inventory or other assets (excluding mobile equipment in transit and assets under repair at a third-party location) with a fair market value, individually or in the aggregate, in excess of $1,000,000 at such location, other than locations of contracted construction jobs in progress, (ii) in the case of leased locations described in clause (i) above, the names and addresses of the landlords and, in the case of other non-owned locations described in clause (i) above, the names and addresses of the bailees, if any, and (iii) respecting all non-owned property described in clause (i) above, whether a landlord waiver or bailee acknowledgement, as applicable, has been obtained.

4.7           Litigation; Compliance with Laws.

(a)           There are no claims, actions, suits, protests, reconsiderations or proceedings (collectively, “litigation”) pending, or to the knowledge of the Borrower or any of its Subsidiaries, threatened, against or affecting the Borrower or any of its Subsidiaries or their respective equity holders before any court or Governmental Authority or arbitral tribunal that are not fully covered by Insurance (except such litigation which individually or in the aggregate could not reasonably be expected to result in net liability in excess of $5,000,000 at any one time), and, to the knowledge of the Borrower and its Subsidiaries, there is no basis for any of the foregoing.  Schedule 4.7 lists all litigation as of the Closing Date in which the amount in controversy exceeds $1,000,000 or which could result in a Material Adverse Change.

(b)           The Borrower and each of its Subsidiaries are in compliance in all material respects with all Laws.

(c)           Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any of their Affiliates, or any Person acting on their behalf in connection with this Agreement is a Prohibited Person.

(d)           Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any of their Affiliates or any Person acting on their behalf in connection with this Agreement has engaged directly or indirectly in any transaction that evades or avoids, or has the purpose of evading or avoiding, or violates the requirements or prohibitions set forth in the Executive Order or the PATRIOT Act.

4.8           Condition of Property.

The properties, equipment and systems of the Borrower and its Subsidiaries are in working order and operating condition, subject to reasonable wear and tear and breakdowns and breakages, and are and will be in compliance in all material respects with all applicable Law and standards or rules imposed by any Governmental Authority.

4.9           Licenses; Intellectual Property.

The Borrower and each of its Subsidiaries owns or is the licensee of all material Intellectual Property and all material licenses, permits and authorizations, governmental or otherwise, and all other rights, priorities or privileges (collectively, “IP and Licenses”) necessary for the conduct of their respective businesses as presently conducted or as presently proposed to be conducted.  All material Intellectual Property of the Borrower and its Subsidiaries is owned and/or used, as applicable, without any known material conflict with the rights of any other Person.  Each material Governmental License necessary for the business of the Borrower or any Subsidiary is in full force and effect and is not subject to any challenge or revocation proceeding by the issuing Governmental Authority and, to the Borrower’s knowledge, there is no basis for any Governmental Authority to revoke the same.  The Borrower and its Subsidiaries are operating their business in compliance in all material respects with the applicable requirements of Governmental Authorities having jurisdiction over them.  No settlement agreements, consents, licenses, judgments, orders, forbearance to sue or similar obligations limit or restrict in any material respect the Borrower’s or any of its Subsidiaries’ rights in and to such IP and Licenses, taken as a whole.  No written claim or proceeding, or to the knowledge of the Borrower, threat of claim or proceeding, has been asserted by any Person against the Borrower or any of its Subsidiaries relating to the use, right to use or ownership of any Intellectual Property or Governmental Licenses, or challenging or questioning the validity or effectiveness of any Intellectual Property or Governmental Licenses except in the case of Intellectual Property, except where such claim or proceeding could not reasonably be expected to materially adversely affect the Intellectual Property of the Borrower and its Subsidiaries, taken as a whole and except, in the case of Governmental Licenses, where such claim or proceeding could not reasonably be expected to adversely impact the value of any Material Real Property or materially impair the ongoing business operations of the Borrower or any Subsidiary.  Schedule 4.9 attached hereto correctly lists, as of the Closing Date, all material IP and Licenses of the Borrower and its Subsidiaries,

including, without limitation, all material Governmental Licenses and similar rights, of the Borrower and its Subsidiaries to own and operate quarries other than any such Governmental Licenses that relate solely to the ownership and operation of any real property that is not Material Real Property.  All material copyrights of the Borrower and its Subsidiaries are registered with the United States Copyright Office.  All IP and Licenses listed on Schedule 4.9 are, as of the Closing Date, subsisting and in full force and effect.

4.10         Title to Properties; Liens.

The Borrower and each of its Subsidiaries has good title to its properties and assets, including the properties and assets reflected in the financial statements referred to in Subsection 4.12.1 (Financial Statements) (except as permitted by Subsection 7.7.2 (Sales and Other Dispositions)), and none of such properties or assets is subject to any Liens except Permitted Liens.  The Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of such properties and assets, and all such leases are valid and subsisting and in full force and effect.  Borrower and each of its Subsidiaries has obtained all material easements, material equipment rental, material Operating Leases or other material agreements necessary for the operation of its business as now conducted or presently proposed to be conducted and each of those agreements is in full force and effect and subject to no material defaults.

4.11         Management Agreements.  Except as disclosed on Schedule 4.11 hereto, neither the Borrower nor any of its Subsidiaries is a party to any management, employment, consulting or other similar agreement or arrangement (whether oral or written) respecting the management of their respective businesses except for usual and customary employment agreements and consulting agreements entered into in the ordinary course of business.

4.12         Financial Statements and Projections.

4.12.1  Financial Statements.  Each of the financial statements delivered pursuant to Subsections 3.1.14 (Financial Statements; Projections), 5.1.1 (Delivery of Monthly Financial Statements), 5.1.2 (Delivery of Quarterly Financial Statements), and 5.1.3 (Delivery of Annual Financial Statements) have been prepared in accordance with GAAP applied on a consistent basis throughout the period specified and present fairly in all material respects the financial position of the Borrower and its Subsidiaries as of the date specified and the results of operations and statements of cash flow for the period specified subject, in the case of quarterly financial statements delivered pursuant to Subsection 5.1.2 (or 3.1.14) and monthly financial statements delivered pursuant to Subsection 5.1.1, to usual year-end adjustments and the absence of footnotes.

4.12.2  Undisclosed Liabilities.  Neither the Borrower nor any of its Subsidiaries has any material liabilities, contingent or otherwise, other than as disclosed in the financial statements referred to in Subsection 4.12.1 (Financial Statements) and there are not now and not anticipated any material unrealized losses of the Borrower or any of its Subsidiaries.

4.12.3  Absence of Material Adverse Change.  Since the date of the financial statements delivered pursuant to Subsection 3.1.14(a) (Financial Statements; Projections), there has been no event, circumstance, condition or development that has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

4.12.4  Projections.  The operating projections submitted on behalf of the Borrower to the Lenders pursuant to Subsection 3.1.14(a) (Financial Statements; Projections) and Subsection 5.1.6 (Annual Budget) present to the best of the Borrower’s knowledge and belief as at the dates such projections were delivered and based on the assumptions set forth in such projections, the expected results of operations and sources and uses of cash of the Borrower and its Subsidiaries for the periods covered by such projections.

4.13         Tax Returns and Payments; Other Fees.

(a)           All material Returns required by Law to be filed (including extensions) by or in respect of the Borrower and its Subsidiaries and their assets have been filed.  All Taxes levied upon the Borrower and its Subsidiaries and any of their respective properties, assets, income or franchises that are required to be paid have been paid, other than those presently payable without penalty or interest and other than any charge or claim being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which any reserve or other appropriate provision, if any, as shall be required by GAAP has been made therefore and, if the filing of a bond or other indemnity is necessary to avoid the creation of a Lien against any of the assets of the Borrower or any of its Subsidiaries, such bond has been filed or indemnity posted.

(b)           The Borrower and each of its Subsidiaries has paid all franchise, license and other fees and charges that have become due pursuant to any material franchise or permit in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued.

4.14         Fiscal Year.

The fiscal year of the Borrower and each of its Subsidiaries ends February 28 (or 29, as applicable); provided, however, that prior to March 1, 2008 (at which time the fiscal year end of Stabler and its Subsidiaries will be changed to February 28 or 29, as applicable), the fiscal year of Stabler and its Subsidiaries shall be set to end on April 30.

4.15         Federal Reserve Regulations.

Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System.  None of the proceeds of any of the Loans shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any “margin security” or “margin stock,” or to extend credit to others for the purpose of purchasing or carrying any “margin security” or “margin stock.”  Neither the Borrower nor any of its Subsidiaries, nor any bank acting on any of its behalf, has taken or will take any action which might cause this Agreement or the Notes to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System, as now or hereafter in effect.

4.16         Investment Company Act.

Neither the Borrower nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.17         [Intentionally omitted.]

4.18         Compliance with ERISA.

4.18.1  Plans.  As of the Closing Date, none of the Borrower, any of its Subsidiaries nor any ERISA Affiliate maintains or contributes to any Plan which is an “Employee Pension Benefit Plan” as defined in Section 3(2) of ERISA or other similar employee benefit plan, except as disclosed on Schedule 4.18 attached hereto.  The Borrower has furnished to the Agent a copy of the most recent actuarial report for each Plan that is a defined benefit plan as defined in Section 3(35) of ERISA, that is subject to the minimum funding standards of Part 3 of Subtitle B of Title I of ERISA and a copy of the most recent audited financial statement for each Plan that is a funded employee welfare benefit plan, and each such report or statement is accurate in all material respects.  Except as disclosed on Schedule 4.18 attached hereto, none of the Borrower, any of its Subsidiaries nor any ERISA Affiliate contributes, or has ever been obligated to contribute, to a Multiemployer Plan.

4.18.2  Favorable Determination Letters.  Each Plan as most recently amended, which is intended to be qualified within the meaning of Section 401 of the Code, is, and since its establishment has been, the subject of a favorable determination by the Internal Revenue Service with respect to its qualification under Section 401(a) of the Code, or if an amendment is not subject to a favorable determination letter, then it has been or will be submitted for a favorable determination letter within the applicable remedial amendment period.

4.18.3  Compliance.  The Borrower, its Subsidiaries and their respective ERISA Affiliates have operated each Plan in all material respects in compliance with the requirements of the Code and ERISA and the terms of each Plan.

4.18.4  Absence of Certain Conditions.  Except as specifically disclosed on Schedule 4.18:  (a) no Plan has engaged in any transaction in connection with which the Borrower, its Subsidiaries or their respective ERISA Affiliates could be subject to either a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax penalty imposed pursuant to Section 4975 of the Code; (b) there is no Accumulated Funding Deficiency with respect to any Employee Pension Plan (for plan years beginning before 2008), whether or not waived, there is no failure to meet the Minimum Funding Standard for any Employee Pension Plan (for plan years beginning after 2007), or an unfulfilled obligation to contribute to any Multiemployer Plan or withdrawal from any Multiemployer Plan; (c) no Plan has been terminated under conditions which resulted or could result in any liability to the PBGC; (d) no liability to the PBGC has been or is expected by the Borrower to be incurred with respect to any Plan maintained by the Borrower or any of its Subsidiaries or ERISA Affiliates except for required premium payments to the PBGC; (e) there has been (i) no Reportable Event with respect to any Employee Pension Plan (except to the extent that the PBGC has waived such reporting requirement with respect to any such event), and (ii) no event or condition which presents a material risk of termination of any Plan by the PBGC, in either case involving conditions which could result in any liability to the PBGC; (f) none of the Borrower, its Subsidiaries nor any ERISA Affiliate has incurred or anticipates incurring Withdrawal Liability with respect to any Multiemployer Plan; (g) no Multiemployer Plan is in Reorganization; (h) the Borrower and its Subsidiaries have complied in all material respects with the health continuation coverage requirements of COBRA and the requirements of the Health Insurance Portability and Accountability Act of 1996; (i) there is no material unfunded benefit liability in respect of any Plan; (j) there is not now, and has not been, any violation of the Code or ERISA with respect to the filing of applicable reports, documents, and notices regarding any Plan with the Secretary of Labor, the Secretary of the Treasury, the PBGC or any other governmental entity or the furnishing of such documents to the participants or beneficiaries of such Plan; (k) there is no Plan providing for retiree health and/or life insurance or death benefits or any welfare plan having unfunded liabilities; (l) neither the Borrower, any of its Subsidiaries nor any ERISA Affiliate is subject to the Early Warning Program of the PBGC (as described in PBGC Technical Update 00-3); (m) neither the Borrower, any of its Subsidiaries nor any ERISA Affiliate has been contacted by the PBGC in connection with the PBGC’s Early Warning Program and (n) none of Borrower, its Subsidiaries or their respective ERISA Affiliates are subject to a tax under section 4971 of the Code.

4.18.5  Absence of Certain Liabilities.  No liability (whether or not such liability is being litigated) has been asserted against the Borrower, any of its Subsidiaries or any ERISA Affiliate in connection with any Employee Pension Plan or any Multiemployer Plan by the PBGC other than for required premium payments to the PBGC, by a trustee appointed pursuant to Section 4042(b) or (c) of ERISA, or by a sponsor or an agent of a sponsor of a Multiemployer Plan, and no lien has been attached and no Person has threatened to attach a lien on any of the Borrower’s, any of its Subsidiaries’ or any ERISA Affiliate’s property as a result of failure to comply with ERISA or as a result of the termination of any Plan.

4.19         Accuracy and Completeness of Disclosure.

Neither this Agreement nor any other document, certificate or instrument delivered to the Agent or the Lenders by or on behalf of the Borrower or any of its Subsidiaries in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement and in such other documents, certificates or instruments not misleading in light of the circumstances under which such statements were made.

4.20         Adequacy of Capital; Solvency.

The proceeds of the Loans, together with the proceeds of Indebtedness permitted under Section 7.1 (Indebtedness), and the cash flow from operations of the Borrower and its Subsidiaries will be sufficient to enable the Borrower and its Subsidiaries to operate their respective businesses as presently conducted or as presently proposed to be conducted.  The Borrower and each of its Subsidiaries is Solvent and will be Solvent after giving effect to the transactions contemplated by this Agreement.

4.21         Absence of Restrictive Provisions.

Other than the restrictions contained in this Agreement and the Second Lien Credit Agreement, neither the Borrower nor any of its Subsidiaries is subject or party to any agreement, lien or encumbrance, Organizational Document, regulatory or other provision (except for applicable statutory corporate law) restricting, directly or indirectly, except as permitted pursuant to Subsection 7.2.2 (Negative Pledge), the ability of the Borrower or any of its Subsidiaries to create, incur, assume or permit to exist any Lien or with respect to any property or asset of the Borrower or any of its Subsidiaries.

4.22         Environmental Compliance.

Except as disclosed on Schedule 4.22 hereto (which schedule (i) discloses matters which neither individually nor in the aggregate could reasonably be expected to result in an Environmental Material Adverse Change and (ii) presents all matters known to the Borrower on the Closing Date respecting Material Real Property as if none of the representations below in this Section 4.22 is qualified by an Environmental Material Adverse Change limitation):

(a)           None of the real property currently or previously owned or occupied by the Borrower or any of its Subsidiaries or their assets has ever been used by previous owners or operators, or has ever been used by the Borrower or any of its Subsidiaries, to treat, produce, store, handle, transfer, process, transport, dispose or otherwise Release any Hazardous Substances in violation of any Environmental Law, except where such violations, singly or in the aggregate, could not reasonably be expected to result in an Environmental Material Adverse Change, or so as to create a risk of harm to public or occupant health or safety, or to the environment, that could reasonably be expected to result in an Environmental Material Adverse Change.

(b)           There is no condition that exists on the real property owned or occupied by the Borrower or any of its Subsidiaries that requires Remedial Action or such as may create a risk of harm to public or occupant health or safety, or to the environment, that could reasonably be expected to result in an Environmental Material Adverse Change.

(c)           Neither the Borrower nor any of its Subsidiaries has been notified of, or has actual knowledge with regard to, a Release on, about or into any real property now or previously owned or occupied by the Borrower or any of its Subsidiaries or their assets except where such Release could not reasonably be expected to result in an Environmental Material Adverse Change.

(d)           Neither the Borrower nor any of its Subsidiaries has received a summons, citation, notice of violation, administrative order, directive, letter or other communication, written or oral, from any Governmental Authority concerning any intentional or unintentional action or omission related to the generation, storage, transportation, handling, transfer, disposal or treatment of Hazardous Substances in violation of any Environmental Law or so creating or alleging a threatened or actual risk of harm to public or occupant health or safety, or to the environment except where the foregoing could not reasonably be expected to result in an Environmental Material Adverse Change.

(e)           There are no “friable” (as that term is defined in regulations under the Federal Clean Air Act) asbestos or asbestos-containing materials which have not been encapsulated in accordance with Environmental Law, including accepted guidelines promulgated by the United States Environmental Protection Agency, existing in any real property owned or occupied by the Borrower or any of its Subsidiaries and all of the real property owned or occupied by the Borrower or any of its Subsidiaries have been evaluated for, and are in compliance with Environmental Law, including the OSHA asbestos requirements, except where the foregoing could not reasonably be expected to result in an Environmental Material Adverse Change.

(f)            No equipment containing polychlorinated biphenyls, including electrical transformers, is located on any real property owned or occupied by the Borrower or any of its Subsidiaries in levels that exceed those permitted by any and all Governmental Authorities with jurisdiction over such premises and which are not properly labeled in accordance with Environmental Law except where the foregoing could not reasonably be expected to result in an Environmental Material Adverse Change.

(g)           Each of the tanks on any real property owned or occupied by the Borrower or any of its Subsidiaries has been registered, tested and equipped with properly functioning leak detection systems, to the extent required by, and in accordance with, any applicable Environmental Laws, and there is no evidence of leakage from any such tanks except where the foregoing could not reasonably be expected to result in an Environmental Material Adverse Change.  All such tanks, including any tanks that formerly were located on any real property owned or occupied by the Borrower or any of its Subsidiaries, that have been removed or abandoned have been closed in accordance with applicable standards under Environmental Laws and no such tank creates a risk of harm to public or occupant health or safety, or to the environment except where the foregoing could not reasonably be expected to result in an Environmental Material Adverse Change.

(h)           Neither the Borrower nor any of its Subsidiaries has any obligations, liability or agreement of any kind with respect to contributions, whether monetary or material, to the cleanup, remediation, consolidation, capping or management of the Pfohl Brothers Landfill site located at the intersection of Aero Drive and Transit Road in Cheektowaga, New York that is not fully covered by the Sunrock Indemnification Agreement.

(i)            The Indemnification Agreement dated March 5, 2002 (the “Sunrock Indemnification Agreement”) between Buffalo Crushed Stone, Inc. (“BCS”) and Sunrock Group Holdings Corporation (“Sunrock”) previously delivered to Agent is a true, correct and complete copy thereof, there having been no amendments or modifications thereto since the execution thereof.  The Sunrock Indemnification Agreement was duly authorized by all necessary action by BCS and to the Borrower’s knowledge, by Sunrock, and constitutes the valid and binding obligation of BCS and Sunrock, enforceable in accordance with its terms.

4.23         Labor Matters.

                                Each of the Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 4.23.  There are no strikes or other labor disputes pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries that materially impair the operations of the Borrower or applicable Subsidiary.  The hours worked by and payments made to the employees of the Borrower and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Law dealing with such matters.  The working conditions of employees of the Borrower and its Subsidiaries are in compliance in all material respects with OSHA and any other applicable Law dealing with such matters.  All material payments due from the Borrower and its Subsidiaries, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books in accordance with GAAP, as the case may be.  The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound.

4.24         Brokers.

                                No finder or broker acting on behalf of the Borrower or any of its Subsidiaries has brought about the obtaining, making or closing of the Loans, and neither the Borrower nor any of its Subsidiaries has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

4.25         Existing Indebtedness.

                                Schedule 4.25 lists all Indebtedness of the Borrower and its Subsidiaries as of the Closing Date (other than the Loans, the Letters of Credit and the Stabler Letters of Credit), and provides the following information with respect to each item of such Indebtedness:  the obligor, each guarantor and each other Person similarly liable in respect thereof, the holder thereof, the aggregate amount of all commitments thereunder (and the allocation of such commitments, if any, as among revolving credit Indebtedness, term notes or similar Indebtedness and other credits such as letter of credit or banker’s acceptance facilities), the approximate outstanding amount thereunder (and under each individual facility thereunder), and a description of the collateral securing such Indebtedness, if any.  Except as disclosed in Schedule 4.25, as of the Closing Date, neither the Borrower nor any of its Subsidiaries will be in default and no waiver of any such default will be in effect, in the payment of any principal or interest on any such Indebtedness and no event or condition will exist as of the Closing Date with respect to any such Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its regularly scheduled dates of payment.

4.26         Foreign Assets Control Regulations, Etc.  Neither the making of the Loans hereunder or the use of proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto.  No Group Member is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order (“Designated Person”).  No Loan Party engages in any dealings or transactions with any such Designated Person.  Each Loan Party is in compliance, in all material respects, with the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)).

4.27         Borrowing Base Certificate.

                                The information contained in the most recently delivered Borrowing Base Certificate is complete and correct and the amounts shown therein as “Eligible Accounts Receivables” and “Eligible Inventory” have been determined as provided in the Loan Documents.

4.28         Material Contracts.

                                Neither the Borrower nor any of its Subsidiaries (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.  The Borrower and its Subsidiaries have such good and enforceable agreements with third parties as are necessary to conduct their business as presently conducted or as contemplated to be conducted.

4.29         Stabler Purchase and Sale Agreement.   The Stabler Purchase and Sale Agreement is in full force and effect.  There are no material defaults under such agreement.  Schedule 4.29 sets forth a description of the obligations of Borrower or its Subsidiaries with respect to any payment triggered by (a) the closing of the Stabler Acquisition pursuant to any change of control arrangements (other than change of control payments required upon the termination of certain employment arrangements, which contingent payments are not expected to become absolute) or (b) the termination of any performance share plan in connection with the closing of the Stabler Acquisition.  All such payments shall be fully accounted for pursuant to the working capital adjustment set forth in the Stabler Purchase and Sale Agreement.  The Borrower does not currently anticipate that any material amounts of change of control payments shall be required other than those set forth on Schedule 4.29.

4.30         Absence of Defaults.

                                No event has occurred or is continuing which constitutes a Default or an Event of Default.

ARTICLE 5

REPORTING REQUIREMENTS AND NOTICES

The Borrower covenants that from the date of this Agreement, and for so long as any of the Obligations remain unpaid, any Letters of Credit remain outstanding, the Lenders have an unexpired commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, it shall comply with each of the reporting and notice requirements set forth in this Article 5.

5.1           Financial Data and Reporting Requirements; Notice of Certain Events.

5.1.1  Delivery of Monthly Financial Report.  As soon as practicable and in any event within forty-five (45) days after the close of each Accounting Month, the Borrower shall deliver to the Agent management-prepared profit and loss statements of the Borrower and its Subsidiaries on a Consolidated basis and broken down by location and Product Group for such Accounting Month in substantially the form of Exhibit N attached hereto.

5.1.2  Delivery of Quarterly Financial Statements.  As soon as practicable and in any event within forty-five (45) days after the close of each of the first three quarters of each fiscal year of the Borrower, the Borrower shall deliver to the Agent a management-prepared balance sheet, statement of income and changes in retained earnings, and statement of cash flows of the Borrower and its Subsidiaries on a Consolidated and Consolidating basis and broken down by location and Product Group as at the end of and for (a) the period commencing at the end of the previous fiscal year and ending with the end of such quarter and (b) the period commencing at the end of the previous fiscal quarter and ending with the end of such currently reported quarter, setting forth in comparative form the corresponding figures for the appropriate periods of the preceding fiscal year, certified by the Chief Executive Officer or Chief Financial Officer of the Borrower as (i) having been prepared in accordance with GAAP (with any changes in accounting policies discussed in reasonable detail) and (ii) presenting fairly the financial position and results of operations of the Borrower and its Subsidiaries as at the date and for the period specified (subject to normal recurring year-end audit adjustments), it being understood that footnotes may be omitted.  Together with the financial statements delivered pursuant to this Subsection 5.1.2, the Borrower shall deliver a side-by-side comparison of quarterly results with quarterly budgets, including a narrative by the Chief Executive Officer or Chief Financial Officer of the Borrower explaining variances to budget and variances to the prior year period.

5.1.3  Delivery of Annual Financial Statements.  As soon as practicable and in any event within ninety (90) days after the close of each fiscal year of the Borrower, the Borrower shall deliver to the Lenders, an audited Consolidated and Consolidating balance sheet, statement of income and changes in retained earnings, and statement of cash flows of the Borrower and its Subsidiaries, as well as management-prepared financial statements broken down by location and Product Group, as at the end of and for the fiscal year just closed in reasonable detail and certified, in the case of the Consolidated statements, (without any qualification, modification or exception) by KPMG LLP or other nationally-recognized independent certified public accountants selected by the Borrower and satisfactory to the Agent and by the Chief Executive Officer or Chief Financial Officer in the case of the other financial statements.  However, for the fiscal year ending February 29, 2008,  in lieu of the audited financial statements referred to in the preceding sentence, within ninety (90) days after the close of such fiscal year, the Borrower shall deliver to the Lenders, (a)  an audited Consolidated and Consolidating balance sheet, statement of income and changes in retained earnings, and statement of cash flows of the Borrower and its Subsidiaries (excluding Stabler and its Subsidiaries) and (b)  an audited Consolidated and Consolidating balance sheet, statement of income and changes in retained earnings, and statement of cash flows of Stabler and its Subsidiaries for the stub year ending February 29, 2008.

5.1.4  Delivery of Officer’s Compliance Certificates.  As soon as practicable after the close of each quarter of each fiscal year of the Borrower and in any event no later than the date on which financial statements are required to be delivered for each such quarter or year, as provided in Subsections 5.1.2 (Delivery of Quarterly Financial Statements) or 5.1.3 (Delivery of Annual Financial Statements), the Borrower shall deliver to the Agent an Officer’s Compliance Certificate certified by the Chief Executive Officer or Chief Financial Officer of the Borrower (a) demonstrating compliance with the financial covenants set forth in Article 6 (Financial Covenants) and, in the event the Borrower is required to exclude Rock Solid Insurance from the calculations of such financial covenants pursuant to Section 6.6 (Additional Provisions Respecting Calculation of Financial Covenants), a reconciliation showing the calculation of such financial covenants based on the Consolidated financial statements of the Borrower (including Rock Solid Insurance), (b) certifying that, as at the date of such certificate, there existed no Event of Default and no Default, or, if any such Event of Default or Default existed, specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take or has taken with respect thereto and (c) certifying as to certain other compliance matters.

5.1.5  SEC Filings, Etc.  Promptly upon receipt or transmission thereof, as applicable, the Borrower shall deliver to the Agent:

(a)           at any time when the Borrower or any of its Subsidiaries is subject to the reporting requirements of the Securities Exchange Act of 1934, all letters of comment or material correspondence sent to the Borrower or any of its Subsidiaries by any securities exchange or the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions in relation to the affairs of the Borrower or any of its Subsidiaries,

(b)           all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions, and

(c)           to the extent not already delivered pursuant to the terms of this Agreement, all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower or any of its Subsidiaries to other lenders to such Persons (if any) and their other respective bondholders or security holders (or any trustee or other representative of any of the foregoing) and any non-routine notices or other non-routine correspondence from such lenders, bondholders or security holders (or trustee or other representative of such Persons).

5.1.6  Annual Budget.  As soon as available, and in any event no later than May 31st of each fiscal year, the Borrower shall deliver to the Agent management-prepared operating projections and budgets for the Borrower and its Subsidiaries for such fiscal year, with quarterly projections specifically set forth therein, including an income statement, a balance sheet (which shall include a separate line item for the revolver balance (i.e., the aggregate outstanding amount of RC Loans and Swing Loans), the term loan balance, the Pre-Qualification Line balance, the capital lease balance and the subordinated debt balance) and a cash flow statement, in form and substance satisfactory to the Agent, and, as soon as available, significant revisions, if any, of such projections and budgets, in each case (a) in reasonable detail and otherwise in form and substance satisfactory to the Lenders and (b) accompanied by a certificate of the Borrower, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, stating that (i) such projections and budgets (x) have been prepared on the basis of the assumptions stated therein and (y) represent the Borrower’s best and most recent estimate of the future financial performance of the Borrower and its Subsidiaries and (ii) such assumptions are believed by the Borrower to be reasonable and fair in light of current business conditions and current facts known to the Borrower.

5.1.7  Borrowing Base Certificate.  As soon as practicable after the end of each Accounting Month and in any event within forty-five (45) days of the last day of each Accounting Month (or more frequently if reasonably requested by the Agent), Borrower shall deliver to the Agent a duly executed Borrowing Base Certificate as of the last day of such Accounting Month.

5.1.8  Field Examinations.  Upon the occurrence and during the continuance of an Event of Default, the Agent may, during normal business hours upon reasonable advance notice, conduct such field examinations as it may deem necessary or advisable, in its discretion, to evaluate the Inventory, Accounts Receivable and other assets of the Borrower and its Subsidiaries, which field examinations shall be at the Borrower’s sole cost and expense.

5.1.9  Aging Reports.  Upon the reasonable request of the Agent, for any Accounting Month, the Borrower shall deliver to the Agent (a) an aging report of accounts payable of the Borrower and its Subsidiaries as of the end of such Accounting Month, and (b) an aging report of the Accounts Receivable of the Borrower and its Subsidiaries showing the names of their Account Debtors, the amount owed by them respectively, and the invoice dates for each such Account Receivable as of the end of such Accounting Month, all of which shall be in form reasonably satisfactory to the Agent.

5.1.10 Quality of Earnings Report.  On or before February 15, 2008, the Borrower shall deliver a quality of earnings report from KPMG LLP or other nationally recognized independent public accountants selected by the Borrower and acceptable to the Agent, with respect to Stabler and its Subsidiaries for the period beginning May 1, 2007 and ending December 31, 2007, all in form and substance satisfactory to the Agent.

5.1.11 Monthly Contracts in Progress Report.  As soon as practicable after the end of each Accounting Month and in any event within forty-five (45) days of the last day of each Accounting Month, the Borrower shall deliver to the Agent a report in form and substance reasonably satisfactory to the Agent listing in reasonable detail all jobs in progress from the inception thereof, completed contracts during the twelve (12) Accounting Month period ended prior to such Accounting Month, revenue earned thereon, and backlog to completion.

5.2           Notice of Defaults.

                                As soon as practicable but, in any event, within two Business Days after any officer of the Borrower or any of its Subsidiaries obtains knowledge (a) of any Default or Event of Default, (b) that any Lender has given notice to the Borrower or any of its Subsidiaries or taken any other action with respect to a claimed Default or Event of Default under this Agreement, (c) that any Person has given any notice of or taken any other action with respect to a claimed default or event or condition of the type referred to in Subsection 8.1.3 (Cross Default to Indebtedness), or (d) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties may be bound, the Borrower shall give written notice thereof to the Lenders, specifying the nature and period of existence of any such Default or Event of Default, or specifying the notice given or action taken by such Lender or Person and the nature of such claimed Default, Event of Default, event or condition, and what action the Borrower has taken, is taking or proposes to take with respect thereto, provided, with respect to events described in clause (d) above pertaining to Material Contracts other than Bonding Arrangements, such notice must only be given if the default is a monetary default in excess of $1,000,000 or is a non-monetary default that could reasonably be expected to result in a Material Adverse Change.

5.3           Notice of Disputes and Other Matters.

                The Borrower shall give written notice to the Agent and, in the case of any notice under Subsection 5.3.4, the Lenders of the following matters promptly upon (and in any event within two Business Days of) any officer of the Borrower or any of its Subsidiaries obtaining knowledge thereof:

5.3.1  Certain Litigation.  Any actions, proceedings or claims commenced or asserted against the Borrower or any of its Subsidiaries in which the amount involved is $1,000,000 or more, or which, if not solely a claim for monetary damages, could reasonably be expected to, if adversely determined, result in a Material Adverse Change;

5.3.2  Conditions Affecting Collateral.  Any of the following conditions: (i) the creation or acquisition of any new Subsidiaries; (ii) the acquisition or lease of any additional Material Real Property; (iii) the movement of any Collateral (excluding mobile equipment in transit and assets under repair at a third-party location) to a location not identified in Schedule 2 to the Security Agreement (other than Collateral having a fair market value of less than $2,000,000 in the aggregate or moved to a location of a contracted construction job in progress); (iv) the acquisition of property by the Borrower or any of its Subsidiaries not subject to a valid and perfected first priority Lien pursuant to the Loan Documents (subject to Permitted Liens and Permitted Perfection Limitations and other than property having a fair market value of less than $5,000,000); (v) any change of name, type of business entity or jurisdiction of registration or any change of address of the chief executive office of the Borrower or any of its Subsidiaries; or (vi) any other circumstance that could affect the attachment, perfection or enforcement of the Agent’s security interest in any other material portion of the Collateral;

5.3.3  Information Respecting Second Lien Credit Agreement.  Any amendments, modifications, supplements or restatements of the Second Lien Credit Agreement or any document entered into in connection therewith or any document concerning proposed amendments, modifications, supplements or restatements of the Second Lien Credit Agreement and any written notices to or notices from the Second Lien Administrative Agent other than notices in the ordinary course of business;

5.3.4  Material Adverse Change.  Any Material Adverse Change or the existence of any facts or circumstances or the occurrence or failure to occur of any event which could reasonably be expected to result in a Material Adverse Change;

5.3.5  Representations and Warranties.  Any changes in facts or circumstances on which the representations and warranties set forth in this Agreement are made that makes such representations and warranties false or misleading in any material respect;

5.3.6  Intellectual Property.  Any of the following conditions:  (i) the acquisition (by way of license or otherwise) of any material Intellectual Property; (ii) any changes in and to the ownership of, or rights to use, any material Intellectual Property owned or licensed by the Borrower or any of its Subsidiaries; (iii) any change in the status of any material trademark, service mark, trade dress, domain names, or copyright application or registration, or any patent application or letters patent; (iv) the receipt of any knowledge regarding any infringement or misappropriation of any material Intellectual Property owned or licensed by the Borrower or any of its Subsidiaries by any Person; or (v) any other material adverse change affecting or relating in any way to any Intellectual Property owned or licensed by the Borrower or any of its Subsidiaries.

5.3.7  Governmental Licenses.  The revocation, termination or cancellation of any material Governmental License or the institution by any Governmental Authority of any proceeding to effect such a revocation, termination or cancellation; and

5.3.8  Leases.  The termination or threatened termination of, or material amendment, modification or supplement to, or any material dispute arising out of, any lease subject to a Leasehold Mortgage.

5.3.9  Bonding Arrangement Claims.  Any claims, individually or in the aggregate at any one time, in excess of $5,000,000 made under any Bonding Arrangement.

5.4           ERISA Notices.

                The Borrower shall deliver to the Agent:

(a)           promptly after the filing or receiving thereof, copies of all reports (including annual reports and audited financial statements) and notices filed with respect to Employee Pension Plans and copies of all notices which the Borrower, any of its Subsidiaries or any ERISA Affiliate files with or receives from PBGC or the United States Department of Labor under ERISA, and

(b)           as soon as possible and in any event within ten (10) Business Days after Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that (i) any Reportable Event for which notice thereof has not been waived has occurred or will occur with respect to any Plan, (ii) any Prohibited Transaction has occurred or will occur with respect to any Plan, (iii) the PBGC or the Borrower, any of its Subsidiaries or any ERISA Affiliate has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, (iv) any Withdrawal Liability from a Multiemployer Plan has been or will be incurred by Borrower, any of its Subsidiaries or any ERISA Affiliate, (v) any Multiemployer Plan to which the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to contribute is or will be in Reorganization, (vi) any event, transaction or condition has occurred or will occur that could reasonably be expected to result in the imposition of a lien under Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA, (vii) any event, transaction or condition has occurred or will occur that could reasonably be expected to result in the incurrence of material liability by the Borrower, any of its Subsidiaries or any ERISA Affiliate or a material penalty or material excise tax under the provisions of the Code related to a Plan or Multiemployer Plan, or (viii) the PBGC has contacted the Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to the PBGC’s Early Warning Program, a certificate of the Chief Executive Officer or Chief Financial Officer of the Borrower setting forth the details as to such event, transaction or condition and the action the Borrower has taken, is taking or proposes to take with respect thereto.

5.5           Miscellaneous.

                                With reasonable promptness, the Borrower shall deliver such other information respecting the business, operations and financial condition of itself and its Subsidiaries as the Agent or any Lender may from time to time reasonably request.

5.6           Authorization of Third Parties to Deliver Information.

                                Any opinion, report or other information delivered to the Agent, the Issuing Bank or any Lender pursuant to any obligation of the Borrower or any of its Subsidiaries, or any right of the Agent, the Issuing Bank or any Lender, under the Loan Documents is hereby deemed to have been authorized and directed by the Borrower to be delivered for the benefit, and reliance thereupon, of such recipient.

ARTICLE 6

FINANCIAL COVENANTS

The Borrower covenants that from the Closing Date and for so long as any of the Obligations remain unpaid, any Letters of Credit remain outstanding, the Lenders have an unexpired commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, it shall comply with each of the financial covenants set forth in this Article 6.

6.1           Net Worth.

                                As at the end of each fiscal year, the Borrower and its Subsidiaries, on a Consolidated basis, shall maintain a Net Worth of not less than the sum of (a) 85% of Closing Date Net Worth, plus (b) 50% of Cumulative Net Income, plus (c) 90% of the Net Proceeds of any issuance of or exercise or conversion into equity securities of the Borrower or any of its Subsidiaries for the period commencing on the Closing Date and ending on such test date.

6.2           Fixed Charge Coverage Ratio.

                                As at the end of each fiscal quarter specified below, the Borrower and its Subsidiaries, on a Consolidated basis, shall maintain a Fixed Charge Coverage Ratio of at least the ratio specified below for each fiscal quarter:

Fiscal Quarters Ending	Fixed Charge Coverage Ratio

Closing Date through 2/28/09	1.10:1.00

3/1/09 through 2/28/11	1.15:1.00

3/1/11 and thereafter	1.20:1.00

This covenant shall be tested as at the end of each fiscal quarter.

6.3           Total Leverage Ratio.

                                As at the end of each fiscal quarter specified below, the Borrower and its Subsidiaries, on a Consolidated basis, shall maintain a Total Leverage Ratio of no more than the ratio specified below for such fiscal quarter:

Fiscal Quarters Ending	Total Leverage Ratio

Closing Date through 11/30/08	5.25:1.00

12/1/08 through 11/30/09	5.00:1.00

12/1/09 through 11/30/10	4.25:1.00

12/1/10 and thereafter	3.75:1.00

This covenant shall be tested as at the end of each fiscal quarter.

6.4           Limitation on Capital Expenditures.

For each period specified below, the Borrower and its Subsidiaries, on a Consolidated basis, shall not permit their Capital Expenditures in the aggregate to exceed the amount specified below.

Period	Maximum Capital Expenditures

Closing Date through fiscal year ending 2/28/09	$35,000,000
Fiscal year ending 2/28/10 and each fiscal year thereafter	$42,000,000

This covenant shall be tested as at the end of each period specified above; provided, however, to the extent that the amount of Capital Expenditures permitted above for any period (without regard to any carry-over from a prior period pursuant to this proviso) is in excess of the actual amount of Capital Expenditures for such period, the amount of permitted Capital Expenditures during the immediately succeeding period shall be increased by the lesser of (a) the amount of such excess and (b) $7,000,000.00.

6.5           Limitation on Operating Lease Expense.

The Borrower and its Subsidiaries, on a Consolidated basis, shall not permit their Operating Lease Expense in the aggregate to exceed $7,500,000 for any four fiscal quarter period.  This covenant shall be tested as at the end of each fiscal quarter.

6.6           Additional Provisions Respecting Calculation of Financial Covenants.

Except as otherwise provided in this Agreement, the following provisions shall apply.

6.6.1  All the calculations of financial covenants shall be, to the extent applicable, based upon the figures set forth in the Consolidated financial statements of the Borrower most recently delivered pursuant to this Agreement; provided, however, that calculations of financial covenants shall exclude the results of Rock Solid Insurance at any time that the assets or EBITDA of Rock Solid Insurance shall exceed 5% of the assets or EBITDA, respectively, of the Borrower and its Subsidiaries on a Consolidated basis.

6.6.2  Calculations made pursuant to this Article 6 shall give effect, on a pro forma basis, to the Stabler Acquisition and all other Acquisitions and dispositions made during the quarter or year to which the required compliance relates, as if the Stabler Acquisition or such other Acquisition or disposition had been consummated on the first day of the applicable period; provided, that items of revenue and expense related to the Stabler Acquisition or such other Acquisition or disposition shall be based on actual amounts and not adjusted to give effect to potential savings and similar adjustments except to the extent satisfactory (i) in the case of the

Stabler Acquisition, to the Co-Lead Arrangers in their sole discretion and (ii) in the case of any other Acquisition or disposition, to the Agent in its sole discretion.  Calculation of financial covenants in connection with the Stabler Acquisition and any other Acquisitions and dispositions shall be based on the results of operations and financial position of the Borrower and its Subsidiaries set forth on the most recently delivered financial statements, adjusted, in the case of the Stabler Acquisition or another Acquisition, to give effect to any additional Indebtedness incurred in connection therewith and to include the results of operations and financial position of the target during the applicable period, and in the case of a disposition, to give effect to any repayment of Indebtedness in connection therewith and to exclude the results of operations and financial position for the applicable period of the assets so disposed of.

ARTICLE 7

BUSINESS COVENANTS

The Borrower covenants that from the Closing Date, and for so long as any of the Obligations remain unpaid, any Letters of Credit remain outstanding, the Lenders have an unexpired Commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, it shall comply with each of the covenants set forth in this Article 7.

7.1           Indebtedness.

7.1.1  In General.  The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, permit to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than each of the following:

(a)           obligations under Interest Rate Protection Agreements entered into in the ordinary course of business to mitigate risk associated with interest rates and not for speculative purposes;

(b)           the Obligations;

(c)           Capital Lease Obligations and purchase money Indebtedness in respect of capital assets of the Borrower and its Subsidiaries in an aggregate amount not to exceed the limits specified in Section 6.4 (Limitation on Capital Expenditures), provided that such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and refinancings thereof not increasing the principal amount of such Indebtedness;

(d)           obligations owing to the Borrower or to a wholly-owned Subsidiary of the Borrower;

(e)           obligations in respect of the Pre-Qualification Line in an outstanding principal amount not to exceed $5,000,000 at any time;

(f)            Indebtedness (excluding Indebtedness referred to in clauses (a), (b), (c), (d), and (e) above and (i) through (k) below) existing on the Closing Date and set forth on Schedule 4.25 hereto;

(g)           Obligations in respect of Operating Leases permitted under this Agreement in an aggregate amount not to exceed the limits specified in Section 6.5 (Limitation on Operating Lease Expense);

(h)           other unsecured Indebtedness in an aggregate outstanding principal amount not exceeding $3,000,000 at any time so long as such Indebtedness does not have covenants or defaults that are more restrictive than those set forth in this Agreement;

(i)            Indebtedness assumed by BCS LLC in connection with the BCS Acquisition in an outstanding principal amount not to exceed $2,000,000 at any time;

(j)            Second Lien Indebtedness; and

(k)           obligations in respect of the Stabler Indebtedness.

7.1.2  Limitation on Incurrence.  In addition to the limitations on the incurrence or existence of Indebtedness referred to above, (a) no Indebtedness may be incurred by the Borrower or any of its Subsidiaries unless immediately before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing and (b) no Guaranty shall be permitted by this Agreement unless it is a Guaranty constituting Indebtedness expressly permitted by Section 7.1.1 above or a Guaranty of obligations of the Borrower or a Subsidiary of the Borrower, which obligations (whether constituting Indebtedness or otherwise) are permitted by this Agreement.

7.2           Liens; Licenses.

7.2.1  In General.  The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or assets of the Borrower or any Subsidiary of the Borrower, except each of the following (the items referred to in clauses (a) through (j) are, collectively, the “Permitted Liens”):

(a)           Liens created in favor of the Agent for the benefit of the Secured Parties pursuant to the Loan Documents;

(b)           Liens created in favor of the Second Lien Administrative Agent and the Second Lien Lenders pursuant to the Second Lien Facility;

(c)           Liens for taxes, assessments or other governmental charges the payment of which is not yet due or the payment of which is not at the time required by Section 7.11 (Payment of Taxes and Claims);

(d)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required by Section 7.11 (Payment of Taxes and Claims);

(e)           leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances on real property, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Borrower or any of its Subsidiaries and in no case to secure Indebtedness for money borrowed provided, that the Borrower shall notify the Agent pursuant to Subsection 5.3.2 (Conditions Affecting Collateral) of any such lease or sublease which yields rental income in excess of $600,000 per annum and the Agent may, in its discretion, require an assignment of the rents thereunder;

(f)            Liens securing Indebtedness incurred in compliance with paragraph (c) of Subsection 7.1.1 (Indebtedness—In General), provided that (i) such Liens shall be created within one year of the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the principal amount of Indebtedness secured thereby is not increased, and (iv) the principal amount of Indebtedness secured thereby shall at no time exceed 100% of the original purchase price or lease payment amount of such property at the time it was acquired;

(g)           Surety Liens, if any;

(h)           Liens (excluding Liens referred to in paragraphs (a) through (g) above or (i) and (j) below) existing on the Closing Date and set forth on Schedule 7.2 hereto;

(i)            any Lien on the equity interests owned by the Borrower or any of its Subsidiaries in a Permitted Joint Venture in favor of a Joint Venture Lender; and

(j)            Liens securing the Indebtedness permitted by paragraph (h) of Subsection 7.1.1 (Indebtedness — In General), provided that such Liens do not at any time encumber any property other than the property of BCS LLC acquired pursuant to the BCS Acquisition.

7.2.2  Negative Pledge.  The Borrower shall not, and shall not permit any of its Subsidiaries to, agree with any Person to restrict or place limitations on the right of the Borrower or any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Borrower or any of its Subsidiaries.  The foregoing shall not apply to (a) restrictions and conditions imposed by law, (b) customary restrictions and conditions contained in agreements relating to the sale of any asset or property pending such sale, provided such restrictions and conditions apply only to the asset or property that is to be sold and such sale is permitted hereunder, (c) restrictions or conditions imposed by any agreement relating to Capital Leases permitted by this Agreement if such restrictions or conditions apply only to the property or assets subject to such Capital Leases, (d) customary provisions in leases and other contracts restricting the assignment thereof, (e) restrictions on Liens on any Excluded Joint Venture Interests (as defined in the Security Agreement) in favor of the applicable Joint Venture Lender, (f) restrictions on Liens on any Excluded Mortgaged Property (as defined in the Security Agreement) in favor of the applicable third-party lender, (g) restrictions on Liens on any Excluded Key-Man Policies; provided that the Borrower or applicable Subsidiary shall use commercially reasonable efforts to avoid the creation of any such restrictions, and (h) restrictions arising with respect to the Second Lien Indebtedness.

7.3           Investments, Loans, Acquisitions, Etc.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or permit to exist any Investment or make any Acquisition, except that the Borrower and its Subsidiaries may permit to exist and, so long as no Default or Event of Default then exists or would be caused thereby, the Borrower and its Subsidiaries may make, any of the following Investments and Acquisitions:

(a)           Investments by the Borrower in its direct or indirect wholly-owned Subsidiaries or the creation by the Borrower of new direct or indirect wholly-owned Subsidiaries, subject to the provisions of Section 7.27 (Certain Obligations Respecting Subsidiaries);

(b)           Investments by a direct or indirect Subsidiary of the Borrower in a Person that is a direct or indirect wholly-owned Subsidiary of the Borrower or the creation by any direct or indirect wholly-owned Subsidiary of the Borrower of a Person that is a direct or indirect wholly-owned Subsidiary of the Borrower, subject to the provisions of Section 7.27 (Certain Obligations Respecting Subsidiaries);

(c)           Investments under Interest Rate Protection Agreements permitted by clause (a) of Subsection 7.1.1 (Indebtedness — In General);

(d)           the existing loans, advances and investments described on Schedule 7.3;

(e)           Investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (ii) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

(f)            Acquisitions of assets in like-kind exchanges under Section 1031 of the Code made from the proceeds of dispositions permitted by clause (e) of Subsection 7.7.2 (Sales and Other Dispositions);

(g)           Permitted Acquisitions;

(h)           Loans or advances from a Subsidiary of the Borrower to the Borrower;

(i)            Investments in Permitted Joint Ventures; and

(j)            Investments by the Borrower or any of its direct or indirect wholly-owned Subsidiaries in Rock Solid Insurance with the aggregate amount of such Investment not to exceed $2,000,000.  For the sake of clarity, Investments referenced in this paragraph (j) shall include any letter of credit agreement that is issued for the account of the Borrower or any Subsidiary where Rock Solid Insurance is the beneficiary of such letter of credit.

7.4           Restricted Payments.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum or property for any Restricted Payment, except that:

7.4.1  Intercompany.  Restricted Payments may be declared and paid by direct or indirect wholly-owned Subsidiaries of the Borrower to the Borrower and other direct or indirect wholly-owned Subsidiaries of the Borrower.

7.4.2  Tax Expense Distributions.  For any year during which the Borrower is an “S Corporation” as defined in the Code, distributions made by the Borrower to its shareholders with respect to such year in an amount not to exceed the product of the Borrower’s pre-tax earnings (determined in accordance with the Code and including any income or loss of any disregarded entity or Qualified Subchapter S Subsidiary) during such year, multiplied by the effective combined local, state and federal income tax rate (after giving effect to the deductibility of local and state income taxes in the determination of federal income taxes) for individuals in the highest income bracket (taking into account any lower income tax rate applicable to capital gains).

7.4.3  Subordinated Debt.  So long as no Default or Event of Default shall have then occurred or be created thereby, the Borrower may make such payments on subordinated Indebtedness as is expressly permitted by Section 7.22 (Payment of Subordinated Indebtedness; Second Lien Indebtedness).

7.4.4  Specified Transactions.  So long as no Default or Event of Default shall have occurred or be created thereby, the Borrower may make the payments described in clause (iii) or (v) of Section 7.6 (Transactions with Affiliates).

7.4.5  Other Restricted Payments.  So long as no Default or Event of Default shall have occurred or be created thereby, the Borrower may pay dividends and distributions to its shareholders so long as the Borrower shall have delivered to the Agent no fewer than five (5) Business Days prior to the date of the proposed Restricted Payment (or such shorter period as the Agent may approve in writing) a pro forma Officer’s Compliance Certificate demonstrating that, after giving effect to such Restricted Payment, the Borrower shall be in compliance with all of the financial covenants set forth in Article 6 (Financial Covenants).  For purposes of the aforementioned pro forma calculation, the Borrower shall use the results of operations and financial position reflected on the financial statements most recently delivered under Section 5.1 (Financial Data and Reporting Requirements) adjusted to give pro forma effect to (i) the amount of Indebtedness after giving effect to the Restricted Payment and (ii) the making of the Restricted Payment to the shareholders.

7.5           Corporate Separateness.

The Borrower shall, and shall cause each of its Subsidiaries to, conduct its business and operations separate from that of each other Affiliate of the Borrower and its Subsidiaries (except the Borrower, itself and other Subsidiaries, themselves).  Without limiting the generality of the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries, to commingle funds with any Person that is not the Borrower or a Subsidiary of the Borrower.

7.6           Transactions with Affiliates.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except, in the case of clauses (a) and (b), pursuant to the reasonable requirements of the Borrower’s or the applicable Subsidiary’s business and upon fair and reasonable terms (that, in the case of any such transaction that involves an amount in excess of $1,000,000 are fully disclosed to the Agent prior to the consummation thereof) and are no less favorable to the Borrower or the applicable Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate, provided that the foregoing restrictions shall not apply to (i) transactions exclusively among the Borrower and its Subsidiaries permitted by this Agreement, (ii) Restricted Payments, to the extent permitted under Section 7.4 (Restricted Payments), (iii) usual and customary indemnification obligations in the Organizational Documents of the Borrower and its Subsidiaries for acts and omissions of their officers and directors, (iv) the Headquarters Lease, provided that any amendments, modifications or supplements thereto are no less favorable to the Borrower or its Subsidiaries as the Headquarters Lease on the date of this Agreement, (v) transactions with officers, directors, shareholders or other Affiliates for the provision of goods or services with a fair market value of up to $500,000 in the aggregate in any fiscal year and (vi) Investments in Rock Solid Insurance permitted by Section 7.3(j) (Investments, Loans, Acquisitions, Etc.).  If any such transaction (other than as set forth in the preceding proviso) involves an amount in excess of $15,000,000, it shall be determined by a nationally-recognized investment banking or accounting firm to be fair to the Borrower and its Subsidiaries.

7.7           Mergers and Dispositions.

7.7.1  Consolidations and Mergers.  The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)           consolidate with or merge with or into any other Person or allow any other Person to merge with or into it except so long as no Default or Event of Default has occurred and is continuing or would be created thereby (i) solely for the purpose of redomestication within a state of the United States so long as the successor complies with any and all applicable notice requirements in connection with such redomestication under the Loan Documents and takes such action as may be necessary to ensure that its equity and assets are subject to a first-priority Lien in favor of the Agent, subject only to Permitted Liens, (ii) a Subsidiary of the Borrower may consolidate with or merge into the Borrower or a wholly-owned Subsidiary of the Borrower, and (iii) a Subsidiary of the Borrower may merge with or into a Person and a Person that is not a Subsidiary of the Borrower may merge with or into the Borrower or a wholly-owned Subsidiary of the Borrower to effect an Acquisition permitted by Section 7.3 (Investments; Loans, Acquisitions, Etc.) or a disposition permitted by Subsection 7.7.2 (Sales and Other Dispositions) below so long as, the Borrower or applicable Subsidiary notifies the Agent and in the case of an Acquisition, the successor takes such action as may be necessary to ensure that its equity and assets are subject to a first-priority Lien in favor of the Agent subject only to Permitted Liens; or

(b)           enter into or suffer any winding-up, liquidation, dissolution, division or similar transaction except that a Subsidiary of the Borrower may be dissolved following the transfer of all of its assets to the Borrower or one or more wholly-owned Subsidiaries of the Borrower (“Transferee”), subject to the conditions that (i) both before and after the transfer and subsequent dissolution, no Event of Default or Default shall exist, and (ii) all of the equity of the Transferee (unless the Transferee is the Borrower) shall have been pledged to the Agent pursuant to the Pledge Agreement, all of the material assets of the Transferee shall have been pledged as security pursuant to the Security Agreement, and the Transferee (unless it is the Borrower) shall be party to one or more Subsidiary Suretyships.

In the case of any merger or winding up permitted by subsections (a) or (b) of this Subsection 7.7.1, the Borrower shall give prompt written notice to the Agent of the occurrence thereof and promptly deliver to the Agent a true, correct and complete (and filed-stamped, if applicable) copy of any certificate of merger, dissolution, or other documents evidencing such transaction, together with copies of all notices to and consents of third parties required or appropriate to effect such merger or winding up.

7.7.2  Sales and Other Dispositions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, lease, abandon or otherwise transfer or dispose of any of its assets or property of any nature (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired, except:

(a)           sales of inventory in the ordinary course of its business;

(b)           transfers of assets or property to the Borrower or a wholly-owned Subsidiary of the Borrower, so long as such assets remain subject to a valid, perfected first priority Lien in favor of the Agent, subject only to Permitted Liens and Permitted Perfection Limitations;

(c)           trade-ins of equipment for new equipment useful in the business of the Borrower or any of its Subsidiaries;

(d)           sales or dispositions of equipment which is obsolete or no longer used or useful in the business of the Borrower or any of its Subsidiaries, with a fair market value not exceeding $3,000,000 in the aggregate in any fiscal year;

(e)           transfers of property of the Borrower or any of its Subsidiaries (other than Material Real Property) with a fair market value up to $5,000,000 in any fiscal year in like-kind exchanges pursuant to Section 1031 of the Code; provided, however, that Borrower shall be permitted to transfer parcels of real property contained within any Material Real Property subject to the limitations set forth in the preceding sentence so long as (i) such parcel(s) are not material to the business of the Borrower or any of its Subsidiaries as to be determined in the sole discretion of the Agent, and (ii) the loss in value of the parcels does not so diminish the value of such Material Real Property so that it is no longer Material Real Property as defined herein;

(f)            sales or dispositions of the assets of the Borrower or any of its Subsidiaries not in the ordinary course of business with a fair market value not to exceed $1,000,000 in the aggregate in any fiscal year;

(g)           transfers of assets or property constituting Investments in Permitted Joint Ventures;

(h)           transfers of equipment in connection with sale-leaseback transactions provided that (i) in each case, the equipment subject to such transaction has an invoice date within one year of the date of such transfer, and (ii) the sales price of all such equipment shall not exceed $10,000,000 in the aggregate during the term of this Agreement; and

(i)            other sales or dispositions of real property of the Borrower or any of its Subsidiaries (other than Material Real Property) having a fair market value up to $5,000,000 in any fiscal year; provided, however, that Borrower shall be permitted to transfer parcels of real property contained within any Material Real Property subject to the limitations set forth in the preceding sentence so long as (i) such parcel(s) are not material to the business of the Borrower or any of its Subsidiaries as to be determined in the sole discretion of the Agent, and (ii) the loss in value of the parcels does not so diminish the value of such Material Real Property so that it is no longer Material Real Property as defined herein.

7.8           Management Arrangements.

The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) enter into or remain bound by any management, employment or consulting agreement with any Person that gives such Person the right to manage its business, except for usual and customary employment agreements and consulting agreements entered into in the ordinary course of business, or (b) directly or indirectly pay or accrue to any Person any sum or property for fees for management or similar services rendered in connection with the operation of a Permitted Business except as set forth above.

7.9           Existence.

Subject to the provisions of Subsection 7.7.1 (Consolidations and Mergers), the Borrower shall at all times preserve and keep in full force and effect (a) its corporate existence and (b) the corporate, partnership or other existence of each of its Subsidiaries, and the good standing of such Persons in all states in which they are formed or required to qualify to do business, except, as to qualification only, where the failure to keep in full force and effect any such good standing could not reasonably be expected to result in a Material Adverse Change.

7.10         Compliance with Law.

The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Laws, and obtain or maintain all material permits, franchises and other Governmental Licenses necessary for the ownership, acquisition and disposition of their respective properties and the conduct of their respective businesses.  Without limiting the generality of the foregoing, the Borrower and its Subsidiaries shall be in compliance with all orders, rules, regulations issued by, and recommendations of, the U.S. Department of the Treasury and OFAC pursuant to IEEPA, the PATRIOT Act, other legal requirements relating to money laundering or terrorism and any executive orders related thereto, which at the time apply to them.

7.11         Payment of Taxes and Claims.

The Borrower shall, and shall cause each of its Subsidiaries to, pay all federal and other material taxes, assessments, water and sewer rents and other governmental charges which may be assessed, levied or filed against or imposed upon it or any of its properties or assets (including, without limitation, the Material Real Property) or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law have or might become a Lien upon any of its properties or assets, provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefore and, if the filing of a bond or other indemnity is necessary to avoid the creation of a Lien against any of the assets of the Borrower or any of its Subsidiaries, such bond shall have been filed or indemnity posted.  The Borrower shall produce to the Agent, upon request, receipts for the payment of all such taxes, assessments, water and sewer rents and other governmental charges.  In the event the Borrower or any of its Subsidiaries fails to make such payment within five (5) days after written notice thereof from the Agent, then the Agent shall have the right, but shall not be obligated, to pay the amount due, and the Borrower shall, on demand, reimburse the Agent for said amount.

7.12         Tax Consolidation.

The Borrower will not file or consent to or permit the filing of any consolidated income tax return on behalf of it or any of its Subsidiaries with any Person (other than a consolidated return of the Borrower and its Subsidiaries).  Except for any agreements providing for the tax expense distributions referred to in Subsection 7.4.2 (Tax Expense Distributions), the

Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement with any Person which would cause the Borrower or any of such Subsidiaries to bear more than the amount of taxes to which it would have been subject had it separately filed (or filed as part of a consolidated return among the Borrower and its Subsidiaries).

7.13         Compliance with ERISA.

(a)           The Borrower shall not, and shall not permit its Subsidiaries and ERISA Affiliates to, cause, for plan years beginning before 2008, any Accumulated Funding Deficiency to be incurred, whether or not waived, with respect to any Employee Pension Plan, or, for plan years beginning after 2007, cause there to be an unpaid “minimum required contribution” as defined in Section 430 of the Code and Section 303 of ERISA with respect to any Employee Pension Plan.

(b)           The Borrower shall, and shall cause its Subsidiaries and ERISA Affiliates to, comply in all material respects with the provisions of ERISA and the Code with respect to any Plan both in form and operation, including, but not limited to, the timely filing of required annual reports and the payment of PBGC premiums.

(c)           The Borrower shall, and shall cause its Subsidiaries and ERISA Affiliates to, comply in all material respects with the requirements of COBRA regarding continued health coverage and of the Health Insurance Portability and Accountability Act of 1996 with respect to any Plans subject to the requirements thereof.

(d)           The Borrower shall not, and shall not permit any of its Subsidiaries or any of its ERISA Affiliates to, take any of the following actions or permit any of the following events to occur if such action or event together with all other such actions or events would subject the Borrower, any of its Subsidiaries or any of its ERISA Affiliates to any material tax, penalty, or other liabilities:

(i)            engage in any transaction in connection with which the Borrower, any of its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

(ii)           terminate any Employee Pension Plan in a manner, or take any other action, which could result in any liability of the Borrower, any of its Subsidiaries or any ERISA Affiliate to the PBGC;

(iii)          fail to make full payment when due of all amounts which, under the provisions of any Plan or Multiemployer Plan, the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto;

(iv)          permit the current value of all vested accrued benefits under all Plans which are subject to Title IV of ERISA to exceed the current value of the assets of such Plans allocable to such vested accrued benefits, except as may be permitted under actuarial funding standards adopted in accordance with, for plan years beginning before 2008, Section 412 of the Code or, for plan years beginning after 2007, Section 430 of the Code; or

(v)           withdraw from any Multiemployer Plan, if such withdrawal would result in the imposition of Withdrawal Liability.

(e)           The Borrower shall comply with the ERISA reporting requirements set forth in Section 5.4 (ERISA Notices).

As used in this Section 7.13, the term “accrued benefit” has the meaning specified in Section 3(23) of ERISA and the term “current value” has the meaning specified in Section 4001(a)(18)(B) of ERISA.

7.14         Insurance.

The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, Insurance against loss or damage and liability of the kinds customarily insured against by Persons of established reputation engaged in the same or similar businesses and similarly situated and in such amounts as are customarily carried under similar circumstances by other such Persons and otherwise as is prudent for Persons engaged in such business.  All such Insurance shall name the Agent as mortgagee, lender loss payee and additional insured, as applicable and shall provide for at least thirty (30) days advance notice to the Agent prior to any non-renewal, cancellation, change in risks (in any material respect) or amendment of any such Insurance.  In addition, the Borrower shall, and shall cause each of its Subsidiaries to, maintain such other Insurance as may be required by Schedule 7.14 hereto.  Annually (and from time to time upon request of the Agent), the Borrower shall promptly furnish to the Agent evidence, in form and substance reasonably satisfactory to the Agent, of the maintenance of all Insurance, indemnities or bonds required by this Section 7.14.

7.15         Maintenance of Properties.

The Borrower shall, and shall cause each of its Subsidiaries to:  (a) maintain its properties in good repair, working order and condition, ordinary wear and tear excepted; and (b) make all appropriate and proper repairs, renewals, replacements, additions and improvements thereto, ordinary wear and tear excepted; and (c) keep all systems and equipment that may now or in the future be subject to compliance with any material standards or rules imposed by any Governmental Authority in compliance in all material respects with such standards or rules.  The Borrower shall, and shall cause each of its Subsidiaries to, take all steps necessary to prosecute, maintain, preserve, defend and protect, and, when necessary, renew:  (i) all material Governmental Licenses and Intellectual Property necessary for the operation of their businesses, including but not limited to the payment of all necessary maintenance fees and the filing of all statutory declarations, and (ii) all material agreements to which any of them are parties that are necessary to conduct the Borrower’s or the applicable Subsidiary’s business.  Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to: (w) abstain from and not permit the commission of waste in or about the Material Real Property, (x) except in the ordinary course of business, not remove, demolish, or alter the structural character of any building erected at any time on the Material Real Property, without the prior written consent of the Agent, (y) except in the ordinary course of business, not permit the Material Real Property to become vacant or deserted, and (z) maintain the Material Real Property in good condition and repair, reasonable wear and tear, condemnation and casualty excepted, making, as and when necessary, all repairs of every nature.

7.16         Maintenance of Records; Fiscal Year.

The Borrower shall, and shall cause each of its Subsidiaries to, keep at all times books of record and account in which full, true and correct entries shall be made of all dealings or transactions in relation to its business and affairs.  The Borrower shall, and shall cause each of its Subsidiaries to, keep its books of account and financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties and to report on the basis of a fiscal year ending February 28 (or 29); provided, however, that prior to March 1, 2008 (at which time the fiscal year end of Stabler and its Subsidiaries will be changed to February 28 or 29, as applicable), the fiscal year of Stabler and its Subsidiaries shall be set to end on April 30.

7.17         Inspection.

Upon reasonable notice (and for this purpose no more than two Business Days’ notice shall be required under any circumstances) if no Event of Default or Default shall exist, or at any time with or without notice after the occurrence and during the continuance of an Event of Default or Default, the Borrower shall, and shall cause each of its Subsidiaries to, allow any representative of the Agent, the Issuing Bank or any Lender to visit and inspect any of the properties of the Borrower and any of its Subsidiaries, to examine the books of account and other records and files of the Borrower and any of its Subsidiaries (including, without limitation, the financial statements (audited and unaudited, to the extent prepared) of each Subsidiary and information with respect to each business operated by the Borrower and any of its Subsidiaries), to make copies thereof and to discuss the affairs, business, finances and accounts of the Borrower and its Subsidiaries with their personnel and accountants.

7.18         Exchange of Notes.

Upon receipt of a written notice certifying the loss, theft, destruction or mutilation of any or all of the Notes and of a letter of indemnity as to such loss, theft, destruction or mutilation, as the case may be, from the affected Lender or its successors or assigns, and upon surrendering for cancellation such Notes if mutilated (in which event no indemnity shall be required), the Borrower shall execute and deliver a new Note or Notes of like tenor in lieu of such lost, stolen, destroyed or mutilated Notes, as the case may be.

7.19         Type of Business.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into any business that is not a Permitted Business.

7.20         Issuance of Equity.

The Borrower shall not, and shall not permit any of its Subsidiaries to, issue, authorize the issuance of, or obligate itself to issue any shares of its Capital Stock or other equity to any Person that (a) would contravene any other provision of this Agreement, including, without limitation, result in a Change of Control, (b) would result in there being Capital Stock of any of the Borrower’s Subsidiaries that is not pledged pursuant to the Pledge Agreement, or (c) would contravene any provision of the Negative Pledge.

7.21         Change in Documents.

(a)           The Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise modify the respective Organizational Documents or any shareholders’ agreement of such Person in any manner adverse in any respect to the rights or interests of the Lenders.  The Borrower shall not, and shall not permit any Subsidiary to, amend its Bonding Arrangements (a) to provide additional covenants or render more restrictive the covenants set forth in those agreements on the Closing Date, (b) to provide any collateral security in contravention of the provisions of Section 7.2 (Liens; Licenses), or (c) in any other manner that could reasonably be adverse to the rights or interests of the Lenders, provided, nothing in this Section 7.21 shall affect any pricing of the Bonding Arrangements.  The Borrower shall not, and shall not permit any Subsidiary to, enter into new Bonding Arrangements on terms that would be prohibited for existing Bonding Arrangements under the preceding sentence.

(b)           The Borrower shall not, and shall not permit any of its Subsidiaries to amend any lease subject to a Leasehold Mortgage in any manner that would prohibit assignments of, or Liens on, the leasehold, or in any other manner that could reasonably be expected to have an adverse impact on the Secured Party’s rights under the Loan Documents or the value of such property as Collateral.

7.22         Payment of Subordinated Indebtedness; Second Lien Indebtedness.

The Borrower will not, and Borrower will not permit any of its Subsidiaries to, make any payment or prepayment, whether in respect of principal, interest, fees, expenses or otherwise, or any redemption, retirement, purchase or other acquisition, direct of indirect, in respect of any subordinated Indebtedness other than the Second Lien Indebtedness.  Borrower shall not voluntarily prepay, retire, redeem, repurchase, defease or exchange the principal of the Second Lien Indebtedness or, to the extent prohibited by the Intercreditor Agreement, make any other payment on Second Lien Indebtedness.

7.23         Compliance with Federal Reserve Regulations.

No proceeds of the Loans shall be used, in whole or in part, by the Borrower, any of its Subsidiaries or other Person, directly or indirectly, to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any “margin security” or “margin stock,” or to extend credit to others for the purpose of purchasing or carrying any “margin security” or “margin stock.”  Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, otherwise take or permit to be taken any action which would result in the Loans or the carrying out of any of the other transactions contemplated by this Agreement being violative of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors of the Federal Reserve System.

7.24         Limitations on Certain Restrictive Provisions.

The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) permit or place any restriction, directly or indirectly, on (i) the payment of dividends or distributions by any of such Subsidiaries, (ii) the making of advances or other cash payments by any of such Subsidiaries, or (iii) the transfer by any of such Subsidiaries of any of its properties or assets, in each case, to the Borrower or its Subsidiaries, or (b) agree with any Person that the Borrower and/or any of its Subsidiaries shall not amend the Loan Documents except any such agreement with the Agent, the Issuing Bank or the Lenders set forth in the Loan Documents or in the Second Lien Credit Agreement.

7.25         Interest Rate Protection Agreements.  As soon as practical, and in any event no later than sixty (60) days after the Closing Date, the Borrower shall enter into and maintain Interest Rate Protection Agreements for at least fifty percent (50%) of its term Indebtedness, all upon terms and subject to such conditions as shall be reasonably acceptable to the Agent.

7.26         Environmental Matters.

(a)           The Borrower shall not, and shall not permit any of its Subsidiaries to,

(i)            cause a Release of any Hazardous Substance in violation of any Environmental Law or so as to create a risk of harm to public or occupant health or safety or to the environment, or

(ii)           permit to exist any Release of any Hazardous Substance on any real property owned or occupied by the Borrower or any of its Subsidiaries in violation of any Environmental Law or so as to create a risk of harm to public or occupant health or safety or to the environment, or

(iii)          take any other action (or fail to take any action) in violation of any Environmental Law or take any action (or fail to take any action) so as to create a risk of harm to public or occupant health or safety or to the environment.

(b)           The Borrower shall and shall require its Subsidiaries to (i) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, and (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under, and to ensure compliance with, Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws.

7.27         Certain Obligations Respecting Subsidiaries.

The Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all new Subsidiaries are guarantors of the Secured Obligations and that all of the equity and material assets of all Subsidiaries are subject to a valid and enforceable first priority Lien securing the Secured Obligations, subject to no other Lien except Permitted Liens, provided, however, that the NY Mortgages shall secure the Term Loans only.  Without limiting the generality of the foregoing, in the event that the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (which it shall only do in conformity with the provisions of this Agreement and only if no Default or Event of Default shall then be in existence or caused thereby), the Borrower, contemporaneously with the formation or acquisition of such new Subsidiary: (i) will execute and deliver, and shall cause the holders of any equity interests not owned by the Borrower to execute and deliver, such documents as shall be necessary to cause all of the Capital Stock of such new Subsidiary to be duly pledged (on a first-priority perfected basis) to secure the Secured Obligations; (ii) will cause such new Subsidiary to execute and deliver a Subsidiary Suretyship (or a joinder thereto), joinders to the Security Agreement and Pledge Agreement, UCC-1 financing statements, and such other documents as may be necessary to cause such new Subsidiary to be a guarantor of the Secured Obligations and its material assets to be pledged to secure such guaranty; (iii) will cause such new Subsidiary to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 3.1 (Conditions to Effectiveness) upon the Closing Date or as the Agent shall have reasonably requested, and to take such other action as the Agent shall request to perfect the security interest in the Capital Stock and material assets of such new Subsidiary created pursuant to the Loan Documents; and (iv) if such new Subsidiary is the owner or lessee of real estate, the Borrower shall cause such Subsidiary to comply with the provisions of Section 7.28 (Real Property).  Notwithstanding the foregoing, the Borrower shall not be required to cause BCS LLC to comply with the provisions of this Section 7.27 unless the Agent requests that the Borrower cause BCS LLC to comply with such provisions and then, only to the extent requested by the Agent, provided, however, unless and until the Agent shall have requested that BCS LLC become a Loan Party and guaranty the Secured Obligations and pledge some or all of its assets to secure such guaranty as provided in this Section 7.27, notwithstanding anything herein to the contrary, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (without duplication), (i) transfer (whether by way of sale, loan, lease, gift, disposition, merger, sale of equity or otherwise) any asset to BCS LLC except in exchange for cash consideration equal to the fair market value of the asset transferred, (ii) make any Investment in BCS LLC or provide any Guaranty of or otherwise become liable for any obligations of BCS LLC, (iii) provide services to BCS LLC except in exchange for cash compensation equal to the value of the services provided, (iv) co-mingle any funds or other assets with BCS LLC, or (v) engage in any other transaction with BCS LLC on terms that are not at least as favorable to the Borrower or such Subsidiary, as applicable, as it would obtain in a comparable arm’s length transaction with an unrelated third party; except that the Borrower and its Subsidiaries may (x) make the initial investment in BCS LLC as is described in the definition of BCS Acquisition, (y) purchase or repay some or all of the debt described in the definition of BCS Acquisition so long as the purchase or repayment is for no more than the aggregate principal amount of such debt, together with the amount of accrued interest and fees thereon, and (z) purchase goods or services from BCS LLC on terms that are at least as favorable to the

Borrower or such Subsidiary, as applicable, as it would obtain in a comparable arm’s length transaction with an unrelated third party.

7.28         Real Property.

Without limiting any other restrictions set forth in this Agreement, if the Borrower or any of its Subsidiaries at any time acquires or otherwise comes to own or lease any Material Real Property, the Borrower or applicable Subsidiary shall promptly execute and deliver to the Agent such mortgages or leasehold mortgages, as applicable, in form and substance reasonably satisfactory to the Agent, as may be necessary to cause the Agent to have a first-priority Lien in such property.  In addition, the Borrower shall deliver such opinions of counsel, environmental reports, flood certifications, title commitments and insurance policies, surveys, lease agreements, landlord consents and waivers, mortgagee waivers and other instruments, agreements, documents and certificates as may be reasonably requested by the Agent in connection therewith, all in form and substance reasonably satisfactory to the Agent.  In addition, the Borrower shall notify the Agent if it or any of its Subsidiaries has, at any time, inventory or other assets with a value in excess of $1,000,000 at a location not owned or leased by the Borrower or such Subsidiary and not listed on Schedule 4.6 hereto (other than a location of a contracted construction job in progress).  In that event, the Borrower shall use commercially reasonable efforts to deliver to the Agent a bailee acknowledgement and agreement in form and substance satisfactory to the Agent with respect to such location.

7.29         Primary Operating Accounts.  The Borrower shall maintain its primary operating accounts with the Agent.  At all times after 60 days following the Closing Date, at the request of the Agent, the Borrower shall cause to be delivered account control agreements, in form and substance satisfactory to the Agent, for any deposit account of the Borrower or any of its Subsidiaries (a) not maintained with the Agent, (b) with an average monthly balance in excess of $400,000 at any time and (c) for which the Agent does not already have an account control agreement.  In addition, at all times after 60 days following the Closing Date, the Borrower shall cause to be delivered to the Agent such other account control agreements as shall be necessary to ensure that, in the aggregate, there do not exist deposit accounts of the Borrower and its Subsidiaries (other than accounts maintained at the Agent or accounts for which there are in effect account control agreements in form and substance satisfactory to the Agent), that have average monthly balances, in the aggregate, in excess of $2,000,000.

7.30         Compliance with Section 409A of the Code.

The Borrower shall, and shall cause its Subsidiaries, to administer all plans, agreements and other arrangements which are subject to Section 409A of the Code in good faith compliance with Section 409A of the Code and applicable guidance thereunder through December 31, 2008 and to amend all such plans, agreements and other arrangements on or before December 31, 2008 to comply with Section 409A of the Code and the final regulations issued thereunder.

7.31         Post Closing Covenants.

7.31.1  Real Estate Documentation.  As soon as practical, and in any event no later than sixty (60) days after the Closing Date (as the same may be extended by the Agent in its reasonable discretion), the Borrower shall provide appraisals, surveys (if available) and engineering reports (if available) for all of the Material Real Property of the Borrower and its Subsidiaries, all of which shall be in form and substance satisfactory to the Co-Lead Arrangers and shall not evidence any Default;

7.31.2  Bank Accounts.  As soon as practical, and in any event no later than sixty (60) days after the Closing Date (as the same may be extended by the Agent in its sole discretion), the Borrower shall cause all of Stabler’s and its subsidiaries’ material bank accounts to be (i) closed, (ii) moved to the Agent or (iii) made subject to an account control agreement to the extent required pursuant to Section 7.29;

7.31.3  Corporate Restructuring.  As soon as practical, and in any event no later than one hundred eighty (180) days after the Closing Date (as the same may be extended by the Agent in its reasonable discretion), the Borrower shall cause each of (i) State Aggregates and (ii) Stabler Construction Company to be fully dissolved. The Borrower shall not, and shall not permit any Subsidiary to, make any Investment in or transfer any assets to such Persons other than such amounts as are required to wind up, liquidate and terminate such Persons.

7.32         Further Assurances.

At its sole cost and expense, upon the reasonable request of the Agent, the Borrower shall, and shall cause each Subsidiary to, execute and deliver to the Agent and the Lenders such further instruments and do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent to carry out more effectively the provisions and purpose of this Agreement and the other Loan Documents.

ARTICLE 8

EVENTS OF DEFAULT

8.1           Events of Default.

“Event of Default” wherever used herein means any one of the following events (whatever the reason for such Event of Default, whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental instrumentality):

8.1.1  Failure to Pay Principal or Reimbursement Obligations.  If the Borrower shall fail to make any payment of (a) the principal of the Loans on the dates when the same shall become due and payable, whether at stated maturity or at a date fixed for any installment or prepayment thereof or otherwise or (b) reimbursement obligations in respect of Letters of Credit on the dates when the same shall become due and payable, it being understood that the failure to pay such reimbursement obligations shall not constitute an Event of Default to the extent an RC Loan is deemed made in respect of Available RC Commitment under Subsection 2.1.2 (Reimbursement Obligations) in payment of such reimbursement obligations; or

8.1.2  Failure to Pay Interest, Fees, Etc.  If the Borrower shall fail to make any payment of interest on the Loans, the Commitment Fees, or any other amounts owing hereunder (other than principal of the Loans and reimbursement obligations in respect of Letters of Credit) on the dates when such interest, Commitment Fees or other amounts shall become due and payable, and such failure continues for more than two (2) Business Days; or

8.1.3  Cross-Default to Indebtedness.  (a) If the Borrower or any of its Subsidiaries shall default (as payor or guarantor or other surety) in the payment of any Indebtedness (other than obligations which are covered in Subsections 8.1.1 (Failure to Pay Principal or Reimbursement Obligations) and 8.1.2 (Failure to Pay Interest, Fees, Etc.)) and the underlying obligation with respect to which a default has occurred aggregates Two Million Dollars ($2,000,000) or more or could result in a required payment of Two Million Dollars ($2,000,000) or more or is a default under the Second Lien Facility, or (b) if any event shall occur or condition shall exist in respect of any Indebtedness referred to in clause (a) which would permit, or shall have caused, the acceleration of the payment, time for payment or maturity of any such Indebtedness; or

8.1.4  Bonding Arrangements.  (a) If any claims, individually in excess of $1,000,000 or in the aggregate, in excess of $5,000,000, shall be paid by any surety under any Bonding Arrangement or (b) if an event of default shall occur or exist under any Bonding Arrangement or any other event or condition shall occur or exist (including any claim paid under any Bonding Arrangement whether or not it constitutes an Event of Default under clause (a) above) that would entitle the surety under any Bonding Arrangement (with the giving of notice or passage of time or both) to take action against any of the Collateral; or

8.1.5  Cross-Default to Material Contracts.  Except as otherwise specified in Subsection 8.1.4 (Bonding Arrangements), if the Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition, of any Material Contract, which default results in or could reasonably be expected to result in a required payment of Three Million Dollars ($3,000,000) or more or results in or could reasonably be expected to result in a Material Adverse Change, unless the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP; or

8.1.6  Other Cross-Defaults.  If the Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition, except obligations and conditions which are covered in Subsections 8.1.1 (Failure to Pay Principal or Reimbursement Obligations), 8.1.2 (Failure to Pay Interest, Fees, Etc.), 8.1.3 (Cross Default to Indebtedness), 8.1.4 (Bonding Arrangements) and 8.1.5 (Cross Default to Material Contracts), whether now or hereafter incurred, which default results in or could result in a required payment of Two Million Dollars ($2,000,000) or more or results in or could result in a Material Adverse Change, unless the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the  Borrower or such Subsidiary to the extent required by GAAP; or

8.1.7  Misrepresentations.  If any representation or warranty made by any Loan Party in this Agreement or in any other Loan Document, shall be false or misleading in any material respect when made or, pursuant to Subsection 3.2.5 (Method of Certifying Certain Conditions), deemed made; or

8.1.8  Certain Covenant Defaults.  If there shall occur a default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to any of (a) Subsections 5.1.1 (Delivery of Monthly Financial Report) through 5.1.5 (SEC Filings, Etc.), Subsection 5.1.8 (Field Examinations) and Section 5.2 (Notice of Defaults) of Article 5 (Reporting Requirements and Notices), (b) Article 6 (Financial Covenants), or (c) Sections 7.1 (Indebtedness) through 7.11 (Payment of Taxes and Claims), 7.14 (Insurance), 7.17 (Inspection), 7.19 (Type of Business) through 7.24 (Limitations on Certain Restrictive Provisions), and 7.31 (Post Closing Covenants) of Article 7 (Business Covenants); or

8.1.9  Other Covenant Defaults.  If there shall occur any default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to the provisions of this Agreement, other than as provided in Subsections 8.1.1 (Failure to Pay Principal or Reimbursement Obligations), 8.1.2 (Failure to Pay Interest, Fees, Etc.) and 8.1.8 (Certain Covenant Defaults), or any other Loan Documents, and, if capable of being remedied, such default shall continue unremedied for 45 days after the commencement of such default; provided, however, that, no such default under Section 7.26 (Environmental Matters) shall constitute an Event of Default unless such default, singly or in the aggregate with all other defaults under said Section 7.26, could reasonably be expected to result in an Environmental Material Adverse Change: or

8.1.10  Validity of Loan Documents; Security.  If the validity of this Agreement or any of the other Loan Documents shall have been challenged or disaffirmed by or on behalf of any of such parties thereto; or if any lessor of Material Real Property shall challenge the right of the Agent to any Collateral purported to be subject to the Lien in favor of the Agent; or if, other than as a direct result of any action of the Agent, the Issuing Bank or the Lenders, any Liens created or intended to be created by any of the Loan Documents shall at any time cease to be valid and perfected first priority Liens in favor of the Agent (for the benefit of the Secured Parties), subject to no equal or prior Liens except Permitted Liens; or if any material covenant, agreement or obligation of any Loan Party contained in or evidenced by any of the Loan Documents shall cease to be enforceable in accordance with its terms; or if any Loan Document shall be cancelled, terminated, revoked or rescinded without the express prior written consent of the Majority Lenders or other applicable Lenders; or if any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any material covenant, agreement or obligation of any Loan Party under any Loan Document is illegal, invalid or unenforceable; or

8.1.11  Custody or Control of Assets.  If custody or control of any substantial part of the property of the Borrower or any of its Subsidiaries shall be assumed by any Governmental Authority or any court of competent jurisdiction, or any other Person at the insistence of any Governmental Authority or any court of competent jurisdiction; or

8.1.12  Discontinuance of Business.  If the Borrower or any of its Subsidiaries shall suspend or discontinue its business or any line thereof except, in the case of any of such Subsidiaries, pursuant to a dissolution or merger of such Subsidiary permitted by the terms of this Agreement, and, in the case of the suspension or discontinuance of any such line of business, such suspension or discontinuance results in a Material Adverse Change; or

8.1.13  Insolvency.  (a) If the Borrower or any of its Subsidiaries shall (i) make an assignment for the benefit of creditors or a composition with creditors, (ii) generally not be paying its debts as they mature, (iii) admit its inability to pay its debts as they mature, (iv) file a petition in bankruptcy, (v) become insolvent (howsoever such insolvency may be evidenced), (vi) be adjudicated insolvent or bankrupt, (vii) petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property or assets, or (viii) commence any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (b) if there shall be commenced against the Borrower or any of its Subsidiaries any such proceeding and the same shall not be dismissed within 60 days or an order, judgment or decree approving the petition in any such proceeding shall be entered against the Borrower or any of its Subsidiaries; or (c) if the Borrower or any of its Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors, or any of them, or shall have made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (d) if the Borrower or any of its Subsidiaries shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint; or

8.1.14  Material Adverse Change.  If there shall occur or be threatened any event, or if there shall exist any fact or condition, including, without limitation, any loss, revocation, reduction or other impairment of any Governmental License, which could result in a Material Adverse Change; or

8.1.15  Judgments.  If any final judgment or judgments or non-appealable assessment or assessments for the payment of money in excess of Two Million Dollars ($2,000,000) in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and such judgment remains either unstayed or unsatisfied for a period of 30 days or more; or

8.1.16  Change of Control.  If there shall occur a Change of Control; or

8.1.17  Interest Rate Protection Agreements; Stabler Letters of Credit.  If at any time that the Borrower or any of its Subsidiaries is a party to any Interest Rate Protection Agreement with any Swap Party, the Borrower or applicable Subsidiary shall default in any payment or performance of any obligations under any such Interest Rate Protection Agreement, regardless of the amount involved in such default or any default under the Stabler Letters of Credit; or

8.1.18  Intercreditor Agreement.  If the Intercreditor Agreement shall cease to be in full force and effect, enforceable in accordance with its terms, or if for any reason the Secured

Obligations shall fail to be secured by the Collateral on a basis that is senior to the collateral securing the Second Lien Facility.

8.2           Acceleration; Remedies.

8.2.1  Acceleration upon Insolvency.  Upon the occurrence of any event described in Subsection 8.1.13 (Insolvency), the entire unpaid principal balance of the Notes, and interest accrued and premium, if any, thereon, and any unpaid accrued Commitment Fees and all other amounts accrued hereunder or under the other Loan Documents, shall be immediately due and payable by the Borrower and the Commitments shall terminate without presentation, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower.

8.2.2  Acceleration upon Other Defaults.  Upon the occurrence of any Event of Default other than any event described in Subsection 8.1.13 (Insolvency), or at any time thereafter if any Event of Default shall then be continuing, the Agent may (and shall if directed by the Majority Lenders) (a) by written notice to the Borrower, declare the entire unpaid principal balance or any portion of the principal balance of all or any of the Notes, and interest accrued and premium, if any, thereon and any unpaid accrued Commitment Fees and all other amounts accrued hereunder or under the other Loan Documents, to be immediately due and payable by the Borrower, and/or (b) terminate the Commitments.

8.2.3  Remedies in General.  In the event of acceleration pursuant to Subsection 8.2.1 (Acceleration upon Insolvency) or Subsection 8.2.2 (Acceleration upon Other Defaults), all principal and interest, premium, fees, and other amounts shall thereupon become and be immediately due and payable, without presentation, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower; and the Agent (acting directly or through appointment of one or more trustees of the Agent’s choosing) may proceed to protect and enforce its rights and those of the Issuing Bank and the Lenders under the Loan Documents in any manner or order it deems expedient without regard to any equitable principles of marshalling or otherwise.  In addition to all other rights hereunder or under Law, the Agent shall have the right to institute proceedings in equity or other appropriate proceedings for the specific performance of any covenant or agreement made in any of the Loan Documents or for an injunction against the violation of any of the terms of any of the Loan Documents or in aid of the exercise of any power granted in any of the Loan Documents or by Law or otherwise.  Further, the Agent shall be entitled to the appointment of a trustee or receiver for all or any part of the businesses of the Borrower or any of its Subsidiaries, which trustee or receiver shall have such powers as may be conferred by the appointing authority.  All rights and remedies given by this Agreement, the Notes and the other Loan Documents are cumulative and not exclusive of any of such rights or remedies or of any other rights or remedies available to the Agent, the Issuing Bank or any Lender, and no course of dealing between the Borrower or any of its Subsidiaries, on one hand, and the Agent, the Issuing Bank or any Lender, on the other hand, or any delay or omission in exercising any right or remedy shall operate as a waiver of any right or remedy, and every right and remedy may be exercised from time to time and as often as shall be deemed appropriate by the Agent.

8.3           Proceeds of Collateral.

Following an Event of Default and acceleration of the Obligations, the Agent shall apply proceeds of Collateral as follows:

First, to payment of that portion of the Secured Obligations constituting fees, expenses (including, without limitation, expenses relating to attorneys’ fees and other professionals’ fees), indemnities and other amounts due to the Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest and accrued and unpaid Commitment Fees or other fees, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Second” due to them;

Third, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and reimbursement obligations under Letters of Credit, ratably amongst the Lenders in proportion to the respective amounts described in this clause “Third” due to them;

Fourth, to payment of all other Secured Obligations, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Fourth” due to them; and

Fifth, to payment of the secured obligations arising under the Second Lien Facility; and

Finally, the balance, if any, after all of the Secured Obligations have been satisfied and the secured obligations under the Second Lien Facility have been satisfied, to the Borrower or its applicable Subsidiary or as otherwise required by Law.

For purposes of this Section 8.3, if there are Secured Obligations arising out of Interest Rate Protection Agreements, the Agent shall determine whether such obligations are most appropriately characterized as interest, principal, fees or other and shall add those obligations to the appropriate category above.  Any determination of the Agent in this regard shall be conclusive absent manifest error, provided, however, that the characterization of such obligations shall be the same with respect to all Secured Parties.  By way of example, the Agent may determine that (a) obligations such as the net amount of Settlement Amounts (as defined in the 1992 form of Master Agreement (Multicurrency — Cross Border) or the 1992 form of Master Agreement (Local Currency — Single Jurisdiction) published by the International Swaps and Derivatives Association or any successor forms) owing by the Borrower to the relevant Secured Party (as reduced by the net amount of Unpaid Amounts (as so defined), if any, or owing by the relevant Secured Party to the Borrower shall be treated, for purposes of this Section 8.3, as principal on the Loans, and (b) Unpaid Amounts, interest on Unpaid Amounts and interest on Settlement Amounts owing by Borrower to the relevant Secured Party shall be treated, for purposes of this Section 8.3, as interest.

ARTICLE 9

DEFINITIONS

9.1           Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified in this Section 9.1 unless the context otherwise requires.

Accepting Lenders: the meaning specified in Subsection 1.7.5 (Term Loan B Opt-Out).

Account Debtor:  the meaning specified for such term under the Uniform Commercial Code, but in any event shall include, but not be limited to, each Person obligated on an Account Receivable.

Account Receivable:  the meaning specified for “Account” under the Uniform Commercial Code and includes (a) retainages held under any contracts and (b) the rights to payment arising out of performed but unbilled work.

Accounting Month:  each “accounting month” as designated by the Borrower at the commencement of each fiscal year consisting of four or five weeks and ending on a Saturday, which day is generally the closest Saturday to the end of a calendar month.

Accumulated Funding Deficiency:  any accumulated funding deficiency as defined in Section 302(a) of ERISA.

Acquisition:  (a) any acquisition by the Borrower or any of its Subsidiaries of an interest in any other Person that shall then become Consolidated with the Borrower and its Subsidiaries in accordance with GAAP, or (b) any acquisition by the Borrower or any of its Subsidiaries of all or any substantial part of the assets of any other Person or of a division or line of business of any other Person, in any case, whether by purchase, lease, exchange, issuance of equity or debt securities, merger, reorganization or any other method; provided, however, any purchase of undeveloped land (or land on which no commercial enterprise is being conducted) that is treated as a Capital Expenditure shall not be deemed to be an “Acquisition.”

Actual Value:  with respect to an Operating Lease, the amount determined from time to time by taking the remaining term of the Operating Lease in months, dividing such number of months by the total number of months of the term of the Operating Lease, and multiplying the result by the original cost of the item which is subject to the Operating Lease.

Adjusted LIBOR:  the rate per annum (rounded upwards if necessary to the nearest one-hundredth of one percent) determined by the Agent to be equal to the quotient of (a) LIBOR, divided by (b) a number equal to 1.00 minus the Reserve Percentage.

Administrative Questionnaire:  an Administrative Questionnaire in a form supplied by the Agent.

Affiliate:  with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  For the avoidance of doubt, Rock Solid Insurance shall be deemed to be an Affiliate of the Borrower and its Subsidiaries.

Agent:  the meaning specified in the preamble to this Agreement.

Agreement:  this Second Amended and Restated Credit Agreement, as amended, restated, modified or supplemented from time to time.

Applicable Commitment Fee Rate:  the meaning specified in Subsection 1.11.1 (Commitment Fees).

Applicable Margin:  the meaning specified in Subsection 1.12.2 (Applicable Margin).

Applicable Percentage:  with respect to any Lender, the percentage obtained by dividing (x) the sum of the RC Commitment of such Lender (or, in the event the RC Commitment shall have been terminated, the then outstanding principal amount of such Lender’s RC Loans), plus the then outstanding principal amount of such Lender’s Term Loans, by (y) the sum of the RC Commitment of all Lenders (or, in the event the RC Commitment shall have been terminated, the then outstanding principal amount of the RC Loans of all Lenders), plus the then outstanding principal amount of the Term Loans of all Lenders.

Applicable Recapture Rate:  the meaning specified in Subsection 1.7.2 (Excess Cash Flow).

Approved Fund:  any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption:  an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Subsection 11.5.2 (Assignments by Lenders)), and accepted by the Agent, in substantially the form of Exhibit L or any other form approved by the Agent.

Available RC Commitment:  the meaning specified in Subsection 1.1.2 (Available RC Commitment).

Average Indebtedness:  for any period, means, (a) with respect to Indebtedness under the RC Commitment, the average daily outstanding principal amount of the RC Loans during such period and, (b) with respect to all other Indebtedness, including, without limitation,

Indebtedness in respect of the Pre-Qualification Line, the outstanding principal amount of such Indebtedness (or the equivalent amount for lease obligations) at the end of such period.

Base Rate:  the higher of (a) the variable per annum rate of interest so designated from time to time by the Agent as its prime rate (which rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer) and (b) the Federal Funds Rate plus one-half of one percent (½%).

Base Rate Loans:  Loans bearing interest at a rate equal to the Base Rate plus the Applicable Margin.

BCS Acquisition:  the acquisition by BCS LLC of (a) the real property located at 150 Gemcor Dr. in West Seneca, New York, consisting of approximately 8.7 acres.

BCS LLC:  Acme Land Acquisition, LLC, a single-member limited liability company formed by Buffalo Crushed Stone, Inc. to consummate the BCS Acquisition.

Bonding Arrangements:  indemnity agreements and other contracts, agreements and instruments entered into with any bonding company respecting construction contracts or other obligations or agreements of the Borrower or its Subsidiaries.

Borrower:  the meaning specified in the preamble to this Agreement.

Borrower Required Payment:  the meaning specified in Subsection 1.15.2 (Payments by Borrower; Presumptions by Agent).

Borrower Taxes:  (without duplication) (a) all Taxes payable by the Borrower and its Subsidiaries and (b) permitted Restricted Payments payable in respect of Taxes of the shareholders of the Borrower.

Borrowing Base:  at any time, an amount equal to the sum of (a) eighty-five percent (85%) of all Eligible Accounts Receivable of the Borrower and its Subsidiaries, plus (b) sixty percent (60%) of all Eligible Inventory of the Borrower and its Subsidiaries, valued in accordance with GAAP.

Borrowing Base Certificate:  a full and complete certificate in the form attached hereto as Exhibit M, certified as true, correct and complete by the Borrower’s Chief Executive Officer or Chief Financial Officer.

Business Day:  any day other than a Saturday, Sunday or day which shall be in the Commonwealth of Pennsylvania a legal holiday or day on which banking institutions are required or authorized to close.

Capital Expenditures:  for any period the sum of (without duplication) (a) all expenditures during such period for fixed or capital assets (including, but not limited to, the purchase, construction or rehabilitation of equipment or other physical assets) that are required to be capitalized under GAAP, whether or not financed, and (b) all expenditures during such period in respect of Synthetic Leases, for property, plant and equipment; provided, however, that the purchase price of any Permitted Acquisition shall not constitute a Capital Expenditure.

Capital Lease:  any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP, including Statement No. 13 of the Financial Accounting Standards Board.

Capital Lease Obligation:  with respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would in accordance with GAAP appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

Capital Stock:  any class of preferred, common or other capital stock, share capital or similar equity interest of a Person, including, without limitation, any partnership interest in any partnership or limited partnership and any membership interest in any limited liability company.

CERCLA:  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and all rules and regulations promulgated in connection therewith.

Change in Law:  the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control:

(a)           any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than the Detwiler Family, shall obtain ownership or control in one or more series of transactions of more than fifty percent (50%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or Persons performing similar functions; or

(b)           there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of $1,000,000 any “change in control” or “change of control” or similar term (as defined in such indenture or other evidence of Indebtedness) obligating the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

Clean-down Period:  the meaning specified in Subsection 1.5.3 (Clean-down Period).

Closing Date:  the meaning specified in Section 3.1 (Conditions to Effectiveness).

Closing Date Net Worth:  the Net Worth of the Borrower and its Subsidiaries, on a Consolidated basis, as of February 28, 2007, as set forth in the financial statements delivered pursuant to Subsection 5.1.3 (Delivery of Annual Financial Statements).

CNA Parties:  CNA Surety, and certain affiliates thereof that, from time to time, provide bonding services to the Borrower and/or its Subsidiaries.

Co-Lead Arrangers and Co-Lead Arranger:  M&T and National City, together and individually, in each case, so long as it is a Lender.

COBRA:  the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

Code:  the Internal Revenue Code of 1986, as amended, or its predecessor or successor, as applicable, and any Treasury regulations, revenue rulings or technical information releases issued thereunder.

Collateral:  all property of any sort in which any Loan Party has granted, or purported to grant, a security interest or other Lien pursuant to any of the Loan Documents.

Collateral Agency Agreement:  the meaning specified in Subsection 3.1.32 (Collateral Agency Agreement) hereof.

Commitments:  the collective reference to the RC Commitment, the Term Loan A Commitment and Term Loan B Commitment.

Commitment Fee:  the meaning specified in Subsection 1.11.1 (Commitment Fees).

Commitment Fee Base:  an amount at any time equal to (a) the amount of the RC Commitment less (b) the sum of the aggregate principal amount of outstanding RC Loans, the aggregate face amount of outstanding Letters of Credit (to the extent such face amount is undrawn) and any Unreimbursed Drawings in respect of Letters of Credit.  Outstanding Swing Loans shall not reduce the Commitment Fee Base.

Consolidated:  with respect to any Person and any specified Subsidiaries, refers to the consolidation of financial statements of such Person and such Subsidiaries and of particular items in such financial statements in accordance with GAAP.

Consolidating:  with respect to any Person and any specified Subsidiaries of such Person, refers to the separate presentation of financial statements of each such Person and its Subsidiaries in accordance with GAAP.

Cumulative Net Income:  as at any date of determination, Net Income after Borrower Taxes (but without deduction for any loss) of the Borrower and its Subsidiaries, on a

Consolidated basis, for the period commencing on March 1, 2007 and ending on such date of determination.

Default:  any condition or event which, with notice or lapse of time or both, would become an Event of Default.

Default Rate:  the meaning specified in Subsection 1.12.6 (Default Rate).

Designated Person: the meaning specified in Section 4.26 (Foreign Assets Control Regulations, Etc.).

Detwiler Family:  collectively, (1) Paul Detwiler and/or Dale Detwiler, (2) any spouse of Paul Detwiler or Dale Detwiler, (3) descendants, and spouses of descendants, of Paul Detwiler or Dale Detwiler, (4) any trust established for the benefit of one or more of the foregoing individuals (so long as the trustee of such trust is either a financial institution or similar fiduciary (or a trust officer at a financial institution or similar fiduciary) or one or more of the foregoing individuals), (5) any corporation, partnership, limited liability company or other entity that is 100% owned and controlled by one or more of the foregoing individuals and/or trusts, and (6) upon the death of any of the foregoing individuals, the personal representative, executor or administrator of such deceased individual’s estate.

Disqualified Stock:  with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable):  (a) matures or is mandatorily redeemable for any reason, (b) is convertible or exchangeable for Indebtedness or Disqualified Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part, in each case, on or prior to the first anniversary of the stated maturity of the Notes.

Dollars and $:  dollars in lawful currency of the United States of America.

EBITDAR:  for any Person for any period, the Net Income of such Person for such period plus the sum of the following (to the extent deducted in the computation of such Net Income and without duplication):  (a) depreciation expense and cost depletion; (b) amortization expense; (c) Interest Expense; (d) Borrower Taxes (but, if there is a net tax benefit, such tax benefit shall be deducted from Net Income in calculating EBITDAR); and (e) Synthetic Lease Expense and Operating Lease Expense.

Eligible Account Receivable:  an Account Receivable of a Person that is not outstanding for more than 120 days from its due date.

Eligible Assignee:

(a)           a Lender;

(b)           an Affiliate of a Lender;

(c)           an Approved Fund; and

(d)           any Person (other than a natural person) approved by (i) the Agent, (ii) in the case of any assignment of a RC Commitment, the Issuing Bank, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

Eligible Inventory:  all Inventory of a Person.

Employee Pension Plan:  any Plan which (a) is maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate and (b) is subject to Part 3 of Subtitle B of Title I of ERISA.

Environmental Indemnity Agreements:  the meaning specified in Subsection 3.1.10 (Second Amended and Restated Environmental Indemnity Agreements) hereof.

Environmental Laws:  any national, state or local law or regulation (including, without limitation, CERCLA, RCRA, OSHA and common law) enacted in connection with or relating to the protection or regulation of public or occupant health, safety or environment, including, without limitation, those laws, statutes, rules and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Substances, and any regulations issued or promulgated in connection with such statutes by any Governmental Authority and any opinions, orders, decrees or judgments issued by any court of competent jurisdiction or by any Governmental Authority in connection with any of the foregoing and all terms and conditions of all Governmental Licenses.

Environmental Material Adverse Change:  the following costs, expenses, obligations or liabilities of any nature, contingent (to the extent of the reasonable assessment of such contingent liability) or matured (collectively, “liabilities”), which, in the aggregate for all such liabilities incurred or to be incurred (to the extent not covered by Insurance or not previously paid), at any one time exceed or could reasonably be expected to exceed $5,000,000 or (to the extent not covered by insurance) during the term of this Agreement exceed or reasonably could be expected to exceed $10,000,000 or, if not reasonably capable of being designated as a monetary amount, results or could reasonably be expected to result in a Material Adverse Change:  liabilities arising out of the presence, use, treatment, storage, transportation, disposal, investigation, monitoring, cleanup or contribution related to any Hazardous Substances, or any Releases, in non-compliance with, or in violation of, any Environmental Laws, including liabilities under RCRA or CERCLA or any state analog to such statute.  For purposes of this Agreement, any conditions, actions and/or inactions which result or could reasonably be expected to result in a liability described in the preceding sentence shall be aggregated to the extent stated in the preceding sentence such that each reference in this Agreement to Environmental Material Adverse Change shall be considered together such that the $5,000,000 cap at any one time shall apply to the sum of all such conditions, actions and/or inactions as to which such liabilities exist or may exist at any one time and the $10,000,000 cap over the term of this Agreement shall apply to the sum of all such conditions, actions and/or inactions as to which such liabilities arise or may arise over the term of this Agreement, regardless of how or where the same are referenced.

ERISA:  the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder by the Department of Labor or PBGC.

ERISA Affiliate:  (a) any corporation included with the Borrower in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control with the Borrower within the meaning of Section 414(c) of the Code, and (c) any member of an affiliated service group of which the Borrower is a member within the meaning of Section 414(m) of the Code.

Eurodollar Deposits:  U.S. dollar-denominated deposits at foreign banks or foreign branches of American banks.

Event of Default:  the meaning specified in Section 8.1 (Events of Default).

Excess Cash Flow:  for any fiscal year, (a) EBITDAR, minus (b) Borrower’s Taxes, minus (c) Fixed Charges, minus (d) Non-Financed Capital Expenditures, minus (e) prepayments made pursuant to Subsection 1.6.3 (Voluntary Prepayments of Term Loans), in each case as determined for the Borrower and its Subsidiaries, on a Consolidated basis.

Excluded Key-Man Policies:  the cash surrender value on proceeds of any key-man life insurance policies on the lives of the shareholders of the Borrower party to the Stock Restriction and Management Agreement dated as of March 1, 1990 among the Borrower and such shareholders, if, and to the extent, that such agreement prohibits any other Liens on such policies.

Excluded Taxes:  with respect to the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Subsection 1.18.2 (Replacement of Lenders)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Subsection 1.17.5 (Status of Lenders), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Subsection 1.17.1 (Payments Free of Taxes) and (d) back-up withholding taxes.

Executive Order:  the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

Existing Credit Agreement:  the meaning set forth in the Background hereof.

Existing PA Mortgages:  the meaning specified in Subsection 3.1.8(a) (Mortgages) hereof.

Federal Funds Rate:  for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by the Agent.

Fee Mortgages:  the meaning specified in Subsection 3.1.8(b) (Mortgages) hereof.

First Offer: the meaning specified in Subsection 1.7.5 (Term Loan B Opt-Out).

Fixed Charge Coverage Ratio:  as of the end of any applicable fiscal quarter, the ratio of (1) EBITDAR minus (a) the lesser of (i) Non Financed Capital Expenditures for the four fiscal quarters then ending and (ii) the Maximum Capital Expenditures at such date minus (b) Borrower Taxes (including franchise taxes paid in cash and permitted Restricted Payments payable in respect of shareholder tax liability except that, in the calculation of the Fixed Charge Coverage Ratio for the period ending February 28, 2008, Restricted Payments in the amount equal to $3,079,820 made in April 2007 in connection with Borrower Taxes, shall not be deducted from EBITDAR) paid in cash to (2) Fixed Charges for the four fiscal quarters then ending.

Fixed Charges:  for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries: (a) Interest Expense paid in cash, (b) Scheduled Principal Payments, (c) Synthetic Lease Expense and Operating Lease Expense, in each case, paid in cash and (d) Restricted Payments representing distributions in excess of shareholder tax liability.

Foreign Lender:  any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Fronting Fee:  the meaning specified in Subsection 2.1.6 (Fees).

Fund:  any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP:  generally accepted accounting principles in the United States consistently applied, as in effect from time to time.

Governmental Authority:  the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Governmental License:  any permit, consent, approval, registration, license or authorization of, or issued by, any Governmental Authority required to own or operate a quarry or engage in any other Permitted Business.

Granting Lender:  the meaning specified in Subsection 1.16.2 (Special Purpose Funding Vehicle).

Guaranty:  as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another Person, including, but not limited to, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, but not limited to, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof.

Hazardous Substances:  any and all chemicals, pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety or the environment, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any Environmental Law (including, without limitation, petroleum products, asbestos, urea formaldehyde foam insulation, lead based paint and polychlorinated biphenyls and substances defined as Hazardous Substances under CERCLA).

Headquarters Lease:  the Amended and Restated Lease Agreement dated as of February 28, 2003 but effective as of February 15, 2001 between South Woodbury and the Borrower, with respect to the real property commonly known as 3912 Brumbaugh Road, New Enterprise, Pennsylvania 16664, as amended, modified or supplemented from time to time.

IEEPA:  the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq.

Indebtedness:  with respect to any Person (without duplication):

(c)           all indebtedness of such Person for borrowed money;

(d)           all obligations of such Person for the deferred purchase price of property or services (other than trade payables in the ordinary course of business where the purchase price for the property or services is payable and paid not more than ninety (90) days after the date of incurrence of the obligation in respect thereof);

(e)           all obligations of such Person evidenced by notes, bonds (other than obligations in respect of Bonding Arrangements under which no claims have been paid by the applicable surety), debentures or other similar instruments;

(f)            obligations in respect of Bonding Arrangements under which claims have been paid by the applicable surety;

(g)           all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) and all other indebtedness secured by a Lien on the property or assets of such Person;

(h)           all Capital Lease Obligations of such Person;

(i)            all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities;

(j)            all obligations in respect of Disqualified Stock or other obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of such Person or any warrants, rights or options to acquire such Capital Stock, which obligations shall be valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and, in the case of other such obligations, at the amount that, in light of all the facts and circumstances existing at the time of determination, can reasonably be expected to become payable;

(k)           all obligations of such Person under Interest Rate Protection Agreements;

(l)            a Guaranty of such Person other than any such Guaranty of obligations of any Subsidiary of such Person to the extent such obligations of such Subsidiary do not constitute Indebtedness;

(m)          all Indebtedness referred to in clauses (a) through (j) above secured by (or which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;

(n)           all payments required by such Person under non-compete agreements;

(o)           the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer that is liable for the obligations of the partnership or unincorporated joint venture (to the extent of such liability);

(p)           the Actual Value of any and all Operating Leases to which such Person is a party respecting property, plant and equipment; and

(q)           all obligations of such Person under Synthetic Leases and all other obligations of such Person that are the functional equivalent of the Indebtedness referred to in clauses (a) through (n) above.

Notwithstanding the foregoing definition, Indebtedness of the Borrower shall not include (a) any contingent obligations in respect of the put rights under the NESL Shareholders’ Agreement described on Schedule 4.1.2 hereto to the extent that such put rights do not require any payments to be made if the same would violate the provisions of this Agreement and are not in fact exercised or are to be funded out of the proceeds of any Excluded Key-Man Policies or (b) any obligations set forth on Schedule 4.29 in respect of the Amended and Restated Stabler Companies Inc. Performance Share Plan and the Amended and Restated Stabler Companies Inc. Non-Employee Director Deferred Compensation Performance Share Plan.

Indemnified Taxes:  Taxes other than Excluded Taxes.

Indemnitee:  the meaning specified in Subsection 11.13.2 (Indemnification by the Borrower).

Insurance:  commercial insurance but excluding Bonding Arrangements or other types of indemnification where the insured is responsible to reimburse the surety for claims paid or made.

Intellectual Property:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (b) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, and all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, (c) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common law rights related thereto, (d) all trade secrets arising under the laws of the United States, any other country or any political subdivision thereof, (e) all rights to obtain any reissues, renewals or extensions of the foregoing, (f) all licenses for any of the foregoing, and (g) all causes of action for infringement of the foregoing.

Intellectual Property Collateral Agreement:  the meaning specified in Subsection 3.1.7 (Amended and Restated Intellectual Property Collateral Agreement) hereof.

Intercreditor Agreement:  the meaning specified in Subsection 3.1.15 (Intercreditor Agreement).

Interest Expense:  for any period, the sum of (a) the amount of interest accrued on, or with respect to, Indebtedness for such period, including, without limitation, imputed interest on Capital Leases and imputed or accreted interest in respect of deep discount or zero coupon obligations, plus (b) the net amount payable under all Interest Rate Protection Agreements in respect of such period (or minus the net amount receivable under all Interest Rate Protection Agreements in respect of such period) plus (c) Commitment Fees payable during such period plus (d) Letter of Credit Fees payable during such period.  For purposes of calculating Interest Expense, it shall be assumed that any Guaranties constituting Indebtedness will require payments of interest, if any, in the amounts as called for in the underlying obligation which is the subject of the Guaranty.

Interest Period:  the meaning specified in Subsection 1.12.4 (LIBOR Election).

Interest Rate Protection Agreement:  (a) any agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, or any other similar agreement (including any option to enter into any of the foregoing), (b) any combination of the foregoing, or (c) any master agreement for any of the foregoing together with all supplements.

Inventory:  the meaning specified for such term under the Uniform Commercial Code.

Investment:  as applied to any Person, any direct or indirect purchase or other acquisition by such Person of Capital Stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business.  In any calculation of the value of an Investment, the following shall apply: (a) in the case of an Investment in cash, the value shall be the amount of such cash; (b) in the case of an Investment in the form of any asset other than cash, the value shall be the highest of the following values: (i) the most recent appraised value of such asset, if any, (ii) the book value of such asset, and (iii) in the case of an asset contributed to a joint venture, the value assigned to such asset by agreement (express or implied) of the joint venturers.  For the purposes of calculating the amount of any Investment made by the Borrower or any of its Subsidiaries (the “Investor”) in Rock Solid Insurance, such amount shall be:

(1)           with respect to any loan, advance or extension of credit made by any Investor to or in Rock Solid Insurance, an amount equal to the principal amount of such loan, advance or extensions of credit made to Rock Solid Insurance, directly or indirectly, by the Investor less the amount of any repayment or prepayment of such principal amount;

(2)           with respect to any equity investment made by any Investor in Rock Solid Insurance, the amount of any capital contribution made in Rock Solid Insurance, directly or indirectly, by the Investor or the purchase price paid to Rock Solid Insurance by any Investor in respect of any Capital Stock of Rock Solid Insurance issued by Rock Solid Insurance to the Investor less the amount of any dividend or stock repurchase received on account of any such equity investment; and

(3)           with respect to any letter of credit issued for the benefit of Rock Solid Insurance, the face amount of any such outstanding letters of credit.

Issuing Bank:  M&T, in its capacity as issuer of Letters of Credit hereunder, or such other Lender designated by the Borrower and acceptable to the Agent.

Joint Venture Lender:  a bank or other financial institution that provides financing to a Permitted Joint Venture (on a non-recourse basis with respect to any Loan Party) with respect to the operations of such joint venture and that, in connection with such financing, requires a pledge of equity of the Permitted Joint Venture to secure the Permitted Joint Venture’s obligations to it.

Law:  all common law and all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

Leasehold Mortgages:  the meaning specified in Subsection 3.1.8(c) (Mortgages) hereof.

Lender and Lenders:  the respective meanings specified in the preamble to this Agreement.

Lender Addendum:  an RC Lender Addendum, Term Loan A Lender Addendum and/or Term Loan B Lender Addendum, as applicable.

Lender Required Payment:  the meaning specified in Subsection 1.16.1 (Funding by Lenders; Presumption by Agent).

Letters of Credit:  any and all letters of credit issued pursuant to this Agreement.

Letter of Credit Fees:  the meaning specified in Subsection 2.1.6 (Fees).

Letter of Credit Sublimit:  the meaning specified in Subsection 2.1.1 (Commitment to Issue Letters of Credit).

Liberty Parties:  Liberty Mutual Insurance Company and certain affiliates thereof that, from time to time, provide bonding services to the Borrower and/or its Subsidiaries.

LIBOR:  the rate per annum as determined by the British Bankers Association 11:00 a.m. London Fixing on the basis of the offered rates for deposits in Dollars, for a period of time equal to the relevant Interest Period appearing on page 3750 on the Dow Jones Market Service (formerly known as Telerate) on the day that is two London Business Days preceding the commencement of such Interest Period; provided, however, if the rate described above does not appear on the Dow Jones Market Service (formerly known as Telerate) on any applicable interest determination date, then LIBOR shall be determined by the Agent in accordance with such other method as the Agent may reasonably use to determine LIBOR for other credit facilities.  In the event that the Agent is unable to determine LIBOR as provided above, it will be deemed that LIBOR cannot be determined.

LIBOR Loans:  Loans bearing interest at a rate equal to Adjusted LIBOR plus the Applicable Margin.

Lien:  with respect to any asset, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.  For the purposes of this Agreement and the other Loan Documents, Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

Loan Documents:  this Agreement, the Notes, the Security Agreement, the Subsidiary Suretyship, the Negative Pledge, the Pledge Agreement, the Intellectual Property Collateral Agreements, the Mortgages, the Environmental Indemnity Agreements, the Intercreditor Agreement, the Collateral Agency Agreement and any and all agreements, documents and instruments executed, delivered or filed pursuant to this Agreement, as the same may be amended, modified or supplemented from time to time.  For the sake of clarity, Interest Rate Protection Agreements and Letters of Credit are not Loan Documents, but obligations in respect thereof owing to Swap Parties (in the case of Interest Rate Protection Agreements) and the Issuing Bank and the Lenders (in the case of Letters of Credit) shall be secured by the Collateral.

Loan Parties:  the parties to this Agreement and any of the other Loan Documents, including, but not limited to, the Borrower, any Subsidiary of the Borrower, and any Management Shareholder that is a party to the Negative Pledge, but excluding the Agent, the Lenders, and the Issuing Bank.

Loans:  the amounts loaned to the Borrower pursuant to this Agreement.  Loans may be RC Loans, Swing Loans, or Term Loans.

London Business Day:  a day on which the relevant London interbank markets are open for dealings in Dollar deposits and, for all purposes hereunder other than determining LIBOR, is also other than a Saturday, Sunday or day which shall be in the Commonwealth of Pennsylvania a legal holiday or day on which banking institutions are required or authorized to close.

M&T:  the meaning specified in the preamble hereof.

Majority Lenders:  at any time, Lenders having greater than fifty percent (50%) of the Total Facility.  For purposes of this definition, “Total Facility” means, collectively, at any time (a) the RC Commitment (whether borrowed or not) and (b) the outstanding principal amount of the Term Loans, but shall exclude any RC Commitment or Term Loans of Lenders who have forfeited their right to vote under the terms of this Agreement.

Management Shareholders:  holders of Capital Stock of the Borrower who are employees of the Borrower or any of its Subsidiaries or who are otherwise involved in the management of the Borrower or its Subsidiaries or any spouse of any of the foregoing, where such Capital Stock shall be held jointly with such spouse.

Material Adverse Change:  any material adverse change in

(r)            the business, condition (financial or otherwise), operations, properties or prospects of (i) the Borrower, (ii) the Borrower and its Subsidiaries taken as a whole, or (iii) the Borrower or any of its Significant Subsidiaries, individually, if such change could result in the insolvency or dissolution (other than pursuant to a merger or dissolution permitted by this Agreement) of such Person or in the loss of control (by the current holder thereof) over such Person’s assets;

(s)           the binding nature, validity or enforceability of any of the Loan Documents;

(t)            the ability of the Borrower or any of its Material Subsidiaries to perform its obligations under any of the Loan Documents or Bonding Arrangements, in each case to which it is a party; or

(u)           the validity, perfection, priority or enforceability of the Liens granted to Agent in respect of the Collateral.

Material Contract:  (without duplication) (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability (contingent or otherwise) of or to any such Person in an amount in excess of $7,000,000 per annum (other than road building or other materials supply contracts the monetary liability of or to any such Person in respect of which is in an amount in excess of $15,000,000 per annum), (b) indemnity agreements with any bonding companies, or (c) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to result in a Material Adverse Change.

Material Real Property:  (a) any of the parcels of real property listed on Schedule 9.1A hereto, and (b) any other real property acquired or leased after the Closing Date by the Borrower or any Subsidiary thereof which (i) acquired property has a fair market value equal to or in excess of $3,000,000, or (ii) leased property, which requires rent and other payments to the landlord in an amount equal to or in excess of $500,000 per annum.

Material Subsidiary:  any direct or indirect Subsidiary of the Borrower that owns assets with a fair market value in excess of $3,000,000.

Maturity Date:  the later of the RC Maturity Date, the Term Loan A Maturity Date and the Term Loan B Maturity Date.

Maximum Capital Expenditures:  the amount set forth in Section 6.4 (Limitation on Capital Expenditures) for the fiscal year then ending.

Minimum Funding Standard:  means, for plan years beginning after 2007, the term “minimum funding standard” within the meaning of Section 302(a)(2)(A) or (B) of ERISA.

Month:  a period from and including a given day in a calendar month to the day in the subsequent calendar month numerically corresponding to such given day except that (a) if there is no numerical correspondent in such subsequent calendar month, or (b) if such given day is the last day of a calendar month, such day shall be the last day of such subsequent calendar month.

Mortgages:  the meaning specified in Subsection 3.1.8(c) (Mortgages) hereof.

Multiemployer Plan:  a multiemployer pension plan as defined in Section 3(37) of ERISA to which Borrower, any of its Subsidiaries or any ERISA Affiliate is or has been required to contribute.

National City:  the meaning specified in the preamble hereof.

Negative Pledge:  the meaning specified in Subsection 3.1.5(a) (Second Amended and Restated Negative Pledge and Pledge Agreement) hereof.

NESL II:  NESL II, LLC, a Pennsylvania limited liability company.

NESL Shareholders Agreement:  that certain Stock Restriction and Management Agreement dated as of March 1, 1990 among the Borrower and certain of its shareholders.

Net Income:  for any period, the aggregate net income (or loss) of the Borrower and its Subsidiaries for such period on a Consolidated basis determined in accordance with GAAP, provided, the following items (without duplication) shall be excluded from the calculation of Net Income:

(v)           items classified as extraordinary, nonrecurring or unusual gains, losses or charges, and the related tax effects, each determined in accordance with GAAP;

(w)          any non-cash write-up or write-down of assets;

(x)            the net income (but not loss) of any Subsidiary of the Borrower to the extent that the declaration of dividends, the making of intercompany loans or similar payments by that Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(y)           the net income of any Person, other than the Borrower or a Subsidiary of the Borrower, except to the extent of cash dividends or distributions paid to the Borrower or a Subsidiary of the Borrower by such Person;

(z)            any restoration to income of any contingency reserve subject to a maximum of $250,000 for any trailing twelve-month period; and

(aa)         income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued).

Net Proceeds:

(bb)         when used in respect of any sale or other disposition of assets or any casualty, condemnation or other recovery event by or with respect to the Borrower or any of its Subsidiaries, the gross proceeds received by such Person in cash (including payment in respect of deferred payment obligations but only when received in the form of cash), from such sale, disposition, casualty, condemnation, or recovery event less (i) all legal, accounting, title, recording and transfer tax expenses, commissions and other customary fees and expenses incurred and paid in cash, and all other federal, state, provincial and local taxes assessed and paid in cash, in connection therewith, (ii) the principal amount of, premium, if any, and interest on, any Indebtedness (other than the Loans) permitted by this Agreement which is secured by a Lien on the assets which are the subject of such sale, disposition, casualty, condemnation, or recovery event, which Lien is prior (and permitted under the terms of this Agreement to be prior) to the Lien granted to the Agent pursuant to the Loan Documents, and which Indebtedness is required to be repaid and is repaid in cash in connection with such event and (iii) amounts required to be held in an escrow or similar reserve account against any liabilities associated with such sale, disposition, casualty, condemnation or recovery event until such time as such amounts are released from the escrow or similar reserve account (at which time they shall be included as Net Proceeds); and

(cc)         when used in respect of the incurrence of Indebtedness or issuance of Capital Stock by the Borrower or any of its Subsidiaries, the gross proceeds received by such Person in cash from such incurrence or issuance less all legal expenses, commissions and other fees and expenses incurred and paid in cash in connection with the incurrence of such Indebtedness or issuance of Capital Stock.

Net Worth:  the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP.

Non-Financed Capital Expenditures:  all Capital Expenditures paid out of operating cash flow or the proceeds of the RC Loans.

Notes:  collectively, the promissory notes delivered by the Borrower to the Lenders (including any successors or assigns thereof) pursuant to this Agreement (including any amendments, modifications or supplements which may from time to time, be created in respect of such notes), and any replacement promissory notes issued in lieu of the foregoing.

NY Mortgages:  the meaning specified in Section 3.1.8 (Mortgages).

Obligations:  any and all indebtedness, obligations and liabilities of any type or nature, direct or indirect, absolute or contingent, related or unrelated, due or not due, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising or created of the Borrower, and/or any Subsidiary of the Borrower, and/or any other Person, to any Secured Party, represented by or incurred pursuant or relating to the Loan Documents.  Without limiting the generality of the foregoing, the term “Obligations” shall include, without limitation:

(dd)         principal of, and interest on the Loans and the Notes;

(ee)         any and all other fees, indemnities, costs, obligations and liabilities of the Borrower and its Subsidiaries from time to time under or in connection with the Loan Documents;

(ff)           all obligations of the Borrower owing to the Issuing Bank or any Lender under Letters of Credit or other debt instruments issued by the Issuing Bank or any Lender under the terms of this Agreement; and

(gg)         all amounts (including but not limited to post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or any of its Subsidiaries.

OFAC:  the U.S. Department of Treasury’s Office of Foreign Assets Control.

Officer’s Compliance Certificate:  a certificate in the form of Exhibit K hereto.

Operating Lease:  all leases that, in accordance with GAAP, including Statement No. 13 of the Financial Accounting Standards Board, would be classified as “operating leases” from the standpoint of the lessee and specifically excluding Capital Leases and Synthetic Leases.

Operating Lease Expense:  all expense related to Operating Leases.

Organizational Documents:  means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).

Original Closing Date: the date that the Original Closing Agreement closed and became effective, June 30, 2004.

Original Credit Agreement: the meaning set forth in the Background hereof.

OSHA:  the Occupational Safety and Health Act, 29 U.S.C. 651 et seq.

Other Taxes:  all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Participant:  the meaning assigned to such term in Subsection 11.5.4(a) (Participations) hereof.

PATRIOT Act:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act).

PBGC:  Pension Benefit Guaranty Corporation, or any governmental agency or instrumentality succeeding to the functions thereof.

Permitted Acquisitions:  (a) the BCS Acquisition, (b) the Stabler Acquisition or (c) an acquisition by the Borrower or any Subsidiary of the Borrower of the Capital Stock or all (or any substantial part for which audited financial statements or other financial information satisfactory to the Agent is available) of the assets or property of another Person (including by merger or consolidation or by incorporation of a new Subsidiary) for up to the fair market value of the Capital Stock or property or assets so acquired; provided that, in the case of clause (c) above:

(i)            the Capital Stock or property or assets acquired in such acquisition relates to a Permitted Business engaged in on the Closing Date;

(ii)           the representations and warranties made by the Borrower and its Subsidiaries in each Loan Document shall be true and correct in all material respects at and as of the date of such acquisition (as if made on such date after giving effect to such acquisition), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects at and as of such earlier date);

(iii)          in the case of an acquisition of the Capital Stock of another Person, the Capital Stock acquired shall constitute 100% of the total voting securities and economic ownership interest of the issuer thereof;

(iv)          the board of directors (or other comparable governing body) of the target shall have duly approved such acquisition;

(v)           no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such acquisition and the Borrower shall have delivered to the Agent no fewer than five (5) Business Days prior to the date of the proposed acquisition (or such shorter period as the Agent may approve in writing) a pro forma Officer’s Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis (with pro forma adjustments satisfactory to the Agent), (A) the Borrower shall be in compliance with all of the financial covenants set forth in Article 6 (Financial Covenants) as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such acquisition and the Agent shall have received the consolidated financial information of the type required under Subsections 5.1.2 (Delivery of Quarterly Financial Statements) and 5.1.3 (Delivery of Annual Financial Statements) for the most recent three fiscal years and most recent fiscal quarter, respectively, or, if such information is not available for such periods, then such periods as the Agent shall require and, (B) the Borrower shall be able to comply with the annual Clean-down Period;

(vi)          the Borrower will have minimum availability under the RC Commitment of not less than $50,000,000 upon giving effect to such acquisition;

(vii)         the aggregate consideration (whether paid in cash, notes or other assets) for all such acquisitions in any fiscal year shall not exceed an amount equal to $30,000,000;

(viii)        except in the case of the acquisition of the Specified Quarry Acquisition, the entity or line of business so acquired shall have generated Consolidated EBITDAR (computed in accordance with the definition thereof in this Section 9.1 (Definitions) for the entity or line of business so acquired) of not less than $500,000 for the period of four consecutive fiscal quarters which precedes or ends on the date of such acquisition;

(ix)           the Borrower shall have delivered to the Agent no fewer than five (5) Business Days prior to the date of the proposed acquisition (or such shorter period as the Agent may approve in writing), in form and substance reasonably satisfactory to the Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates and other documents reasonably requested by the Agent; and

(x)            after giving effect to such acquisition, substantially all of the property and assets acquired, or if it is an acquisition of Capital Stock of a Person, substantially all of the equity and property and assets of such Person, shall be pledged to the Agent pursuant to the Loan Documents.

Permitted Bonding Companies:  the St. Paul Parties, the Liberty Parties and other sureties that are at least substantially as credit worthy as the St. Paul Parties and Liberty Parties and that are recognized in the industry as providing bonding services that are at least substantially as favorable to construction companies as the St. Paul Parties and Liberty Parties; provided, however, that if and only if the Borrower delivers the intercreditor agreement of the type referred to in the definition of Surety Liens between the Borrower or any Subsidiary, on one hand, and (i) the CNA Parties, on the other hand, within 30 days of the Closing Date, CNA Parties shall be deemed a “Permitted Bonding Company” and (ii) the US Fidelity Parties, on the other hand, within 30 days of the Closing Date, US Fidelity Parties shall be deemed a “Permitted Bonding Company.”

Permitted Businesses:  the businesses conducted by the Borrower and its Subsidiaries (including Stabler and its Subsidiaries) as of the Closing Date and other businesses reasonably related to the foregoing.

Permitted Joint Ventures:  joint ventures consistent with past practice where (i) the aggregate amount of all Investments made in any single joint venture shall not exceed $5,000,000; and (ii) the outstanding amount of Investments in all joint ventures shall not exceed $10,000,000 in the aggregate at any one time.  Where the term “made” is used with respect to any Investment or Investments in a Permitted Joint Venture, it shall mean the amount of cash or other assets paid or contributed by the Borrower and its Subsidiaries in or to the Permitted Joint Venture, with such assets valued in accordance with the last sentence of the definition of “Investment” at the time of such payment or contribution.  When the term “outstanding” is used with respect to any Investment or Investments in Permitted Joint Ventures, it shall mean the aggregate of the outstanding amount of Investments in each Permitted Joint Venture.  The outstanding amount of the Investments in any Permitted Joint Venture shall be the excess of (A) the aggregate amount of the Investments made in such Permitted Joint Venture over (B) the aggregate amount of cash or other assets (valued in accordance with the last sentence of the definition of “Investment”) received by the Borrower or its Subsidiaries from the Permitted Joint Venture whether by way of dividend, distribution on liquidation or otherwise, but in no event shall the outstanding amount of the Investments in any Joint Venture be less than zero.

Permitted Lien:  the meaning specified in Subsection 7.2.1 (Liens; Licenses - In General) hereof.

Permitted Perfection Limitations:  the understanding that perfection of the Agent’s Lien on certain Collateral may be limited to the extent that the Collateral constitutes (a) deposit accounts not maintained with the Agent in compliance with Section 7.29 (Primary Operating Accounts), (b) motor vehicles to the extent that perfection is based on recording a Lien on the title to such motor vehicles, (c) any Account Receivable where the Account Debtor with respect thereto is a New York state or local government, or any department, agency or instrumentality thereof, to the extent adequate notice is required and not given under NY CLS Lien section 16, as such law may be amended from time to time, (d) real estate other than Material Real Property subject to a Mortgage, (e) as-extracted collateral arising from real estate other than Material Real Property subject to a Mortgage, (f) timber to be cut arising from real estate other than Material Real Property subject to a Mortgage to the extent that the value of such timber is less than $500,000 in any year, or (g) other assets that, individually or in the aggregate, have de minimus value.

Person:  any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Plan:  an “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA) or an “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Borrower, any of its Subsidiaries or any ERISA Affiliate (or any predecessor thereof) but excluding any Multiemployer Plan.

Plant and Quarry Assets:  any and all of the assets related to the plant and quarry operations of the Borrower and its Subsidiaries, as more fully described on Schedule 9.1C hereto.

Pledge Agreement:  the meaning specified in Subsection 3.1.5(b) (Second Amended and Restated Negative Pledge and Pledge Agreement) hereof.

Prepayment Amount: the meaning specified in Subsection 1.7.5 (Term Loan B Opt-Out).

Pre-Qualification Line:  an unsecured credit facility made available to the Borrower in an aggregate principal amount not to exceed $5,000,000 that is necessary or desirable to satisfy the prequalification requirements for contractors with respect to construction projects.

Prior Credit Agreement:  that certain Amended and Restated Credit Agreement dated as of April 19, 2002 among Borrower and certain of its Subsidiaries, as borrowers, each of the financial institutions party thereto, as lenders, and Wachovia Bank, National Association, as agent for such lenders, as amended, modified or supplemented from time to time through the Closing Date.

Product Group:  each of the following product lines of the Borrower and its Subsidiaries:  (1) Aggregates; (2) Hot Mix Asphalt Plants/Construction Laydown; (3) Ready Mixed; (4) Lime; (5) Construction Projects; (6) Concrete Projects; (7) Traffic Safety Products and (8) Other Businesses.

Prohibited Person:  any Person:

(hh)                          listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order;

(jj)                                  that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(kk)                            that is named as a “specially designated national (SDN)” or blocked person on the most current list published by OFAC at its official website:

http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list;

(ll)                                  that is covered by IEEPA or OFAC; or

(mm)                      that is an affiliate (including any principal, officer, immediate family member or close associate) of a Person described in one or more of clauses (a) — (e) of this definition of Prohibited Person.

Prohibited Transaction:  the meaning given to such term in Section 406 of ERISA, Section 4975(c) of the Code and any Treasury regulations issued thereunder.

Quarterly Payment Date:  the last Business Day of each February, May, August and November.

Recognition and Estoppel Agreement: the meaning specified in Subsection 3.1.8 (Mortgages).

RC Commitment:  the meaning specified in Subsection 1.1.1 (Commitment to Make RC Loans).

RC Credit Limit:  at any time, the lesser of (a) the RC Commitment at such time and (b) the amount of the Borrowing Base at such time.

RC Lender:  each Lender that executes and delivers a RC Lender Addendum to the Agent and each successor and assign thereof.

RC Lender Addendum:  a Lender Addendum in substantially the form attached hereto as Exhibit P-1.

RC Loans:  the meaning specified in Subsection 1.1.1 (Commitment to Make RC Loans) hereof.

RC Maturity Date:  the date that is on or about January 11, 2013, or such earlier date as the RC Commitment is terminated hereunder.

RCRA:  the Resource Conservation and Recovery Act of 1976, as amended, and any rules and regulations issued in connection therewith.

Register:  the meaning specified in Subsection 11.5.3 (Register) hereof.

Related Parties:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Release:  a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

Remedial Action:  actions necessary to comply with any Environmental Law or otherwise required by any Governmental Authority with respect to (a) the investigation, clean up, removal, treatment or handling Hazardous Substances in the indoor or outdoor environment; (b) the prevention of Releases or threats of Releases or minimization of further Releases of Hazardous Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) the performance of pre-remedial studies and investigations and post-remedial monitoring and care.

Reorganization:  any reorganization as defined in Section 4241(a) of ERISA.

Reportable Event:  with respect to any Employee Pension Plan, an event described in Section 4043(c) of ERISA.

Reserve Percentage:  the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

Restricted Payment:  (a)  any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, as the case may be, now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock (other than Disqualified Stock) of the Borrower or such Subsidiary, as the case may be;

(b)           any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, or of any warrants, rights or options to acquire any such shares or interests, except to the extent that the consideration therefor consists solely of shares of Capital Stock (other than Disqualified Stock) of the Borrower or such Subsidiary;

(c)           any sinking fund, other prepayment or installment payment on account of any shares of Capital Stock of the Borrower or any of its Subsidiaries;

(d)           any other payment, loan or advance to a shareholder or other equity holder of the Borrower or any Subsidiary of the Borrower whether in the capacity of such Person as a shareholder or otherwise, except salaries and other compensation, the payment of which is not otherwise restricted under the Loan Documents, paid in the ordinary course of business, consistent with past practice;

(e)           any forgiveness or release without adequate consideration by the Borrower or any Subsidiary of the Borrower of any Indebtedness or other obligation owing to the Borrower or such Subsidiary by a shareholder or other equity holder of the Borrower or a Subsidiary; or

(f)            any payment of principal, interest, fees or other amounts in respect of subordinated Indebtedness.

Return:  any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, or any amendment thereof.

Roaring Spring Lease:  the Lease Agreement by and between South Woodbury and the Borrower dated February 28, 2003, but effective January 1, 2001, with respect to certain real property located in the Borough of Roaring Spring, Pennsylvania, as amended, modified or supplemented from time to time.

Rock Solid Insurance: Rock Solid Insurance Company, a South Carolina corporation.

Scheduled Principal Payments:  for any period, the amount of all scheduled principal payments (including scheduled amortization and payments due at maturity), including the portion of scheduled payments under Capital Leases allocable to principal, of the Borrower and its Subsidiaries on a Consolidated basis in respect of Indebtedness during such period.  “Amount” of principal means such amount as was paid or payable.  With respect to any revolving credit, “Scheduled Principal Payments” shall include the amount of any scheduled reduction or termination of the commitment.

Seasonal Cushion:  ten million dollars ($10,000,000) at any time during the months of March, April, May and June.

Second Lien Administrative Agent:  the administrative agent under the Second Lien Credit Agreement.

Second Lien Credit Agreement:  that certain second lien credit agreement, dated on or about the date hereof, among the Borrower, the Second Lien Administrative Agent and the Second Lien Lenders described therein, as the same may be amended, restated, modified or refinanced from time to time consistent with the terms of the Intercreditor Agreement.

Second Lien Facility:  the senior secured second lien credit facility established pursuant to the Second Lien Credit Agreement, and all other notes, agreements, documents and certificates executed with or in favor of the Second Lien Administrative Agent and/or Second Lien Lenders in connection with the Second Lien Credit Agreement or any amendment, restatement, or modification to any related agreement permitted under the terms of the Intercreditor Agreement.

Second Lien Indebtedness:  means all Indebtedness under the Second Lien Facility in a principal amount not to exceed $85,000,000.

Second Lien Lenders:  means the lenders described in the Second Lien Credit Agreement including their successors and assigns as permitted thereunder.

Second Offer: the meaning specified in Subsection 1.7.5 (Term Loan B Opt-Out).

Secured Obligations:  collectively, (a) the Obligations, (b) any obligations under or arising out of Interest Rate Protection Agreements that have been or will be entered into with any Swap Party from time to time consistent with the terms of this Agreement, and (c) any obligations under or arising out of the Stabler Letters of Credit from time to time.

Secured Party:  the Agent, the Lenders, the Issuing Bank, the Indemnitees, the Swap Parties and all other Persons referred to in any of the Loan Documents as a beneficiary of the security interest granted therein and all other holders of Secured Obligations.

Security Agreement:  the meaning specified in Subsection 3.1.3 (Second Amended and Restated Security Agreement) hereof.

Significant Subsidiary:  any Subsidiary of the Borrower whose EBITDA is greater than 10% of the EBITDA of Borrower and its Subsidiaries, on a Consolidated basis, or whose assets comprised more than 10% of the total assets of Borrower and its Subsidiaries, on a Consolidated basis.

Solvent:  a condition of a Person on a particular date, whereby on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, but not limited to, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

South Woodbury:  South Woodbury, L.P., a Pennsylvania limited partnership.

Specified Quarry Acquisition:  the acquisition of three quarries in southeastern Pennsylvania and northern Maryland.

SPFV:  the meaning specified in Subsection 1.16.2 (Special Purpose Funding Vehicle).

St. Paul Parties:  St. Paul Fire and Marine Insurance Company, and certain affiliates thereof that, from time to time, provide bonding services to the Borrower and/or its Subsidiaries.

Stabler:  Stabler Companies Inc., a Pennsylvania corporation.

Stabler Acquisition:  the closing of the transaction whereby the Borrower acquires all of the issued and outstanding shares of common capital stock, having no par value and stated value of $0.10 per share (“SCI Stock”), of Stabler pursuant to the Stabler Purchase and Sale Agreement; provided, that it is consummated in accordance with Section 3.1.28 (Stabler Acquisition Consideration).

Stabler Construction Company:  Stabler Construction Company, a Pennsylvania corporation and a wholly-owned subsidiary of Stabler.

Stabler IDA Bonds: means all obligations of Stabler or any of its Subsidiaries in connection with the Indebtedness incurred in connection with the issuance of (1) the Berks County IDA Bond Series of 1998 (together with all amendments modifications, supplements and replacements thereof so long as the aggregate principal amount of the foregoing is not increased pursuant to such amendments, the “Berks County IDA”); (2) the Bradford County IDA Bond Series of 2000 (together with all amendments modifications, supplements and replacements thereof so long as the aggregate principal amount of the foregoing is not increased pursuant to such amendments, the “Bradford County IDA”); (3) the Union County IDA Bond Series of 2001 (together with all amendments modifications, supplements and replacements thereof so long as the aggregate principal amount of the foregoing is not increased pursuant to such amendments, the “Union County IDA”); and (4) the Susquehanna County IDA Bond Series of 2005 (together with all amendments modifications, supplements and replacements thereof so long as the aggregate principal amount of the foregoing is not increased pursuant to such amendments, the “Susquehanna County IDA”), all of which the Borrower will assume pursuant to the Stabler Purchase and Sale Agreement.

Stabler Indebtedness:  means the Stabler IDA Bonds together with the Stabler Letters of Credit.

Stabler Letters of Credit: means those certain letters of credit listed on Schedule 7.1(k) hereto and all amendments to, modifications to, replacements of and supplements to the foregoing issued by M&T from time to time so long as such amendments, modifications, replacements and/or supplements do not increase the aggregate face amount of the Stabler Letters of Credit.

Stabler Purchase and Sale Agreement:  that certain purchase and sale agreement executed in connection with the Stabler Acquisition by and among the Borrower, Stabler Companies Inc. and The Interim Foundation Under Item VII of the Will of Donald B. Stabler, Deceased, dated as November 26, 2007.

State Aggregates:  State Aggregates Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Stabler.

Subsidiary:  with respect to any Person (referred to in this definition as the “parent”),

(nn)         any other Person of which more than 50% of the issued and outstanding equity having ordinary voting power to elect a majority of the Board of Directors or other governing body is directly or indirectly owned or controlled by such parent, or

(oo)         any other Person which, in accordance with GAAP, is Consolidated with the parent.

Notwithstanding the foregoing, none of South Woodbury, NESL II, Rock Solid Insurance or any Permitted Joint Venture will be deemed to be a “Subsidiary” of Borrower.

For the sake of clarity, Stabler and each of its Subsidiaries acquired in connection with the Stabler Acquisition shall be treated as a Subsidiary of the Borrower as of the date of this Agreement and, among other things, each reference to the Borrower and its Subsidiaries in the conditions, representations and covenants shall be deemed to include Stabler and each Subsidiary of Stabler.  For the purposes of this Agreement, State Aggregates and Stabler Construction Company shall not be deemed Subsidiaries.

Subsidiary Suretyship:  the meaning specified in Subsection 3.1.4 (Second Amended and Restated Guaranty and Suretyship Agreement) hereof.

Surety Liens:  any and all Liens granted by the Borrower and/or its Subsidiaries, in favor of Permitted Bonding Companies that provide surety bonds for the Borrower and its Subsidiaries in the ordinary course of business so long as such Liens (a) secure only their obligations under Bonding Arrangements with such sureties, (b) encumber only assets relating to contracts supported by such Bonding Arrangements but specifically excluding Plant and Quarry Assets and (c) are subject to intercreditor agreements with terms and conditions, including standstill terms, acceptable to the Agent pursuant to which such Liens are expressly junior and subordinated to the Liens granted by the Borrower and its Subsidiaries in favor of the Agent to secure the Secured Obligations; provided, that any and all Liens granted by the Borrower and/or its Subsidiaries, in favor of (x) CNA Parties shall, within 30 days of the Closing Date, be (i) subject to provisions (a)

through (c) above, or (ii) terminated and replaced, if applicable, by Liens granted by the Borrower and/or its Subsidiaries, in favor of a Permitted Bonding Company in accordance with provisions (a) through (c) above, and (y) US Fidelity Parties shall, within 30 days of the Closing Date, be (i) subject to provisions (a) through (c) above, or (ii) terminated and replaced, if applicable, by Liens granted by the Borrower and/or its Subsidiaries, in favor of a Permitted Bonding Company in accordance with provisions (a) through (c) above.

Swap Party:  any party to an Interest Rate Protection Agreement that is a Lender or an Affiliate of a Lender (or at the time the applicable Interest Rate Protection Agreement was entered into was a Lender or an Affiliate of a Lender), provided that in the case of any such Affiliate, (a) the Agent shall have consented to such Person being a Swap Party (which consent shall not be unreasonably withheld or delayed) and (b) such Affiliate shall have executed and delivered to the Agent a joinder to this Agreement (in form and substance and within a time frame satisfactory to the Agent) agreeing to be bound by the provisions of this Agreement respecting the role of the Agent, including, without limitation, all exculpatory provisions and indemnification provisions, as if such Affiliate were a Lender hereunder and the obligations under the Interest Rate Protection Agreement were Obligations hereunder.

Swing Lender:  M&T, so long as it is a Lender, or if M&T is no longer a Lender, then a Lender designated by the Borrower and reasonably acceptable to the Agent.

Swing Loans:  the meaning specified in Subsection 1.3.1 (Swing Loan Advances) hereof.

Syndication Agent:  National City Bank, so long as it is a Lender.

Synthetic Lease:  any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

Synthetic Lease Expense:  all expense relating to a Synthetic Lease.

Taxes:  all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan A:  the meaning specified in Subsection 1.6.1 (Commitment for Term Loans) hereof.

Term Loan A Commitment:  the meaning specified in Subsection 1.6.1 (Commitment for Term Loans) hereof.

Term Loan A Lender:  each Lender that executes and delivers a Term Loan A Lender Addendum to the Agent and each successor and assign thereof.

Term Loan A Lender Addendum:  a Lender Addendum in substantially the form attached hereto as Exhibit P-2.

Term Loan A Maturity Date:  the date that is on or about January 11, 2013, or such earlier date as the Term Loan A is due and payable hereunder.

Term Loan B:  the meaning specified in Subsection 1.6.1 (Commitment for Term Loans) hereof.

Term Loan B Commitment:  the meaning specified in Subsection 1.6.1 (Commitment for Term Loans) hereof.

Term Loan B Maturity Date:  the date that is on or about January 11, 2013, or such earlier date as the Term Loan B is due and payable hereunder.

Term Loan B Lender:  each Lender that executes and delivers a Term Loan B Lender Addendum to the Agent and each successor and assign thereof.

Term Loan B Lender Addendum:  a Lender Addendum in substantially the form attached hereto as Exhibit P-3.

Term Loan B Opt-Out Lender: the meaning specified in Subsection 1.7.5 (Term Loan B Opt-Out).

Term Loan Lenders:  Term Loan A Lenders together with Term Loan B Lenders or, either, a “Term Loan Lender.”

Term Loans:  Term Loan A together with Term Loan B.

Total Leverage Ratio:  as of the end of any applicable fiscal quarter, the ratio of (a) Average Indebtedness for the four fiscal quarter period then ending to (b) EBITDAR for such four fiscal quarter period.

Transferee:  the meaning specified in Section 7.7.1 (Consolidations and Mergers) hereof.

Uniform Commercial Code:  the Uniform Commercial Code in effect on the date hereof and as amended from time to time, and as enacted in the Commonwealth of Pennsylvania.

Unreimbursed Drawings:  drawings made under Letters of Credit which, for any reason, have not been reimbursed by or on behalf of the Borrower, whether through borrowings of Loans hereunder or otherwise.

US Fidelity Parties:  United States Fidelity and Guaranty Company, and certain affiliates thereof that, from time to time, provide bonding services to the Borrower and/or its Subsidiaries.

Withdrawal Liability:  any withdrawal liability as defined in Section 4201 of ERISA.

9.2           Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 10

AGENCY

10.1         Appointment and Authority.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints M&T to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.  Without limiting the generality of the foregoing, the Lenders and the Issuing Bank hereby authorize the Agent (in its sole discretion):

(a)           in connection with the sale or other disposition of any asset included in the Collateral or all of the Capital Stock of any Subsidiary, to the extent undertaken in accordance with the terms of this Agreement, to release a Lien granted to it (for the benefit of the Secured Parties) on such asset or Capital Stock and/or to release such Subsidiary from its obligations hereunder;

(b)           to determine that the cost to the Borrower is disproportionate to the benefit to be realized by the Agent, the Lenders and the other Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower should not be required to perfect such Lien in favor of the Agent (for the benefit of the Secured Parties);

(c)           to appoint subagents to be the holder of record of a Lien to be granted to the Agent (for the benefit of the Secured Parties) or to hold on behalf of the Agent the Collateral or instruments relating thereto;

(d)           to enter into and perform its obligations under the other Loan Documents; and

(e)           to execute and deliver the agreements contemplated by Section 11.4 (Amendments, Waivers and Consents).

10.2         Rights as a Lender.

The Persons serving as the Agent or the Co-Lead Arrangers hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent or the Co-Lead Arrangers and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as the Agent or a Co-Lead Arranger hereunder in its individual capacity.  Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent or a Co-Lead Arranger hereunder and without any duty to account therefor to the Lenders.

10.3         Exculpatory Provisions.

The Agent and the Co-Lead Arrangers shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, neither the Agent nor the Co-Lead Arrangers:

(a)           shall be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing,

(b)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent or the Co-Lead Arrangers are required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Agent nor the Co-Lead Arrangers shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or such Co-Lead Arranger to liability or that is contrary to any Loan Document or applicable law, and

(c)           shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or the Co-Lead Arrangers or any of their Affiliates in any capacity.

The Agent and the Co-Lead Arrangers shall not be liable for any action taken or not taken by them (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.4 (Amendments, Waivers and Consents) and 8.2 (Acceleration; Remedies) or (ii) in the absence of their own gross negligence or willful misconduct.  Neither the Agent nor the Co-Lead Arrangers shall be deemed to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to it by the Borrower, a Lender or the Issuing Bank which notice states that it is a “Notice of a Default” or a “Notice of an Event of Default”.

Neither the Agent nor the Co-Lead Arrangers shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 (Conditions to Fundings and Issuances of Letters of Credit) or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it.  The Co-Lead Arrangers shall have no obligations, express or implied, hereunder or with respect to the Loan Documents or the credit facility provided hereby.

10.4         Reliance by Issuing Bank, Agent and Co-Lead Arrangers.

The Issuing Bank, Agent and each Co-Lead Arranger shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent and the Co-Lead Arrangers also may rely upon any statement made to them orally or by telephone and believed by them to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Issuing Bank, Agent and each Co-Lead Arranger may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5         Delegation of Duties.

The Agent may perform any and all of their duties and exercise their rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by them.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent or Co-Lead Arranger.

10.6         Resignation; Termination.

10.6.1  Resignation.  The Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may within the next 30 days on behalf of the Lenders and the Issuing Bank, after consultation with the Borrower, appoint a successor Agent meeting the qualifications set forth above, or if no Lender accepts such appointment, then the Agent may appoint any successor Agent that is an Eligible Assignee, provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective at the time specified above in accordance with such notice and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) provided, however, without limiting the Agent’s right to resign as aforesaid before any such resignation shall become effective, the Agent shall use commercially reasonable efforts to work with the Majority Lenders (and if no Event of Default shall have occurred and be continuing, the Borrower) to find a suitable replacement.

10.6.2  Termination.  The Agent may be terminated at any time with or without cause by the Majority Lenders.  Upon notice of any such termination, the Majority Lenders shall have the right to appoint from among the Lenders a successor Agent subject to the written consent of Borrower (which consent shall not be unreasonably withheld, delayed, or conditioned and which shall not be required if a Default or Event of Default shall then exist), unless none of the Lenders is willing to act as successor Agent hereunder, in which event Majority Lenders shall appoint a successor Agent, subject to the written consent of Borrower (which consent shall not be unreasonably withheld, delayed, or conditioned and which shall not be required if a Default or Event of Default shall then exist) which successor shall have minimum capital and surplus of at least $500,000,000.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the Majority Lenders give notice to the Agent of its termination, then such termination shall nonetheless become effective in accordance with such notice and the terminated Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on the behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the terminated Agent shall continue to hold such collateral security until such time as a successor Agent is appointed).

10.6.3  Successor Agent.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retired or terminated Agent, and the retired or terminated Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retired or terminated Agent’s resignation or termination hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 11.13 (Expenses; Indemnity; Damage Waiver) shall continue in effect for the benefit of such retired or terminated Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retired or terminated Agent was acting as Agent.  During any period that there shall not be a duly appointed and acting Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Agent as provided for above.

10.7         Non-Reliance on Agent and Other Lenders.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any Co-Lead Arranger or other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or the Co-Lead Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8         No Other Duties, Etc.

Anything herein to the contrary notwithstanding, (a) none of the Agent or the Issuing Bank shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except as specifically expressly set forth in this Agreement, and (b) none of the arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or the Issuing Bank hereunder.

10.9         Intercreditor Agreement; Collateral Agency Arrangement;

(a)           Each of the Lenders acknowledges that it has received a copy of the Intercreditor Agreement and that M&T and the Co-Lead Arrangers may be acting in multiple capacities under the Loan Documents and the Second Lien Facility and it waives any conflict of interest that may now exist or hereafter arise relating to such multiple capacities and specifically waives any rights to assert any claims against the Agent and the Co-Lead Arrangers in connection therewith.  Each Lender authorizes the Agent to execute, on its behalf, each of the Loan Documents, including the Intercreditor Agreement and all amendments, modifications, supplements and/or restatements thereto, subject to the limitations on amendments set forth in this Agreement.  Each Lender authorizes the Agent to take any and all actions as it may deem appropriate or to refrain from taking any and all actions as it may deem appropriate under or as contemplated by the Intercreditor Agreement and Loan Documents.  Without limiting the rights and powers of the Agent to take such actions or refrain from taking such actions, each Lender agrees that it will not oppose any action taken or omitted to be taken at the direction of the Majority Lenders, or that is otherwise supported by the Majority Lenders, (a) in any Insolvency or Liquidation Proceeding (as such term is defined in the Intercreditor Agreement) or (b) in connection with the enforcement by the Administrative Agent of any rights under the Loan Documents.

(b)           Each of the Lenders acknowledges that M&T may, now or hereafter, be acting as collateral agent with respect to the  NY Mortgages.  Each Lender waives any conflict of interest that may now exist or hereafter arise relating to M&T’s service as collateral agent under any collateral agency agreement and specifically waives any rights to assert any claims against the Agent and the Co-Lead Arrangers in connection therewith.  Each Lender agrees that in connection with M&T’s service as collateral agent under any collateral agency agreement, M&T shall be entitled to the rights and protections afforded to it as Agent hereunder, including the protections under Section 10.3 (Exculpatory Provisions).

10.10       Assignment of Credit Facility.

If any or all of the Indebtedness under this Agreement is refinanced at any time, the Lenders authorize the Agent to assign to any Person so refinancing any or all of such Indebtedness, the rights and obligations under the Loan Documents and take all actions related thereto as the Agent may deem appropriate.

ARTICLE 11

MISCELLANEOUS

11.1         Notices; Effectiveness; Electronic Communication.

11.1.1  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Subsection 11.1.2 (Electronic Communications)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(a)           if to the Borrower, to it at 3912 Brumbaugh Road, P.O. Box 77, New Enterprise, PA 16664, Attention of Mr. Paul I. Detwiler, III (Telecopier No. 814-766-4402; Telephone No. 814-776-2211) with a copy to Pepper Hamilton LLP, 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, PA 19103, Attention of Cary S. Levinson, Esquire (Telecopier No. 215-981-4750; Telephone No. 215-981-4091;

(b)           if to the Agent, to it at Manufacturers and Traders Trust Company, 301 W. Plank Road, Altoona, PA  16602, Attention of Robert L. Bilger (Telecopier No. 814-947-5908; Telephone No. 814-946-6761) with a copy to Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, PA 19103, Attention of Jill E. Bronson, Esquire (Telecopier No. 215-988-2757; Telephone No. 215-988-2665);

(c)           if to the Issuing Bank, to it at Manufacturers and Traders Trust Company, 301 W. Plank Road, Altoona, PA  16602, Attention of Robert L. Bilger (Telecopier No. 814-947-5908; Telephone No. 814-946-6761) with a copy to Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, PA 19103, Attention of Jill E. Bronson, Esquire (Telecopier No. 215-988-2757; Telephone No. 215-988-2665); and

(d)           if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Subsection 11.1.2 (Electronic Communications), shall be effective as provided in Subsection 11.1.2 (Electronic Communications).  In the event of a discrepancy between any telephonic and any written notice, the written notice shall control.  Any Lender giving any notice to the Borrower shall send simultaneously a copy of such notice to the Agent.

11.1.2  Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 1.16 (Mechanics of Payments; Lender Payments) or Subsection 2.1.7 (Participation by RC Lenders) if such Lender or the Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such section by electronic communication.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

11.1.3  Change of Address, Etc.  Any party hereto may change its address or telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

11.2         No Implied Waivers.

No failure or delay on the part of the Agent, the Issuing Bank or any Lender in exercising any right, power or privilege under the Loan Documents and no course of dealing between the Borrower or any of its Subsidiaries, on the one hand, and the Agent, the Issuing Bank or any Lender, on the other hand, shall operate as a waiver of any such right, power or privilege.  No single or partial exercise of any right, power or privilege under the Loan Documents precludes any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege.  The rights and remedies expressly provided in the Loan Documents are cumulative and not exclusive of any rights or remedies which the Agent, the Issuing Bank or any Lender would otherwise have.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of the Agent, the Issuing Bank or any Lender to take any other or further action in any circumstances without notice or demand.  Any waiver that is given shall be effective only if in writing and only for the limited purposes expressly stated in the applicable waiver.

11.3         Severability.

Every provision of the Loan Documents is intended to be severable.  If any term or provision of the Loan Documents shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.  Any invalidity, illegality or unenforceability of any term or provision of the Loan

Documents in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

11.4         Amendments, Waivers and Consents.

11.4.1  In General.  This Agreement and the other Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Agent with the consent of the Lenders as provided in this Subsection 11.4.1.  With the written consent of the Majority Lenders, the Agent may, on behalf of the Lenders, enter into agreements that modify, amend or supplement this Agreement or any other Loan Document, and with such consent, the Agent may waive compliance with any provision of any of the Loan Documents, all as referred to in this Subsection 11.4.1.  However, no such modification, amendment, supplement or waiver shall:

(a)           increase the maximum amount of the RC Commitment, the Term Loan A Commitment or the Term Loan B Commitment of any Lender without such Lender’s consent,

(b)           extend the RC Maturity Date, the Term Loan A Maturity Date, the Term Loan B Maturity date or any scheduled amortization or date for payment of interest on the Loans of any Lender, or the time for any scheduled payment of fees payable to any Lender, in each case without such Lender’s consent,

(c)           forgive the payment of any principal amount owing to any Lender or decrease the rate of interest applicable to the Loans of any Lender without such Lender’s consent, provided that the written consent of the Majority Lenders, rather than the consent of all Lenders, shall be sufficient to waive imposition of the Default Rate pursuant to Subsection 1.12.6 (Default Rate),

(d)           reduce the amount of the fees payable to any Lender under Subsection 1.11.1 (Commitment Fees) or other fees payable to any Lender, in each case without such Lender’s consent,

(e)           amend, modify or waive the provisions of this Section 11.4 or any provision herein providing for consent or other action by all Lenders without the consent of all Lenders,

(f)            amend or modify the definition of “Majority Lenders” without the consent of all Lenders,

(g)           release all or substantially all of the guaranties or all or substantially all of the Collateral that secures the Obligations without the consent of all Lenders; provided however, the Agent may without the consent of any Person release any guarantor or any Collateral granted pursuant to the Loan Documents and file UCC-3 termination statements or statements of amendment or take other appropriate action (i) as a court of competent jurisdiction may direct, (ii) in connection with a disposition (other than to the Borrower or any of its Subsidiaries) permitted under Subsection 7.7.2 (Sales and Other Dispositions) (it being understood that an amendment to Subsection 7.7.2 requires the consent of the Majority Banks) or as otherwise provided under the Loan Documents, or (iii) if, in accordance with this Agreement, cash proceeds from any sale or transfer of the Collateral are used to prepay outstanding sums due under this Agreement or are reinvested in the Borrower and its Subsidiaries, or

(h)           waive an Event of Default under Subsection 8.1.1 (Failure to Pay Principal or Reimbursement Obligations) or 8.1.2 (Failure to Pay Interest, Fees, Etc.) (other than in respect of the imposition of the Default Rate) after such Event of Default shall have occurred without the consent of all Lenders (but the Majority Lenders may direct the Agent to forbear under such circumstances).

11.4.2  Exception.  Notwithstanding the foregoing provisions of this Section 11.4 or anything to the contrary contained in this Agreement, any Lender that has requested that it not receive material, non-public information concerning the Borrower, and that is therefore unable or unwilling to vote with respect to an issue arising under this Agreement, will agree to vote, and will be deemed to have voted, its Commitment under this Agreement pro rata in accordance with the percentage of Commitments voted in favor of, and the percentage of Commitments voted against, any such issue under this Agreement.

11.5         Successors and Assigns.

11.5.1  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Subsection 11.5.2 (Assignments by Lenders), (b) by way of participation in accordance with the provisions of Subsection 11.5.4 (Participations) or (c) by way of pledge or assignment of a security interest subject to the restrictions of Subsection 11.5.6 (Certain Pledges) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Subsection 11.5.4 (Participations) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.5.2  Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(a)           except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment

(determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a RC Loan and RC Commitment, or $1,000,000, in the case of any assignment in respect of the Term Loans only, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(b)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned, except that this clause (b) shall not (i) apply to rights in respect of Swing Loans or (ii) prohibit any Lender from assigning all or a portion of its rights and obligations in respect to the RC Loans and RC Commitment on a non-pro rata basis with the Term Loans and vice versa;

(c)           any assignment of a RC Commitment must be approved by the Agent and the Issuing Bank unless the Person that is the proposed assignee is itself a Lender with a RC Commitment (whether or not the proposed assignee would otherwise qualify as an  Eligible Assignee); and

(d)           the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (in the aggregate per assignment except for assignment by a Co-Lead Arranger as to which there shall be no processing and recordation fee), and the Eligible Assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to Subsection 11.5.3 (Register), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Subsection 1.12.5 (Breakage), Section 1.13 (Increased Costs; Unavailability) and Section 11.13 (Expenses; Indemnity; Damage Waiver) with respect to the facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection 11.5.4 (Participations).

11.5.3  Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.5.4  Participations.

(a)           Any Lender may at any time, without the consent of, or notice to, the Agent or the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any Lender may furnish any information concerning the Borrower in its possession from time to time to prospective Participants, provided that such Lender shall require any such prospective Participants to agree in writing to maintain the confidentiality of such information as provided in Section 11.12 (Treatment of Certain Information; Confidentiality; Advertisement).

(b)           Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the matters specifically referred to in clauses (a), (b), (c), (d) and (g) of Section 11.4 (Amendments, Waivers and Consents) as such matters apply to such Lender.  Subject to Subsection 11.5.5 (Limitations upon Participation Rights), the Borrower agrees that each Participant shall be entitled to the benefits of Subsection 1.12.5 (Breakage) and Section 1.13 (Increased Costs; Unavailability) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.5.2 (Assignments by Lenders).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.10 (Right of Setoff) as though it were a Lender, provided that such Participant agrees to be subject to Subsection 1.15.5 (Sharing of Payments by Lenders) as though it were a Lender.

11.5.5  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 1.13 (Increased Costs; Unavailability) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 1.17 (Taxes) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Subsection 1.17.5 (Status of Lenders) as though it were a Lender.

11.5.6  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.5.7  Assignment of Mortgages.  Upon the termination of any commitment to make financial accommodations to the Borrower pursuant to the terms hereof and the receipt by the Secured Parties of cash in an amount sufficient to pay and satisfy in full all of the Secured Obligations, the Agent is authorized, in the name and on behalf of the Secured Parties, to assign and shall assign any Mortgages and the underlying debt to such lending institutions providing replacement financing arrangements to the Borrower and/or its Subsidiaries (and/or any administrative agent for such lending institutions) as the Borrower may request and pursuant to documentation satisfactory to the Agent (so long as such documentation expressly provides that such assignment is made without any representation or warranty of any kind and without recourse to any of the Secured Parties).

11.5.8.  Restrictions in Intercreditor Agreement.  Nothing in this Section 11.5 shall require the Agent to enter into any amendment to any Loan Document that is prohibited by the terms of the Intercreditor Agreement.

11.6         Calculations and Financial Data.

Except as otherwise provided in this Agreement, calculations under this Agreement shall be made and financial data and terms referred to in this Agreement shall be prepared and interpreted both as to classification of items and as to amounts in accordance with GAAP.

11.7         Descriptive Headings.

The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the provisions of this Agreement.

11.8         Governing Law; Jurisdiction; Etc.

11.8.1  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania (excluding the laws applicable to conflicts or choice of law).

11.8.2  Submission to Jurisdiction.  The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Commonwealth of Pennsylvania sitting in Philadelphia County and of the United States District Court of the Eastern District of Pennsylvania, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Pennsylvania state court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

11.8.3  Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Subsection 11.8.2 (Submission to Jurisdiction).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any right to bring any action or proceeding against (a) the Agent in any court outside the county of Philadelphia, Commonwealth of Pennsylvania, or (b) the Issuing Bank or any other Lender other than a state within the United States designated by the Issuing Bank or such Lender.

11.8.4  Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1 (Notices; Effectiveness; Electronic Communication).  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

11.9         Maximum Lawful Interest Rate.

If, at any time, the rate of interest, together with all amounts that constitute interest and that are reserved, charged or taken hereunder as compensation for fees, services or expenses incidental to the making, negotiating or collecting of the Loans, shall be deemed by a court of law with competent jurisdiction, a governmental agency or a tribunal to exceed the maximum rate of interest permitted to be charged by the Lenders to the Borrower under applicable Law, of if such interest, fees and expenses are in excess of the maximum amount permitted by applicable Law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of the unpaid principal amount due pursuant to this Agreement and the Notes.  As used in this Section 11.9, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law that results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

11.10       Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.  Each Lender and the Issuing Bank agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT TO SET-OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

11.11       Counterparts; Integration; Effectiveness; Electronic Execution.

11.11.1  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, any separate fee letters among the Borrower, the Agent or the Co-Lead Arrangers, or any of them (which survives closing of this Agreement), constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article 3 (Conditions Precedent to Fundings and issuance of Letters of Credit), this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties thereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11.2  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and

National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.12       Treatment of Certain Information; Confidentiality; Advertisement.

11.12.1  Confidentiality.  Each of the Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any Interest Rate Protection Agreement with any Lender or any of its Affiliates or any action or proceeding relating to this Agreement or any other Loan Document or any Interest Rate Protection Agreement with any Lender or any of its Affiliates or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  The Agent, the Lenders and the Issuing Bank further agree to use reasonable efforts to notify the Borrower of any required disclosure under clause (c) of this Subsection 11.12.1 as far in advance as is reasonably practicable under the circumstances in order to give the Borrower an opportunity to obtain appropriate relief or protection from a court of competent jurisdiction regarding such disclosure; provided, however that failure to use such efforts shall not subject the Agent, any Lender or the Issuing Bank to liability unless such failure was done in bad faith.

11.12.2  Information.  For purposes of this Section 11.12, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.12.3  Advertisement.  The Borrower hereby authorizes the Agent to publish the name of the Borrower and the amount of the financing evidenced hereby in any “tombstone” or comparable advertisement which the Agent elects to publish.  In addition, the Borrower agrees that the Agent may provide lending industry trade organizations with information necessary and customary (including, without limitation, the amount and type of facilities, the rates and counsel’s name) for inclusion in league table measurements after the Closing Date.  Without limiting the generality of the foregoing, the Borrower acknowledges and agrees to the disclosure by the Agent after the Closing Date of information relating to the Loans to Gold Sheets, and other similar bank trade publications, with such information to consist of deal terms consisting of (i) the Borrower’s name, (ii) principal loan amounts, (iii) interest rate, (iv) term length and (v) commitment fees and other fees to the Lenders in the syndicate, the identity of their attorneys and other information customarily found in such publications.

11.13       Expenses; Indemnity; Damage Waiver.

11.13.1  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Co-Lead Arrangers, the Syndication Agent and the Agent and their respective Affiliates (including, without limitation, the reasonable fees, charges and disbursements of counsel for such Persons and fees and time charges and disbursements for attorneys who may be employees of such Persons), in connection with the due diligence performed in connection with the transactions contemplated hereby, the syndication of the credit facilities provided for herein (excluding upfront fees paid to the Lender in connection with such syndication), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Co-Lead Arrangers, the Syndication Agent, the Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for such Persons and fees and time charges for attorneys who may be employees of such Persons), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

11.13.2  Indemnification by the Borrower.  The Borrower shall indemnify the Co-Lead Arrangers, the Syndication Agent, the Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee and fees and time charges and disbursements for attorneys who may be employees of any Indemnitee), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (a) any letter of interest, letter of intent or commitment letter or similar type of agreement related to the credit facilities provided for herein or any due diligence or negotiations in connection therewith, (b) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (c) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (d) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any of its Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, or any other environmental liability related in any way to the Borrower or any of its Subsidiaries, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

11.13.3  Reimbursement by Lenders.  To the extent that the Borrower fails to pay any amount required under Subsections 11.13.1 (Costs and Expenses) and 11.13.2 (Indemnification by the Borrower) to be paid by it to the Co-Lead Arrangers, the Syndication Agent, the Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Co-Lead Arrangers, the Syndication Agent, the Agent (or any such sub-agent), the Issuing Bank or its Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Co-Lead Arrangers, the Syndication Agent, the Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Co-Lead Arrangers, the Syndication Agent, the Agent (or any such sub-agent) or Issuing Bank in connection with such capacity.  The obligations of the Lenders under this Subsection 11.13.3 are subject to the provisions of Section 1.9 (Lenders’ Obligations Several).

11.13.4  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Subsection 11.13.2 (Indemnification by the Borrower) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.13.5  Payments.  All amounts due under this Section 11.13 shall be payable promptly after demand therefor.

11.14       Certification of Amounts.

The certification by the Agent, the Issuing Bank or a Lender of the amount of liabilities, losses, costs, expenses, claims and/or charges pursuant to Section 11.13 (Expenses; Indemnity; Damage Waiver) shall be conclusive if such amounts have been computed or reached in a reasonable manner.

11.15       Termination of Security; Partial Release of Security.

11.15.1  Termination of Security.  At such time as no Secured Party has any commitment to make financial accommodations to the Borrower pursuant to the terms hereof and all the Secured Obligations have been indefeasibly paid and performed in full, then the security provided for in the Loan Documents shall terminate, provided, however, that all indemnities of the Borrower and each other Loan Party contained in this Agreement or any other Loan Document shall survive and remain operative and in full force and effect regardless of the termination of such security.

11.15.2  Partial Release of Security.  Effective upon the closing of a disposition of any Collateral to any Person (other than the Borrower or any of its Subsidiaries) and the application of proceeds thereof in conformity with the provisions of this Agreement, and receipt by the Agent of a certification to such effect from the chief financial officer of the Borrower, the security interest granted under the Loan Documents in the Collateral so disposed of shall terminate and the Agent shall deliver such releases as may be appropriate, provided, however, the security interest granted under the Loan Documents in all remaining Collateral shall remain in full force and effect.

11.16       Intercreditor Agreement.  The rights and obligations hereunder are subject to the terms of the Intercreditor Agreement and in the event of an inconsistency the terms of the Intercreditor Agreement shall control.

11.17       Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the Borrower, the Agent, the Issuing Bank and the Lenders have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

NEW ENTERPRISE STONE & LIME CO., INC.

By:	/s/ Paul I. Detwiler, III
Name:	Paul I. Detwiler, III
Title:	Executive Vice President, Chief Financial
Officer and Secretary

[Signature page to Second Amended and Restated Credit Agreement]

MANUFACTURERS AND TRADERS TRUST COMPANY, in its capacity as the Agent, the Issuing Bank, the Swing Lender, a Co-Lead Arranger and a Lender

By:	/s/ Stephen A. Foreman
Name:	Stephen A. Foreman
Title:	Regional Executive

[Signature page to Second Amended and Restated Credit Agreement]

NATIONAL CITY BANK, in its capacity as a Co-Lead Arranger, the Syndication Agent and a Lender

By:	/s/ Kenneth S. Jamison
Name:	Kenneth S. Jamison
Title:	Senior Vice President

By:	/s/ Paul Hogan
Name:	Paul Hogan
Title:	Managing Director

[Signature page to Second Amended and Restated Credit Agreement]

List of Addenda (Exhibits and Schedules)

EXHIBITS

Exhibit A-1	Form of Second Amended and Restated RC Note (§1.10)
Exhibit A-2	Form of Term Loan A Note (§1.10)
Exhibit A-3	Form of Term Loan B Note (§1.10)
Exhibit A-4	Form of Second Amended and Restated Swing Note (§1.10)
Exhibit B	Form of Request for Advance (§1.4)
Exhibit C	Form of LIBOR Election (§1.12.4)
Exhibit D	Form of Second Amended and Restated Security Agreement (§3.1.3)
Exhibit E	Form of Second Amended and Restated Guaranty and Suretyship Agreement (§3.1.4)
Exhibit F-1	Form of Second Amended and Restated Negative Pledge (§3.1.5(a))
Exhibit F-2	Form of Second Amended and Restated Pledge Agreement (§3.1.5(b))
Exhibit G-1	Form of Fee Mortgage (New York) (§3.1.8(a))
Exhibit G-2	Form of Fee Mortgage (Pennsylvania) (§3.1.8(b))
Exhibit G-3	Form of Fee Mortgage (Illinois) (§3.1.8(b))
Exhibit H	Form of Leasehold Mortgage (§3.1.8(c))
Exhibit I	Form of Second Amended and Restated Environmental Indemnity Agreement (§3.1.10)
Exhibit J	Form of Intercreditor Agreement (§3.1.15)
Exhibit K	Form of Officer’s Compliance Certificate (§9.1)
Exhibit L	Form of Assignment and Assumption (§9.1)
Exhibit M	Form of Borrowing Base Certificate (§9.1)
Exhibit N	Form of Monthly Financial Report (§5.1.1)
Exhibit O	Form of Amended and Restated Intellectual Property Collateral Agreement (§3.1.7)
Exhibit P-1	Form of RC Lender Addendum
Exhibit P-2	Form of Term Loan A Lender Addendum
Exhibit P-3	Form of Term Loan B Lender Addendum

SCHEDULES

Schedule 1.1	RC Commitment
Schedule 1.6.1(A)	Term Loan A Commitment
Schedule 1.6.1(B)	Term Loan B Commitment
Schedule 2.1.1	Outstanding Letters of Credit Included in the Facility
Schedule 4.1.1	Organization and Qualification
Schedule 4.1.2	Equity Ownership
Schedule 4.3	Consents Regarding Remedies Under Mortgages
Schedule 4.4	Consents
Schedule 4.6	Inventory Locations
Schedule 4.7	Litigation
Schedule 4.9	Licenses; Intellectual Property
Schedule 4.11	Management Arrangements
Schedule 4.18	ERISA
Schedule 4.22	Environmental Compliance

Schedule 4.23	Labor Matters
Schedule 4.25	Indebtedness
Schedule 7.1(k)	Stabler Letters of Credit
Schedule 7.2	Liens
Schedule 7.3	Investments, Loans, Acquisitions, etc.
Schedule 7.14	Insurance
Schedule 9.1A	Material Real Property
Schedule 9.1C	Plant and Quarry Assets

TABLE OF CONTENTS

ARTICLE 1	THE LOANS		3

1.1	Revolving Credit Loans and RC Commitment		3

	1.1.1	Commitment to Make RC Loans	3

	1.1.2	Available RC Commitment	3

	1.1.3	Voluntary Commitment Reductions	4

	1.1.4	Determination of Borrowing Base	4

1.2	[RESERVED]		4

1.3	Swing Loans		4

	1.3.1	Swing Loan Advances	4

	1.3.2	Terms of Swing Loan Borrowings	4

	1.3.3	Participation by RC Lenders	5

	1.3.4	No Set-off, Etc.	5

	1.3.5	Certain Limitations	6

1.4	Borrowing Notice		6

1.5	Repayments of RC Loans and Swing Loans		7

	1.5.1	Repayments in Connection with Fluctuations in Borrowing Base	7

	1.5.2	Repayment in Connection with Commitment Reductions	7

	1.5.3	Repayment during Clean-down Period	7

	1.5.4	Repayment at Maturity	7

	1.5.5	Repayment in Connection with Certain Events	8

	1.5.6	Voluntary Prepayment	8

1.6	Term Loans		8

	1.6.1	Commitment for Term Loans	8

	1.6.2	Repayment of Term Loans	8

	1.6.3	Voluntary Prepayments of Term Loans	10

1.7	Mandatory Prepayments		11

	1.7.1	Issuance of Debt or Equity	11

	1.7.2	Excess Cash Flow	11

	1.7.3	Material Recovery Event	11

	1.7.4	Certain Asset Dispositions	12

1.8	Relationship among Mandatory and Other Prepayments and Commitment Reductions and Interest Rate Protection Agreements		13

	1.8.1	Relationship of Voluntary and Mandatory Prepayments to Scheduled Payments of Term Loans	13

	1.8.2	Relationship of Commitment Reductions and Prepayments to Interest Rate Protection Agreements	13

1.9	Lenders’ Obligations Several		13

1.10	Notes		14

1.11	Fees to Lenders		14

	1.11.1	Commitment Fees	14

	1.11.2	Letter of Credit Fees	14

	1.11.3	Other Fees	15

1.12	Interest		15

	1.12.1	Rates	15

	1.12.2	Applicable Margin	15

	1.12.3	Adjustments to Commitment Fee Rate and Applicable Margin	16

	1.12.4	LIBOR Election	16

	1.12.5	Breakage	17

	1.12.6	Default Rate	18

	1.12.7	Source of Funds	18

	1.12.8	Interest Due with Certain Repayments and Prepayments	18

1.13	Increased Costs; Unavailability		18

	1.13.1	Increased Costs Generally	18

	1.13.2	Capital Requirements	19

	1.13.3	Certificates for Reimbursement	19

	1.13.4	Delay in Requests	19

	1.13.5	Inability to Determine LIBOR	20

	1.13.6	Laws Affecting LIBOR Availability	20

1.14	Purpose		20

1.15	Mechanics of Payments: Borrower Payments		20

	1.15.1	Manner of Making Payments	20

	1.15.2	Payments by Borrower; Presumptions by Agent	21

	1.15.3	Disbursements from Agent to Lenders	21

	1.15.4	Authorization to Deduct Funds and Make Loans in Satisfaction of Obligations	21

	1.15.5	Sharing of Payments by Lenders	22

	1.15.6	Payments Due on Non-Business Days	22

1.16	Mechanics of Payments: Lender Payments		22

	1.16.1	Funding by Lenders; Presumption by Agent	22

	1.16.2	Special Purpose Funding Vehicle	23

1.17	Taxes		23

	1.17.1	Payments Free of Taxes	23

	1.17.2	Payment of Other Taxes by the Borrower	24

	1.17.3	Indemnification by the Borrower	24

	1.17.4	Evidence of Payments	24

	1.17.5	Status of Lenders	24

	1.17.6	Treatment of Certain Refunds	25

	1.17.7	Survival	25

1.18	Designation of a Different Lending Office; Replacement of Lenders		25

	1.18.1	Designation of a Different Lending Office	25

	1.18.2	Replacement of Lenders	26

ARTICLE 2	LETTERS OF CREDIT		27

2.1	Letters of Credit		27

	2.1.1	Commitment to Issue Letters of Credit	27

	2.1.2	Reimbursement Obligations	27

	2.1.3	Limitation on Amount	28

	2.1.4	Obligations Absolute	28

	2.1.5	Reliance by Issuing Bank	28

	2.1.6	Fees	28

	2.1.7	Participation by RC Lenders	29

	2.1.8	Standard of Conduct	29

	2.1.9	Cash Collateral Account	29

	2.1.10	Obligations Secured	30

ARTICLE 3	CONDITIONS TO EFFECTIVENESS AND FUNDINGS AND ISSUANCE OF LETTERS OF CREDIT		30

3.1	Conditions to Effectiveness		30

	3.1.1	Execution of this Agreement	30

	3.1.2	Notes	30

3.1.3	Second Amended and Restated Security Agreement	30

3.1.4	Second Amended and Restated Guaranty and Suretyship Agreement	30

3.1.5	Second Amended and Restated Negative Pledge and Pledge Agreement	31

3.1.6	Due Diligence	31

3.1.7	Amended and Restated Intellectual Property Collateral Agreement	31

3.1.8	Mortgages	31

3.1.9	Real Estate Due Diligence	33

3.1.10	Second Amended and Restated Environmental Indemnity Agreement	33

3.1.11	Bonding Arrangements	33

3.1.12	Payment of Fees and Costs	33

3.1.13	Second Lien Credit Facility	34

3.1.14	Financial Statements; Projections	34

3.1.15	Intercreditor Agreement	34

3.1.16	Consents and Approvals	34

3.1.17	Material Litigation	35

3.1.18	Material Adverse Change	35

3.1.19	Material Adverse Environmental Condition	35

3.1.20	Opinion of Counsel	35

3.1.21	Officer’s Certificate	35

3.1.22	Good Standing	35

3.1.23	Lien Searches	35

3.1.24	Insurance	36

3.1.25	Repayment of Existing Indebtedness	36

3.1.26	Stabler Acquisition Documentation	36

3.1.27	Stabler Purchase and Sale Agreement Conditions	36

3.1.28	Stabler Acquisition Consideration	36

3.1.29	Patriot Act	36

3.1.30	Corporate Proceedings	36

3.1.32	Collateral Agency Agreement	36

3.1.33	Other Requirements	37

	3.1.34	Lender Addenda	37

3.2	Requirements for Each Loan/Letter of Credit		37

	3.2.1	No Default	37

	3.2.2	Borrowing Notice/Request for Letter of Credit	37

	3.2.3	Representations and Warranties	37

	3.2.4	Method of Certifying Certain Conditions	37

ARTICLE 4	REPRESENTATIONS AND WARRANTIES		37

4.1	Status		38

	4.1.1	Organization and Qualification	38

	4.1.2	Stock Ownership	38

	4.1.3	Excluded Subsidiaries	39

4.2	Power and Authority; Enforceability		39

4.3	No Violation of Agreements; Absence of Conflicts		39

4.4	Recording, Enforceability and Consent		40

4.5	Lines of Business		40

4.6	Security Interest in Collateral		40

4.7	Litigation; Compliance with Laws		41

4.8	Condition of Property		42

4.9	Licenses; Intellectual Property		42

4.10	Title to Properties; Liens		43

4.11	Management Agreements		43

4.12	Financial Statements and Projections		43

	4.12.1	Financial Statements	43

	4.12.2	Undisclosed Liabilities	43

	4.12.3	Absence of Material Adverse Change	43

	4.12.4	Projections	43

4.13	Tax Returns and Payments; Other Fees		44

4.14	Fiscal Year		44

4.15	Federal Reserve Regulations		44

4.16	Investment Company Act		45

4.17	[Intentionally omitted.]		45

4.18	Compliance with ERISA		45

	4.18.1	Plans	45

	4.18.2	Favorable Determination Letters	45

	4.18.3	Compliance	45

	4.18.4	Absence of Certain Conditions	45

	4.18.5	Absence of Certain Liabilities	46

4.19	Accuracy and Completeness of Disclosure		46

4.20	Adequacy of Capital; Solvency		46

4.21	Absence of Restrictive Provisions		47

4.22	Environmental Compliance		47

4.23	Labor Matters		49

4.24	Brokers		49

4.25	Existing Indebtedness		49

4.26	Foreign Assets Control Regulations, Etc.		49

4.27	Borrowing Base Certificate		50

4.28	Material Contracts		50

4.30	Absence of Defaults		50

ARTICLE 5	REPORTING REQUIREMENTS AND NOTICES		50

5.1	Financial Data and Reporting Requirements; Notice of Certain Events		51

	5.1.1	Delivery of Monthly Financial Report	51

	5.1.2	Delivery of Quarterly Financial Statements	51

	5.1.3	Delivery of Annual Financial Statements	51

	5.1.4	Delivery of Officer’s Compliance Certificates	52

	5.1.5	SEC Filings, Etc.	52

	5.1.6	Annual Budget	52

	5.1.7	Borrowing Base Certificate	53

	5.1.8	Field Examinations	53

	5.1.9	Aging Reports	53

	5.1.11	Monthly Contracts in Progress Report	53

5.2	Notice of Defaults		54

5.3	Notice of Disputes and Other Matters		54

	5.3.1	Certain Litigation	54

	5.3.2	Conditions Affecting Collateral	54

	5.3.3	Information Respecting Second Lien Credit Agreement	54

	5.3.4	Material Adverse Change	55

	5.3.5	Representations and Warranties	55

	5.3.6	Intellectual Property	55

	5.3.7	Governmental Licenses	55

	5.3.9	Bonding Arrangement Claims	55

5.4	ERISA Notices		55

5.5	Miscellaneous		56

5.6	Authorization of Third Parties to Deliver Information		56

ARTICLE 6	FINANCIAL COVENANTS		56

6.1	Net Worth		56

6.2	Fixed Charge Coverage Ratio		57

6.3	Total Leverage Ratio		57

6.4	Limitation on Capital Expenditures		57

6.5	Limitation on Operating Lease Expense		58

6.6	Additional Provisions Respecting Calculation of Financial Covenants		58

BUSINESS COVENANTS			59

7.1	Indebtedness		59

	7.1.1	In General	59

	7.1.2	Limitation on Incurrence	60

7.2	Liens; Licenses		60

	7.2.1	In General	60

	7.2.2	Negative Pledge	61

7.3	Investments, Loans, Acquisitions, Etc.		62

7.4	Restricted Payments		63

	7.4.1	Intercompany	63

	7.4.2	Tax Expense Distributions	63

	7.4.3	Subordinated Debt	63

	7.4.4	Specified Transactions	63

	7.4.5	Other Restricted Payments	63

7.5	Corporate Separateness		64

7.6	Transactions with Affiliates		64

7.7	Mergers and Dispositions		64

	7.7.1	Consolidations and Mergers	64

	7.7.2	Sales and Other Dispositions	65

7.8	Management Arrangements		66

7.9	Existence		66

7.10	Compliance with Law		67

7.11	Payment of Taxes and Claims		67

7.12	Tax Consolidation		67

7.13	Compliance with ERISA		68

7.14	Insurance		69

7.15	Maintenance of Properties		69

7.16	Maintenance of Records; Fiscal Year		70

7.17	Inspection		70

7.18	Exchange of Notes		70

7.19	Type of Business		70

7.20	Issuance of Equity		71

7.21	Change in Documents		71

7.22	Payment of Subordinated Indebtedness; Second Lien Indebtedness		71

7.23	Compliance with Federal Reserve Regulations		71

7.24	Limitations on Certain Restrictive Provisions		72

7.25	Interest Rate Protection Agreements		72

7.26	Environmental Matters		72

7.27	Certain Obligations Respecting Subsidiaries		73

7.28	Real Property		74

7.29	Primary Operating Accounts		74

7.30	Compliance with Section 409A of the Code		74

7.31	Post Closing Covenants		75

	7.31.1	Real Estate Documentation	75

	7.31.2	Bank Accounts	75

7.32	Further Assurances		75

ARTICLE 8	EVENTS OF DEFAULT		75

8.1	Events of Default		75

	8.1.1	Failure to Pay Principal or Reimbursement Obligations	75

	8.1.2	Failure to Pay Interest, Fees, Etc.	76

	8.1.3	Cross-Default to Indebtedness	76

	8.1.4	Bonding Arrangements	76

	8.1.5	Cross-Default to Material Contracts	76

	8.1.6	Other Cross-Defaults	76

	8.1.7	Misrepresentations	77

	8.1.8	Certain Covenant Defaults	77

	8.1.9	Other Covenant Defaults	77

	8.1.10	Validity of Loan Documents; Security	77

	8.1.11	Custody or Control of Assets	77

	8.1.12	Discontinuance of Business	78

	8.1.13	Insolvency	78

	8.1.14	Material Adverse Change	78

	8.1.15	Judgments	78

	8.1.16	Change of Control	78

	8.1.17	Interest Rate Protection Agreements; Stabler Letters of Credit	78

	8.1.18	Intercreditor Agreement	79

8.2	Acceleration; Remedies		79

	8.2.1	Acceleration upon Insolvency	79

	8.2.2	Acceleration upon Other Defaults	79

	8.2.3	Remedies in General	79

8.3	Proceeds of Collateral		80

ARTICLE 9	DEFINITIONS		81

9.1	Defined Terms		81

9.2	Terms Generally		112

ARTICLE 10	AGENCY		112

10.1	Appointment and Authority		112

10.2	Rights as a Lender		113

10.3	Exculpatory Provisions		113

10.4	Reliance by Issuing Bank, Agent and Co-Lead Arrangers		114

10.5	Delegation of Duties		114

10.6	Resignation; Termination		115

	10.6.1	Resignation	115

	10.6.2	Termination	115

	10.6.3	Successor Agent	115

10.7	Non-Reliance on Agent and Other Lenders		116

10.8	No Other Duties, Etc.		116

10.10	Assignment of Credit Facility		117

ARTICLE 11	MISCELLANEOUS		117

11.1	Notices; Effectiveness; Electronic Communication		117

	11.1.1	Notices Generally	117

	11.1.2	Electronic Communications	118

	11.1.3	Change of Address, Etc.	119

11.2	No Implied Waivers		119

11.3	Severability		119

11.4	Amendments, Waivers and Consents		119

	11.4.1	In General	119

	11.4.2	Exception	120

11.5	Successors and Assigns		121

	11.5.1	Successors and Assigns Generally	121

	11.5.2	Assignments by Lenders	121

	11.5.3	Register	122

	11.5.4	Participations	122

	11.5.5	Limitations upon Participant Rights	123

	11.5.6	Certain Pledges	123

	11.5.7	Assignment of Mortgages	123

	11.5.8	Restrictions in Intercreditor Agreement	124

11.6	Calculations and Financial Data		124

11.7	Descriptive Headings		124

11.8	Governing Law; Jurisdiction; Etc.		124

	11.8.1	Governing Law	124

	11.8.2	Submission to Jurisdiction	124

	11.8.3	Waiver of Venue	124

	11.8.4	Service of Process	125

11.9	Maximum Lawful Interest Rate		125

11.10	Right of Setoff		126

11.11	Counterparts; Integration; Effectiveness; Electronic Execution		126

	11.11.1	Counterparts; Integration; Effectiveness	126

	11.11.2	Electronic Execution of Assignments	126

11.12	Treatment of Certain Information; Confidentiality; Advertisement		127

	11.12.1	Confidentiality	127

	11.12.2	Information	127

	11.12.3	Advertisement	127

11.13	Expenses; Indemnity; Damage Waiver		128

	11.13.1	Costs and Expenses	128

	11.13.2	Indemnification by the Borrower	128

	11.13.3	Reimbursement by Lenders	129

	11.13.4	Waiver of Consequential Damages, Etc.	129

	11.13.5	Payments	129

11.14	Certification of Amounts		130

11.15	Termination of Security; Partial Release of Security		130

	11.15.1	Termination of Security	130

	11.15.2	Partial Release of Security	130

11.17	Waiver of Jury Trial		130